    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1999


                                                      REGISTRATION NO. 333-88573

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                 AMENDMENT NO.1
                                       TO


                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------


                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
             (Exact name of Registrant as specified in its charter)


             DELAWARE                              6719                             52-2126573
   (State or other jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
of incorporation or organization)      Classification Code Number)            Identification Number)

                            510 L. STREET, SUITE 500
                            ANCHORAGE, ALASKA 99501
                                 (907) 297-3000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                          ---------------------------


                              MICHAEL E. HOLMSTROM
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                            510 L. STREET, SUITE 500
                            ANCHORAGE, ALASKA 99501
                                 (907) 297-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for services)


                          ---------------------------

                                   COPIES TO:

      MITCHELL S. PRESSER, ESQ.              WILLIAM P. ROGERS, JR., ESQ.
    WACHTELL, LIPTON, ROSEN & KATZ             CRAVATH, SWAINE & MOORE
        51 WEST 52(ND) STREET                     825 EIGHTH AVENUE
       NEW YORK, NY 10019-6150                 NEW YORK, NY 10019-7475
            (212) 403-1000                          (212) 474-1270

                          ---------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

                          ---------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. / /


                          ---------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION. DATED NOVEMBER 1, 1999.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

[LOGO]

                               10,000,000 Shares


                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.


                                  Common Stock
                                 -------------


    This is an initial public offering of shares of common stock of Alaska Communications Systems Group, Inc. All of the shares are being sold by Alaska Communications Systems Group.



    Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $13.00 and $15.00. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "ALSK".



    SEE "RISK FACTORS" ON PAGE 12 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.


                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------


                                                              Per Share      Total
                                                              ---------      -----
Initial public offering price...............................   $          $
Underwriting discount.......................................   $          $
Proceeds, before expenses, to Alaska Communications Systems
  Group.....................................................   $          $



    To the extent that the underwriters sell more than 10,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,500,000 shares from Alaska Communications Systems Group at the initial public offering price less the underwriting discount.


                               ------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on             , 1999.

                               ------------------

GOLDMAN, SACHS & CO.                                DONALDSON, LUFKIN & JENRETTE

             CIBC WORLD MARKETS

                           DEUTSCHE BANC ALEX. BROWN

                                         HAMBRECHT & QUIST

                               ------------------

                      Prospectus dated             , 1999.

[Inside front cover page images consist of: a map of Alaska displaying our "Local Telephone Exchanges" (including Anchorage, Fairbanks, Juneau, Kenai, Kodiak and Sitka) and our "Cellular coverage" and "Long Distance Originating Service" areas in Alaska (800 service is available statewide); the Alaska Communications Systems' brand logo; and a picture of the Anchorage, Alaska skyline and surrounding mountains intended to provide a view of the city that is home to our corporate headquarters.]

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  OUR BUSINESS

    We are the leading diversified, facilities-based telecommunications provider in Alaska, offering local telephone, wireless, long distance, data and Internet services to business and residential customers throughout the state. We are the only telecommunications provider in Alaska using its own network facilities to provide end-to-end communications services to its customers.

    LOCAL TELEPHONE. With over 320,000 access lines, representing 75% of the access lines in Alaska, we are the largest local exchange carrier in Alaska and the 15th largest in the U.S. We provide service to all of the state's major population centers, including Anchorage, Juneau and Fairbanks.

    WIRELESS. We are the largest and only statewide provider of wireless services in Alaska, currently serving over 70,000 subscribers. Our wireless network covers over 460,000 residents, including all major population centers and highway corridors. We are in the process of upgrading our network to be fully digital in all of our service areas by year-end 1999.

    LONG DISTANCE. We provide long distance and other interexchange services to approximately 26,000 customers primarily in Anchorage and intend to market these services statewide beginning in the first quarter of 2000. We recently migrated long distance traffic from leased circuits onto our own network infrastructure, which we believe will result in significant cost savings over time.

    DATA AND INTERNET. We are the third largest provider of Internet access services in Alaska, with approximately 16,000 customers. We also own 28.5% of the second largest Internet services provider in Alaska, with approximately 28,000 customers. We currently offer dedicated and dial-up Internet access to our customers and intend to offer digital subscriber line, or DSL, services by year-end 1999.

    In addition, we recently acquired a majority interest in a provider of wireless cable television services in our Anchorage and Fairbanks service areas and expect to expand our offering of wireless cable services using digital compression technology.


    Our telecommunications network includes over 485 miles of fiber optic cable, 176 switching facilities and a statewide cellular network. In addition, we recently purchased fiber capacity for high speed links within Alaska and for termination of traffic in the lower 48 states. We plan to continue enhancing our network to meet customer demand for increased bandwidth and advanced services.

    For the year ended December 31, 1998, on a pro forma basis, we would have had combined revenues of $281.6 million, operating income of $40.6 million, Adjusted EBITDA, as defined under "Summary Unaudited Pro Forma Combined Financial and Operating Data", of $106.1 million and a net loss of $17.3 million.


    We were formed in 1998 by Fox Paine & Company, LLC, members of the former senior management team of Pacific Telecom, Inc., and other experienced telecommunications industry executives. In May 1999, we acquired the Alaska telecommunications properties of Century Telephone Enterprises, Inc. and substantially all of the assets and liabilities of the Anchorage Telephone Utility, or ATU. Century's Alaska properties were the incumbent provider of local telephone services in Juneau, Fairbanks and more than 70 rural communities in Alaska and provided Internet services to customers statewide. ATU was the largest local exchange carrier in Alaska and provided local telephone and long distance services primarily in Anchorage and cellular services statewide. On October 28,1999, we changed our name from ALEC Holdings, Inc. to Alaska Communications Systems Group, Inc.

                            OUR BUSINESS OPPORTUNITY

    Alaska is characterized by its large geographic size, widely dispersed population and large distance between urban areas. Over 60% of the state's population resides in its three largest cities, Anchorage, Juneau and Fairbanks. Alaska lacks an effective ground transportation infrastructure, and many of the state's communities are accessible only by air or water. As a result, Alaskans are particularly dependent on telecommunications services to access resources and information unavailable in their communities. We estimate that Alaskan telecommunications businesses generated aggregate revenues of $1 billion in 1998.

    Alaska's income and demographic characteristics provide opportunities for significant growth of telecommunications services. Alaska has the highest median household income in the U.S. In addition, Alaskans pay no state personal income taxes and receive an annual per capita payment from the Alaska Permanent Fund. The population in Alaska has been growing at a compound annual rate of 1.3% over the last ten years, compared to 1.0% for the U.S. as a whole. The U.S. Census Bureau projects that Alaska's population will grow at a compound annual rate of 1.9%, as compared to 0.8% for the U.S. as a whole, through 2005.

    We believe that the outlook for growth in our businesses is favorable due to the fundamental demand for telecommunications, including:

    - continued demand for core telephone services and enhanced service offerings, such as voice mail and call waiting,

    - access line growth due to population growth and the demand for multiple lines,

    - increasing demand for wireless services and

    - DSL and Internet access growth due to higher business and consumer bandwidth needs for data and Internet services.

                             OUR BUSINESS STRATEGY

    As part of our business strategy, we intend to:

    LEVERAGE OUR NETWORK AND CUSTOMER BASE. Our competitive position as the leading diversified, facilities-based telecommunications provider in Alaska affords us a valuable opportunity to capitalize on the growing demand for communications services. In particular, we intend to:

        PROVIDE ONE-STOP COMMUNICATIONS SERVICES. We intend to offer a complete suite of telecommunications and data services, including:

      - local telephone,

      - wireless,

      - long distance and

      - data and Internet services.

        INCREASE PENETRATION OF ENHANCED SERVICES. We seek to achieve a higher penetration of high-margin enhanced services. Offered services include:

      - call waiting,

      - caller ID,

      - call forwarding and

      - voice mail.

        OFFER COMPLEMENTARY COMMUNICATIONS AND MEDIA SERVICES. We currently offer ISDN and other high-speed data services and intend to expand our service offerings to include:

      - DSL services by year-end 1999,

      - virtual private networks and

      - statewide Centrex services, such as four-digit dialing.

    PROVIDE SUPERIOR CUSTOMER SERVICE. We are committed to building strong customer relationships by providing high-quality customer care. We intend to increase customer loyalty and retention by:

    - improving call response times,

    - providing one-call customer solutions and

    - offering online customer account management services.

    BUILD THE LEADING COMMUNICATIONS BRAND IN ALASKA. Through future promotion of all of our service offerings under the "Alaska Communications Systems" brand name, we intend to take advantage of our statewide presence and centralized marketing to:

    - build superior brand awareness,

    - drive greater penetration of our products and services and

    - create higher demand for premium-priced branded services.

    REALIZE OPERATING EFFICIENCIES. We seek to realize significant operating efficiencies by:

    - eliminating duplicative overhead from our recent acquisitions,

    - investing in new cost-effective information technology and

    - creating an integrated, low cost network.

    PURSUE SELECTED STRATEGIC ACQUISITIONS. We intend to pursue selected investments in or acquisitions of:

    - local exchange carriers in Alaska and

    - entities whose businesses complement our existing product and service offerings.

                                  THE OFFERING


Shares of common stock offered..............................  10,000,000 shares
Shares of common stock outstanding after the offering.......  31,829,273 shares


                             ---------------------


Nasdaq National Market Symbol................  "ALSK"

Use of Proceeds..............................  We estimate that we will receive net proceeds from the offering of approximately $129.0
                                               million. We intend to use $26.5 million of
                                               the net proceeds to repay debt, including:

                                               -  $10.5 million to redeem a portion of our
                                                  senior discount debentures, including a
                                                  $1.2 million redemption premium, and

                                               -  $16.0 million of borrowings under our
                                                  revolving credit facility.

                                               We intend to use the balance of the net
                                               proceeds for capital expenditures, strategic
                                               investments and acquisitions, including
                                               acquisitions of access lines, and general
                                               corporate purposes. Depending on the timing
                                               of these expenditures, we may also use a
                                               portion of the proceeds to repay a portion of
                                               our outstanding term loans.

                                               This discussion of our use of proceeds
                                               assumes the effectiveness of an amendment to
                                               the credit agreement for our senior credit
                                               facility that we recently entered into with
                                               our senior lenders. If the amendment does not
                                               become effective, we will seek another
                                               amendment or continue to operate our business
                                               in a manner consistent with the credit
                                               agreement.

                                               The senior discount debentures, the senior
                                               credit facility and the amendment to the
                                               credit agreement are described under
                                               "Description of Indebtedness--The Senior
                                               Credit Facility" and "--The Alaska
                                               Communications Systems Group Senior Discount
                                               Debentures". Our use of proceeds is more
                                               fully described under "Use of Proceeds".

    The calculation of the shares outstanding after the offering is based upon the number of shares outstanding on November 1, 1999. The calculation of the shares outstanding after the offering does not include (1) 3,332,000 shares of common stock issuable upon exercise of outstanding options granted to our directors, officers, employees and consultants under the ALEC Holdings, Inc. 1999 Stock Incentive Plan and (2) approximately 828,000 shares of common stock that we expect to issue upon the cashless exercise of 828,261 outstanding warrants in connection with the offering. We also expect to have 2,650,000 shares of common stock reserved for issuance under the stock incentive, non-employee director compensation and stock purchase plans we intend to adopt in connection with the offering. These plans are described under "Management--Compensation of Directors--Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan", "--ALEC Holdings, Inc. 1999 Stock Incentive Plan", "--Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan" and "--Alaska Communications Systems Group, Inc. 1999 Employee Stock Purchase Plan". Also, the calculation of the shares outstanding after the offering assumes that the underwriters will not exercise the option granted by us to purchase up to 1,500,000 additional shares of common stock in the offering, as described under "Underwriting".

       SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL AND OPERATING DATA


    The following summary unaudited pro forma combined financial and operating data are based on the financial statements of Century's Alaska properties and ATU, as adjusted to illustrate the estimated effects of:

    - the acquisition in May 1999 of Century's Alaska properties,

    - the acquisition in May 1999 of ATU,

    - the purchase in June 1999 of fiber capacity for $19.5 million,

    - the financings entered into to complete these acquisitions and

    - the offering and the application of the net proceeds of the offering, as described under "Use of Proceeds",


as if they had occurred at the beginning of the periods presented with respect to the operating, financial and other data and on September 30, 1999 with respect to the balance sheet data.


    The summary unaudited pro forma combined financial and operating data do not purport to be indicative of what our financial position or results of operations would actually have been had these transactions been completed on the dates indicated, or to project our results of operations for any future period, and should be read in conjunction with "Unaudited Pro Forma Combined Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes which are included elsewhere in this prospectus.

    You should also keep the following points in mind as you read the table.


    - "Other income (expense)" includes the equity in losses of minority investments, which were $2,945,000 for the year ended December 31, 1998 and $1,452,000 for the nine months ended September 30, 1999.


    - Net cash data includes information from ATU's financial statements prepared according to governmental accounting standards. The differences between governmental accounting standards and the standards promulgated by the Financial Accounting Standards Board, and their impact on ATU's financial statements, are discussed in Note 1 to the financial statements of Municipality of Anchorage Telephone Utility Fund which are included elsewhere in this prospectus.

    - "EBITDA" is net income before interest expense, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of our operating performance or cash flows. EBITDA is included in this prospectus because management believes it is a useful financial performance measure for comparing companies in the telecommunications industry in terms of operating performance and ability to satisfy debt service, capital expenditure and working capital requirements.

    - "Adjusted EBITDA" for the year ended December 31, 1998 is EBITDA increased by:

        - the net effect of the elimination of one-time duplicative administrative charges resulting from Century's acquisition of Pacific Telecom, and the related loss of revenues, in the amount of $1,399,000,

        - unrealized access revenues in the amount of $417,000 that were not recovered in 1998 but are being recovered in 1999,

        - the net effect of reduced operating expenses, primarily leased circuit expenses, partially offset by higher maintenance expenses, that would have been experienced had the purchase of fiber capacity occurred on January 1, 1998, in the amount of $2,047,000 and

        - the equity in losses of minority investments, which were $2,945,000.


    - "Adjusted EBITDA" for the nine months ended September 30, 1999 is EBITDA:



        - increased by (1) $1,535,000 net cost savings related to the purchase of fiber capacity, (2) $7,695,000 of non-recurring expense and transaction costs associated with our acquisitions of Century's Alaska properties and ATU and (3) the equity in losses of minority investments, which were $1,452,000, and


        - decreased by $1,570,000 of revenues related to prior periods.


    - Operating cash flows would have been increased by $2,047,000 for the year ended December 31, 1998 and by $1,535,000 for the nine months ended September 30, 1999, had the purchase of fiber capacity occurred on January 1, 1998.

    - "Pro forma cash interest expense" is defined as interest expense exclusive of amortization of deferred financing costs.

    - "Access lines in service" includes all revenue producing lines connected to retail or wholesale customers.


                                                              YEAR ENDED        NINE MONTHS ENDED
                                                           DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                           -----------------   -------------------
                                                                   (DOLLARS IN THOUSANDS)
OPERATING DATA:
Operating revenues.......................................       $281,606             $221,346
Operating expenses.......................................        240,986              192,567
                                                                --------             --------
Operating income.........................................         40,620               28,779
Interest expense, net....................................        (55,356)             (43,073)
Other income (expense)...................................         (2,540)              (1,078)
                                                                --------             --------
Loss before income taxes.................................        (17,276)             (15,372)
Income tax expense (benefit).............................             --                 (174)
                                                                --------             --------
Net loss.................................................       $(17,276)            $(15,198)
                                                                ========             ========
OTHER FINANCIAL DATA:
Net cash provided by operating activities................       $ 52,308             $ 41,587
Net cash used by investing activities....................        (32,323)            (696,282)
Net cash provided by financing activities................        103,240              753,551
EBITDA...................................................         99,301               72,990
Adjusted EBITDA..........................................        106,109               82,102
Pro forma cash interest expense..........................         51,538               40,386
Capital expenditures.....................................         56,443               46,218
OTHER DATA (END OF PERIOD):
Access lines in service..................................        305,334              324,980
Cellular subscribers.....................................         66,572               70,856
Cellular penetration.....................................           14.5%                15.4%



                                                                AS OF SEPTEMBER 30, 1999
                                                            --------------------------------
                                                                              AS ADJUSTED
                                                              ACTUAL          FOR OFFERING
                                                               --------          --------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets............................................     $ 63,442          $175,027
Net property, plant and equipment.........................      428,596           428,596
Total assets..............................................      804,472           916,057
Current liabilities.......................................       51,921            41,921
Long-term debt including current portion..................      615,433           608,018
Stockholders' equity......................................      127,669           256,669

    SUMMARY HISTORICAL COMBINED FINANCIAL DATA--CENTURY'S ALASKA PROPERTIES

    The following table sets forth summary historical combined financial data of Century's Alaska properties. You should keep the following points in mind as you read the table.

    - We derived the summary historical combined financial data included in the table from the combined financial statements and the related notes of Century's Alaska properties, some of which are included elsewhere in this prospectus.

    - Century acquired its Alaska properties on December 1, 1997 as part of its acquisition of Pacific Telecom. This acquisition was accounted for as a purchase, resulting in a pushdown of $208.0 million of goodwill to Century's Alaska properties.

    - The data for the year ended December 31, 1997 represent the results of Century's Alaska properties for the first 11 months of the year, as owned by Pacific Telecom, and the last month of the year, as owned by Century.
    - The data include the results of the telephone operation of the City of Fairbanks from October 6, 1997, the date of its acquisition. This acquisition was accounted for as a purchase.

    - On December 31, 1997, the cellular operations of Fairbanks were sold to ATU.
    The summary historical combined financial data should be read in conjunction with "Selected Historical Combined Financial Data--Century's Alaska Properties", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and the related notes of Century's Alaska properties which are included elsewhere in this prospectus.

                                                                                                             THREE MONTHS
                                                                                                                 ENDED
                                                                 YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                  -----------------------------------------------------   -------------------
                                                    1994       1995       1996       1997       1998        1998       1999
                                                  --------   --------   --------   --------   ---------   --------   --------
                                                                            (DOLLARS IN THOUSANDS)
OPERATING DATA:
Operating revenues..............................  $ 69,402   $ 75,071   $ 80,773   $ 94,886   $ 124,509   $ 28,375   $ 31,361
Operating expenses..............................    52,795     55,506     60,518     70,356     104,595     23,990     25,451
                                                  --------   --------   --------   --------   ---------   --------   --------
Operating income................................    16,607     19,565     20,255     24,530      19,914      4,385      5,910
Interest expense, net...........................    (2,459)    (2,331)    (1,996)    (2,340)     (1,405)      (302)      (358)
Other income (expense)..........................     1,094     (1,020)       (33)      (245)        356        357         80
                                                  --------   --------   --------   --------   ---------   --------   --------
Income before income taxes......................    15,242     16,214     18,226     21,945      18,865      4,440      5,632
Income taxes....................................     5,962      5,713      6,737      8,482       9,218      2,214      2,709
                                                  --------   --------   --------   --------   ---------   --------   --------
Net income......................................  $  9,280   $ 10,501   $ 11,489   $ 13,463   $   9,647   $  2,226   $  2,923
                                                  ========   ========   ========   ========   =========   ========   ========
OTHER FINANCIAL DATA:
Net cash provided by operating activities.......  $ 22,510   $ 29,917   $ 34,589   $ 26,801   $  38,291   $ 11,025   $ 14,103
Net cash provided (used) by investing
  activities....................................   (21,151)   (19,587)   (20,611)   (16,833)    (26,664)     1,947     (2,339)
Net cash used by financing activities...........    (1,659)   (10,578)   (12,947)   (10,772)     (6,770)   (11,587)    (6,753)
EBITDA..........................................    30,790     32,861     35,570     42,574      50,729     11,951     13,775
EBITDA margin...................................      44.4%      43.8%      44.0%      44.9%       40.7%      42.1%      43.9%
Capital expenditures............................  $ 21,001   $ 19,437   $ 20,465   $ 16,400   $  26,799   $  2,321   $  2,200

OTHER DATA (END OF PERIOD):
Access lines in service.........................    73,563     77,660     82,969    124,869     131,858    128,023    134,276
Cellular subscribers............................     3,058      3,950      5,573      2,096       2,945      2,546      3,417
Cellular penetration............................       2.1%       2.7%       3.8%       3.7%        5.2%       4.6%       5.2%

                     SUMMARY HISTORICAL FINANCIAL DATA--ATU

    The following table sets forth summary historical financial data of ATU. You should keep the following points in mind as you read the table.

    - We derived the summary historical combined financial data included in the table from the financial statements and related notes of ATU, some of which are included elsewhere in this prospectus.

    - ATU was a public utility of the Municipality of Anchorage and was exempt from federal and state income taxes.

    - Net cash data includes information from ATU's financial statements prepared in accordance with governmental accounting standards. The differences between governmental accounting standards and the standards promulgated by the Financial Accounting Standards Board, and their impact on ATU's financial statements, are discussed in Note 1 to the financial statements of Municipality of Anchorage Telephone Utility Fund which are included elsewhere in this prospectus.

    The summary historical financial data below should be read in conjunction with "Selected Historical Financial Data--ATU", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes of ATU which are included elsewhere in this prospectus.


                                                                                                                THREE MONTHS
                                                                                                                    ENDED
                                                                 YEAR ENDED DECEMBER 31,                          MARCH 31,
                                                ---------------------------------------------------------   ---------------------
                                                  1994        1995        1996        1997        1998        1998        1999
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                             (DOLLARS IN THOUSANDS)
OPERATING DATA:
Operating revenues............................  $117,911    $122,681    $130,314    $139,941    $157,097    $ 36,758    $ 39,757
Operating expenses............................    96,970     102,009     109,398     120,932     134,204      31,276      34,261
                                                --------    --------    --------    --------    --------    --------    --------
Operating income..............................    20,941      20,672      20,916      19,009      22,893       5,482       5,496
Interest expense, net.........................    (7,565)     (6,706)     (6,840)     (6,768)     (6,427)     (1,840)     (1,585)
Other income (expense)........................      (328)       (322)       (219)       (123)      2,896        (183)       (423)
                                                --------    --------    --------    --------    --------    --------    --------
Income before income taxes....................    13,048      13,644      13,857      12,118      13,570       3,459       3,488
Income taxes..................................        --          --          --          --          --          --          --
                                                --------    --------    --------    --------    --------    --------    --------
Net income....................................  $ 13,048    $ 13,644    $ 13,857    $ 12,118    $ 13,570    $  3,459    $  3,488
                                                ========    ========    ========    ========    ========    ========    ========
OTHER FINANCIAL DATA:
Net cash provided by operating activities.....  $ 42,382    $ 43,412    $ 42,120    $ 46,641    $ 53,207    $  8,394    $ 10,735
Net cash provided (used) by investing
  activities..................................    13,577       1,057        (787)     (3,665)     (5,659)     (8,044)     (1,568)
Net cash provided (used) by financing
  activities..................................   (57,169)    (53,518)    (30,095)    (46,916)    (33,580)     16,631     (12,150)
EBITDA........................................    39,549      39,608      41,193      45,725      49,605      12,398      12,507
EBITDA margin.................................      33.5%       32.3%       31.6%       32.7%       31.6%       33.7%       31.5%
Capital expenditures..........................  $ 33,328    $ 27,958    $ 24,958    $ 35,187    $ 29,644    $  8,404    $  3,383

OTHER DATA (END OF PERIOD):
Access lines in service.......................   144,869     147,934     154,752     158,486     168,536     164,569     170,343
Cellular subscribers..........................    13,684      24,855      37,651      53,035      63,627      54,436      63,779
Cellular penetration..........................       4.7%        8.4%       12.6%       13.3%       15.8%       13.7%       15.8%

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE DECIDING TO PURCHASE SHARES OF OUR COMMON STOCK.

THE TELECOMMUNICATIONS INDUSTRY IS EXTREMELY COMPETITIVE, AND WE MAY HAVE
  DIFFICULTY COMPETING EFFECTIVELY


    As the incumbent local exchange carrier, we face competition mainly from resellers, local providers who lease unbundled network elements from us and, to a lesser degree, from facilities-based providers of local telephone services. In September 1997, GCI, Inc. and AT&T Alascom, Inc., the two largest long distance carriers in Alaska, began providing competitive local telephone services in
Anchorage: GCI principally through unbundled network element interconnection with ATU's facilities, and AT&T Alascom through the resale of ATU's services. As a result, ATU lost approximately 19% of its retail access lines in Anchorage to these competitors during the first ten months of competition ended June 1998, and these competitors currently have approximately 23% of the retail access lines in Anchorage. We cannot be sure that we will not continue to lose customers to GCI and AT&T Alascom or to other new providers of local telephone service.



    As "rural telephone companies" under the Telecommunications Act, our rural local exchange carriers have historically been exempt from the obligation to lease their facilities or resell their services on a wholesale discounted basis to competitive local exchange carriers seeking interconnection. However, on June 30, 1999, the Alaska Public Utilities Commission, commonly know as the APUC, ordered these exemptions terminated. We sought reconsideration of that order from the new Regulatory Commission of Alaska, or RCA, which replaced the APUC on July 1, 1999. On October 11, 1999, the RCA sustained the APUC order terminating our rural exemptions. As a result, we may be subject to interconnection duties, such as the provisioning of unbundled network elements and of wholesale discounted resale services to competitors in some or all of our rural service areas. Interconnection duties are governed by telecommunications rules and regulations related to the unbundled network elements that must be provided. These rules and regulations were recently revised and remain subject to ongoing modifications. The termination of the rural exemptions is more fully described under "--Revocation of the substantial protections from competition granted to our rural local exchange carriers under the Telecommunications Act of 1996 could result in increased competition". In addition, while cellular wireless services have historically complemented traditional local exchange services, we anticipate that existing and emerging wireless technologies may increasingly compete with local exchange services in some or all of our service areas.


    With respect to our wireless services, we currently compete with at least one other cellular provider in each of our wireless service areas. In addition, we have one PCS competitor in Anchorage. Some of our competitors are formidable, with financial and technical resources greater than ours.

    In long distance, we currently have less than 2.5% of total long distance revenues in Alaska and face competition from AT&T Alascom and GCI, the two major long distance providers in Alaska.

    In the highly competitive Internet access services business, we expect that competition will intensify in the future due to the absence of significant barriers to entry. We currently compete with a number of established online services companies, interexchange carriers and cable companies.


    Aggressive competition in all of the markets in which we operate could:



    - reduce our customer base,

    - require us to lower rates and other prices in order to compete,



    - increase marketing expenditures and use of discounting and promotional campaigns that would adversely affect our margins or,



    - otherwise have an adverse effect on our results of operations.


FAILURE TO INTEGRATE OUR RECENT ACQUISITIONS SUCCESSFULLY MAY PREVENT US FROM
  REALIZING PLANNED OPERATING GAINS AND EFFICIENCIES AND OTHERWISE FROM IMPLEMENTING OUR BUSINESS STRATEGY

    Our ability to operate successfully is dependent on our ability to integrate the operations of Century's Alaska properties and ATU and manage the growth expected to result from the combination of those businesses. Our success will depend on our ability to, among other things:

    - retain and assimilate qualified managerial, professional and technical personnel from the acquired businesses,

    - centralize general and administrative support services and information technology platforms, and coordinate and integrate operational, financial and management processes, systems and controls, including the development of effective systems relating to ordering, provisioning and billing for telecommunication services,

    - successfully market all of our service and product offerings under a unified brand name, while raising brand awareness among our customers,

    - adopt and maintain uniform standards, control procedures and policies,

    - manage growth in our service and product offerings, while avoiding disruption of our existing business and

    - preserve good relationships with our suppliers, employees and customers.

    The expansion of our operations also will depend on our ability to, among other things, assess markets, forecast regulatory trends, identify, finance and complete suitable acquisitions and continue to expand and upgrade our network backbone, all in a timely manner, at reasonable cost and on satisfactory terms and conditions.

    Failure to successfully integrate our recent acquisitions or any businesses we may acquire in the future could adversely impact our business strategy and materially adversely effect our results of operations.

WE HAVE A SHORT OPERATING HISTORY WITH RESPECT TO OUR CURRENT BUSINESSES

    Prior to May 1999, substantially all of our current businesses were conducted as part of Century or the Municipality of Anchorage and their affiliates. After our acquisitions of Century's Alaska properties and ATU in May 1999, we engaged in business as an independent entity for the first time and have since made significant changes, including personnel and organizational changes.

THE ESTABLISHMENT OF A NEW REGULATORY AGENCY IN ALASKA MAKES THE DIRECTION OF
  INTRASTATE REGULATORY POLICY LESS CLEAR

    Effective on July 1, 1999, the APUC was extinguished by legislative action and a new Regulatory Commission of Alaska, or RCA, was established. The statutes and regulations of the state applicable to our businesses remained largely intact and are now administered by the RCA. None of the former APUC commissioners was appointed to the RCA, and only one of the new RCA commissioners has prior APUC experience. Given the large number of proceedings currently before the RCA, including those addressing various aspects of local exchange competition, access charges and universal service, the creation of a new commission increases regulatory uncertainty regarding the timing and direction of state regulatory policies.


REVOCATION OF THE SUBSTANTIAL PROTECTIONS FROM COMPETITION GRANTED TO OUR RURAL
  LOCAL EXCHANGE CARRIERS UNDER THE TELECOMMUNICATIONS ACT OF 1996 COULD RESULT IN INCREASED COMPETITION



    On June 30, 1999, the APUC issued an order revoking the regulatory exemptions that our rural local exchange carriers then held. These exemptions permitted our local exchange carriers in rural areas to deny interconnection elements and wholesale discounted resale services to competitors. In July 1999, we sought reconsideration from the RCA. On October 11, 1999, the RCA issued an order sustaining the APUC decision. The RCA expressed a preference for establishing terms and conditions for interconnection through the process of negotiations between carriers and, in separate proceedings, indicated that it does not intend at this time to establish interconnection rates and terms through tariff proceedings.



    We are negotiating with potential competitors the terms and conditions of interconnection in our rural service areas. Under the RCA's order, either party may request arbitration of any unresolved interconnection issue at any time after December 10, 1999. Under the Telecommunications Act of 1996, all arbitration issues must be resolved within nine months of the original request for interconnection. If we are unable to charge rates which fairly compensate us for providing unbundled network elements and/or wholesale discounted resale services, our financial and operating results could be adversely affected.



A REDUCTION OF THE RATES WE CHARGE OUR CUSTOMERS BY THE RCA OR THE FCC WOULD
  REDUCE OUR REVENUES AND EARNINGS


    The rates we charge our local telephone customers are based, in part, on a rate of return authorized by the RCA on capital invested in our local exchange carriers' networks. These authorized rates are subject to review and change by the RCA at any time. If the RCA orders us to reduce our rates, both our revenues and our earnings will be reduced.

    The APUC in the past indicated that one of our exchange carriers was earning in excess of its historical authorized rate of return. Neither the RCA nor the former APUC has initiated a proceeding to review or change the authorized rate of return. As a condition to granting its approval of our recent acquisitions of Century's Alaska properties and ATU, however, the APUC required that we file, by June 30, 2001, revenue requirement, cost-of-service and rate design studies that show our earnings levels for the year ended December 31, 2000. Based on historical practice, the APUC did not generally initiate rate proceedings unless a company, as a whole, was earning in excess of the average of its authorized rates of return. We cannot assure you, however, that the RCA will not change this practice, that our earnings levels, as disclosed in our studies, will not exceed our authorized rates of return, or that the RCA will not initiate a rate proceeding that results in the RCA ordering us to reduce our rates.


    In October 1998 the FCC initiated proceedings, but has not yet reached any decision, regarding the appropriate rate of return to be applied for federal rate-making purposes to companies like us that are not subject to price cap regulation.


REVENUES FROM ACCESS CHARGES MAY BE REDUCED OR LOST

    We received 35.0% of our 1998 pro forma combined revenues from access charges paid by interstate and intrastate interexchange carriers for originating and terminating calls in their service areas. The amount of revenue that we receive from access charges is calculated in accordance with requirements set by the FCC and the RCA. Any change in these requirements may reduce our revenues and earnings.

A REDUCTION IN THE UNIVERSAL SERVICE SUPPORT CURRENTLY RECEIVED BY SOME OF OUR
  SUBSIDIARIES WOULD REDUCE OUR REVENUES AND EARNINGS


    We received 4.8% of our 1998 pro forma combined revenues from the federal Universal Service Fund, which was established under the direction of the FCC to compensate carriers for the high cost of providing universal telecommunications services in rural areas. We also receive payments from the Alaska Universal Service Fund which, according to calculations made by the staff of the fund, total approximately $1.5 million each year. If the subsidies received from these funds were materially reduced or discontinued, some of our rural local exchange carriers might not be able to operate profitably. The RCA is also considering revisions to the Alaska Universal Service Fund which, if adopted as proposed by the RCA, would diminish the amount of support that some of our rural local exchange carriers would receive from the Alaska Universal Service Fund.



    Various reform proceedings are underway at the FCC to change the method of calculating the amount of subsidies paid under the federal fund, and future reforms are expected to replace the current historical cost system with a system based on forward-looking economic costs. Reform proceedings are also underway in Alaska to review carriers' support from the state fund, and proposals have been made to require carriers to use payments received from the fund to provide public interest pay telephones. In addition, the existence of the state fund has been challenged in court. Any of these reforms, proposals and challenges may result in a reduction or discontinuation of the subsidies available to our rural operating companies.


WE MAY NOT BE ABLE TO OFFER LONG DISTANCE SERVICES ON A PROFITABLE BASIS

    Our long distance operations have historically been modest in relation to the long distance businesses of our competitors and have generated operating losses of $3.7 million in 1998 and $3.2 million in 1997. We intend to expand our long distance operations substantially and change the way in which we offer those services by packaging them with complementary services. There is no assurance that our operating losses from long distance services will not increase in the future, even after taking account of revenue from complementary services.

    We have historically offered long distance services only in the Anchorage area, and those services were provided on a "reseller" basis as we relied on other carriers to provide the service. We recently acquired ownership of long distance fiber optic transmission capacity connecting Juneau, Fairbanks and Seattle with Anchorage and, where possible, we have transferred our long distance traffic to our own network. We have also committed to purchase additional fiber optic capacity in 2001. We plan to expand significantly our marketing of long distance services by packaging them with complementary telecommunications services, including statewide Centrex, Internet access and high speed data services. Our existing long distance competitors can be expected to respond to our initiatives and some of them have greater financial resources than we have. We cannot predict that we will generate sufficient revenue from these efforts to provide a satisfactory return on our recent $19.5 million investment in fiber optic capacity or to fund $19.5 million in future investments in additional fiber optic capacity that we are committed to make.

    We expect to continue to enter into resale agreements for a portion of our long distance services. In connection with these agreements, we must estimate future demand for our service. If we overestimate this demand, we may be obligated to pay for services we do not need, and if we underestimate this demand, we may need to lease additional capacity on a short-term basis at unfavorable prices, assuming additional capacity is available. If additional capacity is not available, we will not be able to meet this demand.

WE DEPEND ON KEY MEMBERS OF OUR SENIOR MANAGEMENT TEAM


    Our success depends largely on the skills, experience and performance of key members of our senior management team. If we were to lose one or more of these key employees our ability to successfully implement our business plan and the price of our common stock could be materially adversely affected. We do not maintain any "key person" insurance on any of our personnel.


ANY FAILURE TO REACH AGREEMENT IN THE NEGOTIATIONS WITH THE UNION REPRESENTING
  OUR EMPLOYEES COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS


    Approximately 67% of our employees are represented by unions. Century's Alaska properties have a collective bargaining agreement with the International Brotherhood of Electrical Workers, or IBEW, that expires in 2004. ATU also has a contract with the IBEW that was scheduled to expire in August 1999. Management believes that negotiations with the IBEW regarding the terms under which ATU's represented employees would be transitioned to Century's Alaska properties' collective bargaining agreement are substantially concluded. The negotiated collective bargaining agreement is scheduled to be voted on by the IBEW membership on November 2, 1999. A failure to reach agreement with the IBEW could adversely affect our operations.


OUR SUBSTANTIAL DEBT MAY REDUCE OUR FLEXIBILITY AND IMPAIR OUR OPERATIONS


    We have a significant amount of debt. As of September 30, 1999, we had outstanding $625.4 million of debt, excluding unused commitments--of which $21.2 million was our senior debt and $595.0 million was senior and senior subordinated debt of our subsidiary, Alaska Communications Systems Holdings--and stockholders' equity of $127.7 million. In addition, Alaska Communications Systems Holdings' senior credit facility provides that Alaska Communications Systems Holdings may borrow up to an additional $59.0 million under a revolving credit facility as of November 1, 1999. The senior credit facility and the indentures governing our senior discount debentures and senior subordinated notes limit our and our subsidiaries' ability to incur additional debt and impose significant restrictions on our ability to:


    - pay cash dividends and make other restricted payments,

    - sell assets or stock,

    - enter into transactions with affiliates,

    - effect mergers or other business combinations and

    - engage in other lines of business.

    In addition, the senior credit facility restricts our ability to prepay existing debt and the amount of capital expenditures we can make in each year, and requires us to meet specified financial ratios and tests.

    Our debt could adversely affect our operations by:

    - impairing our ability to borrow additional money on favorable terms,

    - requiring us to use a substantial portion of our operating cash flow to service debt, which would reduce the funds available for operations, capital expenditures, acquisitions and other investments in our business,

    - placing us at a competitive disadvantage against competitors with lesser debt burdens and

    - making us more vulnerable to a worsening of conditions in the markets in which we operate or in the U.S. economy generally.

    Although we intend to repay a portion of our indebtedness with the proceeds of the offering, we will continue to have a significant amount of debt. We also expect to incur additional debt in the future for capital expenditures, possible future investments and acquisitions and working capital.

BECAUSE WE AND OUR DIRECT SUBSIDIARY, ALASKA COMMUNICATIONS SYSTEMS HOLDINGS,
  ARE HOLDING COMPANIES, WE BOTH RELY ON DISTRIBUTIONS FROM OUR SUBSIDIARIES TO SATISFY OUR OBLIGATIONS. IF WE DO NOT RECEIVE THOSE DISTRIBUTIONS FROM OUR SUBSIDIARIES, WE MAY NOT BE ABLE TO SERVICE OUR SUBSTANTIAL DEBT

    We cannot assure you that we will be able to meet our debt obligations. Because we are a holding company with no significant assets or independent operations other than the equity of Alaska Communications Systems Holdings, if we do not receive dividends or other distributions from Alaska Communications Systems Holdings that are sufficient for us to satisfy our obligations under our senior discount debentures, or if Alaska Communications Systems Holdings, which is also a holding company, does not receive dividends or other distributions from its subsidiaries that are sufficient to satisfy its obligations under its senior credit facility and senior subordinated notes, then, unless we can refinance those obligations, a default could occur and payment of those obligations could be accelerated. While we expect sufficient dividends to be available to meet our debt service obligations, dividends from our subsidiaries could be unavailable if those subsidiaries are unable to produce sufficient operating cash flow or if dividends or other payments to us are otherwise restricted by the agreements to which our subsidiaries are parties or by law or regulatory order. In the event of an insolvency, bankruptcy or similar proceedings involving one of our or Alaska Communications Systems Holdings' subsidiaries, creditors of that subsidiary would generally be entitled to priority over us with respect to the assets of the subsidiary.

    The lenders under Alaska Communications Systems Holdings' senior credit facility have a first priority lien on all of the capital stock of Alaska Communications Systems Holdings we own as well as on the common stock of all of its subsidiaries. This stock accounts for substantially all of our assets, and the stock of its subsidiaries accounts for substantially all of Alaska Communications Systems Holdings' assets. If Alaska Communications Systems Holdings defaults under the senior credit facility or if we default on our guarantee of the senior credit facility, the lenders under the senior credit facility could foreclose upon the capital stock of Alaska Communications Systems Holdings and its subsidiaries. A foreclosure sale of our Alaska Communications Systems Holdings stock could force us to accept a depressed value for our Alaska Communications Systems Holdings common stock, and a foreclosure sale of the common stock of Alaska Communications Systems Holdings' subsidiaries could force Alaska Communications Systems Holdings to accept a depressed value for its subsidiaries' common stock.

WE MAY NOT HAVE SUFFICIENT FUNDS TO REPAY OR REDEEM OUR DEBT IF WE ARE REQUIRED
  TO DO SO

    At maturity or upon the occurrence of a "change of control", as defined in the documentation governing our debt obligations, we cannot assure you that we will have sufficient funds or would be able to arrange for additional financing to repay our debt obligations under the senior credit facility, our senior discount debentures or the senior subordinated notes. There is no sinking fund with respect to our senior discount debentures or the senior subordinated notes, and at maturity the entire outstanding principal amount of those securities will become due and payable. In addition, if a "change of control" occurs, each holder of the debentures or notes will have the right to require us to repurchase all or a portion of the holder's notes or debentures. However:

    - the senior credit facility effectively prevents the repurchase of our senior discount debentures and the senior subordinated notes in the event of a change of control, unless all amounts outstanding under the senior credit facility are repaid in full;

    - our failure to repurchase our senior discount debentures and the senior subordinated notes would be a default under the indentures governing them, which would be a default under the senior credit facility; and

    - our failure to repay all amounts outstanding under the senior credit facility upon a default would be a default under the indentures governing our senior discount debentures and the senior subordinated notes.

    Because we will probably not have sufficient cash flow from operations to repay our senior discount debentures and the senior subordinated notes upon a change of control, we may need to borrow additional amounts or seek other sources of financing to repay them. We cannot guarantee that such additional financing will be available or available on favorable terms.

WE COULD EXPERIENCE SIGNIFICANT BUSINESS DISRUPTIONS IF WE FAIL TO IDENTIFY AND
  RESOLVE POTENTIAL YEAR 2000 PROBLEMS IN A TIMELY MANNER

    Many existing computer systems and microprocessors use only two digits to identify a year in the date field, which assumes that the first two digits of the year are always "19". As a result, beginning on January 1, 2000, computers that are not year 2000 compliant may interpret the year as "1900" instead of "2000". Systems that calculate, compare or sort data using the incorrect date may malfunction.

    We are significantly dependent upon the proper functioning of our computer systems, digital switches and electronic transmission equipment. A failure of our systems to be year 2000 compliant would have a material adverse effect on our business. For example, failure could seriously disrupt our switches and network, potentially resulting in business interruptions or shutdown.


    We also believe that, if we or our important vendors or suppliers experience year 2000 problems, the problems could materially disrupt our business processes and relationships with our customers or could require the expenditure of material financial and other resources. We have conducted a review of the computer systems and related software, digital switches and electronic transmission equipment that we acquired upon completion of our acquisitions of Century's Alaska properties and ATU. We have identified a number of systems that are not year 2000 compliant and have implemented a plan that we believe will ensure that these systems, software and equipment store and process information properly in the year 2000. The action items required by this plan have been largely completed as of the date of this prospectus.


    We have also made efforts to verify the year 2000 readiness of our important vendors and suppliers. Although we believe the processes we have initiated are adequate to remedy year 2000 deficiencies, we cannot assure you that these remedies will be timely or effectively implemented or that we will be immune to year 2000 deficiencies suffered by third parties that may in some way affect our business in a materially adverse manner. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more detailed discussion of our year 2000 readiness.

YOU WILL NOT RECEIVE CASH DIVIDENDS ON YOUR INVESTMENT IN OUR COMMON STOCK

    We have never declared or paid any cash dividends on our common stock. We intend to retain our earnings, if any, to finance the development and expansion of our business, and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Moreover, our ability to declare and pay cash dividends on our common stock is restricted by covenants in our senior credit facility and in the indentures governing our senior discount debentures and senior subordinated notes. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR
  COMMON STOCK IF YOU PURCHASE COMMON STOCK IN THE OFFERING


    Purchasers of common stock in the offering will experience immediate and substantial dilution in the net tangible book value of their common stock. We currently have a substantial net tangible book deficit per share of common stock. At an assumed initial public offering price of $14.00, which is the midpoint of the initial public offering price range set forth on the cover of this prospectus, the dilution will be $15.69 per share in net tangible book value of common stock from the initial public offering price, as more fully described under "Dilution".


YOUR INTERESTS AS HOLDERS OF THE COMMON STOCK MAY CONFLICT WITH THOSE OF OUR
  CONTROLLING STOCKHOLDER


    Fox Paine & Company beneficially owns 89.6% of the outstanding shares of our voting capital stock and after the offering will continue to own approximately 61.4%, without giving effect to the exercise of the underwriters' over-allotment option. As a result, Fox Paine & Company has and will continue to have control over the outcome of matters requiring stockholder approval, including the power to:


    - elect all of our directors and the directors of our subsidiaries,

    - amend our charter or by-laws and

    - adopt or prevent mergers, consolidations or the sale of all or substantially all of our assets or our subsidiaries' assets.

    Fox Paine & Company also will be able to prevent or cause a change of control relating to us. Fox Paine & Company's control over us and our subsidiaries, and its ability to prevent or cause a change in control relating to us, may delay or prevent a change in control of us, which could adversely affect the market price of the common stock.

    Fox Paine & Company may in the future make significant investments in other telecommunications companies. Some of these companies may be our competitors. Fox Paine & Company and its affiliates are not obligated to advise us of any investment or business opportunities of which they are aware, and they are not restricted or prohibited from competing with us.

THE PRICE OF OUR COMMON STOCK MAY BE SUBJECT TO WIDE FLUCTUATIONS AND MAY TRADE
  BELOW THE INITIAL PUBLIC OFFERING PRICE

    Although we and the underwriters examined many factors and determined the initial public offering price after extensive negotiation, the market price of common stock after the offering may vary from the initial public offering price. Fluctuations in the price of our common stock may result from factors such as the following, some of which are beyond our control:

    - quarterly variations in our operating results,

    - operating results that vary from the expectations of securities analysts and investors,

    - changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors,

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments,

    - changes in the status of our intellectual property and other proprietary rights,

    - announcements by third parties of significant claims or proceedings against us,

    - changes in law and regulation,

    - future sales of common stock and

    - stock market price and volume fluctuations.

    In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. As a result of these fluctuations, our common stock may trade at prices below the initial public offering price.

OUR SHARE PRICE MAY DECLINE DUE TO THE LARGE NUMBER OF SHARES ELIGIBLE FOR
  FUTURE SALE

    Sales of substantial amounts of our common stock after the offering, or the possibility of such sales, could adversely affect the market price of our common stock and impede our ability to raise capital through the issuance of equity securities. See "Shares Eligible for Future Sale" for a discussion of possible future sales of common stock.


    After this offering, we will have 31,829,273 outstanding shares of common stock, 61.4% of which will be beneficially owned by Fox Paine, our controlling stockholder, and we will have reserved an additional 3,332,000 shares of common stock for issuance pursuant to outstanding stock options, of which 20,000 shares were subject to vested options. All of the shares of common stock to be sold in the offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by one of our "affiliates", as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 21,829,273 shares of outstanding common stock, representing approximately 68.6% of the outstanding common stock upon completion of the offering, as well as approximately 828,000 shares issuable upon exercise of outstanding warrants, will be available for future sale subject to restrictions on the timing, manner and volume of sales imposed by the Securities Act of 1933, or otherwise generally, upon expiration of lockup agreements with the underwriters 180 days after the date of this prospectus.



    In connection with the offering, we intend to file a registration statement on Form S-8 to register 6,060,486 shares of common stock that are or will be reserved for issuance under our stock incentive, non-employee director compensation and stock purchase plans.

                                USE OF PROCEEDS


    Assuming an initial public offering price of $14.00 per share, which is the midpoint of the initial public offering price range set forth on the cover of this prospectus, and no exercise by the underwriters of their over-allotment option, we will receive net proceeds from the offering of $129.0 million, after deducting underwriting discounts and estimated offering expenses of $11.0 million. We intend to use $26.5 million of the net proceeds we receive to repay:


    - $10.5 million of our senior discount debentures due May 15, 2011, on which interest accrues at an annual rate of 13.00% and is payable semiannually, including $9.3 million in aggregate accreted value and a redemption premium of $1.2 million on these debentures and


    - $16.0 million in aggregate principal amount outstanding under our revolving credit facility, with an estimated weighted average annual interest rate of 8.26%. After this repayment, our $75.0 million revolving credit facility will continue to be in effect.


    We intend to use the balance of the net proceeds from the offering to fund a portion of our capital expenditures, and for strategic investments and acquisitions, including acquisitions of access lines, and general corporate purposes. Depending on the timing of these expenditures, we may also use a portion of the proceeds to repay a portion of our outstanding term loans.


    We currently expect that for the balance of 1999 and 2000, capital expenditures will total approximately $118.0 million, including expenditures for upgrades and replacements of switch and transmission capacity in our local exchange operations, expansion of digital wireless capacity in our cellular operations and the introduction of DSL services.



    We are actively pursuing selected regional acquisitions in Alaska. There are 19 local exchange carriers remaining in Alaska with an aggregate of approximately 120,000 access lines, presenting us with the potential for significant expansion of our network. In addition, we may pursue other selected strategic acquisitions and investments which will complement our existing product and service offerings.



    We have entered into an amendment to our credit agreement that will become effective upon receipt of at least $140 million in gross proceeds from the offering, and the preceding discussion assumes the effectiveness of that amendment. If we receive less than $140 million in gross proceeds from the offering, the amendment will not become effective. In that event, we intend to seek a new amendment providing for all or a portion of the flexibility currently contemplated.



    If the lenders under the credit agreement do not consent to that new amendment, our use of the proceeds from the offering will differ from that discussed above in that we will not be permitted under the credit agreement to redeem any of our senior discount debentures. Additionally, while we will continue to use available proceeds to reduce the outstanding balance under our revolving credit facility and for general corporate purposes, our flexibility to pursue strategic investments or acquisitions will be limited to the extent currently provided in the credit agreement. In such event, we will also be required to adjust our planned capital expenditures to satisfy covenants contained in the credit agreement.


                                DIVIDEND POLICY


    We anticipate that we will retain all of our earnings in the foreseeable future to finance the expansion of our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Our future dividend policy will depend on our earnings, capital requirements and financial condition and the requirements of the financing agreements to which we may be a party and other factors considered relevant by our board of directors. In addition, covenants in our senior credit facility and indentures governing our senior discount debentures and the senior subordinated notes limit our ability to declare and pay cash dividends on our common stock.

                                 CAPITALIZATION


    The following table sets forth the capitalization of Alaska Communications Systems Group as of September 30, 1999:


    - on an actual basis and


    - as adjusted for the sale of 10,000,000 shares of common stock in the offering at an initial public offering price of $14.00 per share, which is the midpoint of the initial public offering price range set forth on the cover of this prospectus, and the application of the net proceeds received from the sale as described under "Use of Proceeds".


    You should read this table together with "Summary Unaudited Pro Forma Combined Financial and Operating Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes which are included elsewhere in this prospectus.


                                                                       AS OF
                                                                 SEPTEMBER 30, 1999
                                                              ------------------------
                                                                          AS ADJUSTED
                                                               ACTUAL     FOR OFFERING
                                                               ------     ------------
                                                               (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $  1,554      $113,139
                                                              ========      ========
Revolving debt(1)...........................................  $ 10,000      $     --
                                                              ========      ========
Long-term debt:
  Senior credit facility....................................  $435,000      $435,000
  9 3/8% Senior subordinated notes due 2009.................   150,000       150,000
  13% Senior discount debentures due 2011(2)................    21,186        13,771
  Capital lease obligations.................................     7,267         7,267
  Note to Municipality of Fairbanks.........................     1,602         1,602
  Other.....................................................       378           378
                                                              --------      --------
    Total long-term debt....................................   615,433       608,018
Stockholders' equity:
  Common stock ($0.01 par value) 40,000,000 shares
    authorized; 21,790,276 shares issued and outstanding;
    31,790,276 as adjusted shares issued and
    outstanding(3)..........................................       218           318
  Paid-in capital...........................................   140,837       269,737
  Unearned compensation.....................................    (1,864)           --
  Notes receivable from officers............................      (862)         (862)
  Retained earnings (deficit)...............................   (10,660)      (12,524)
                                                              --------      --------
    Total stockholders' equity..............................   127,669       256,669
                                                              --------      --------
    Total capitalization....................................  $743,102      $864,687
                                                              ========      ========


------------------------------


(1) Additional borrowings of $6.0 million have been made under the revolving credit facility since September 30, 1999. The revolving credit facility allows for borrowings of up to $75.0 million, and $59.0 million of additional borrowings are available under the revolving credit facility.



(2) On May 14, 1999, we issued our senior discount debentures and warrants to purchase 828,261 shares of common stock for aggregate gross proceeds of $25.0 million. For purposes of calculating the original issue discount related to our senior discount debentures, $5.1 million of value was attributed to the warrants. The value of our senior discount debentures adjusted for the offering reflects repayment of 35% of their accreted value, net of original issue discount and exclusive of the redemption premium, as of September 30, 1999. On November 15, 1999, our senior discount debentures will have an accreted value of $26.6 million, exclusive of original issue discount. Assuming the amendment to our credit agreement becomes effective, we intend to repay 35% of the accreted value of our senior discount debentures at a redemption price of 113% of accreted value with proceeds from the offering.



(3) The calculations of shares issued and outstanding do not include
    (A) 3,328,000 shares issuable upon exercise of options granted under the ALEC Holdings, Inc. 1999 Stock Incentive Plan, (B) approximately 828,000 shares issuable under outstanding warrants exercisable at $0.01 per share, all of which are expected to be issued in connection with the offering, and
    (C) 38,997 shares issued in October 1999. We also expect to have 2,650,000 shares of common stock reserved for issuance under the stock incentive and non-employee director compensation plans we intend to adopt in connection with the offering. We do not expect to have any options granted outstanding under these plans at the time of the offering. Our stock incentive and non-employee director compensation plans are described under "Management--Compensation of Directors--Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan", "--ALEC Holdings, Inc. 1999 Stock Incentive Plan", "--Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan" and "Alaska Communications Systems Group, Inc. 1999 Employee Stock Purchase Plan".

                                    DILUTION


    Our net tangible book deficit as of September 30, 1999 was approximately $182.7 million, or approximately $8.38 per share of common stock, based on an aggregate of 21,790,276 shares of common stock outstanding. The number of shares outstanding as of September 30, 1999 excludes:



    - 3,328,000 shares of common stock issuable upon exercise of outstanding options granted to our directors, officers, employees and consultants under the ALEC Holdings, Inc. 1999 Stock Incentive Plan;



    - approximately 828,000 shares issuable under outstanding warrants exercisable at $0.01 per share, which are expected to be issued in connection with the offering, and



    - 38,997 shares issued in October 1999.



We expect to have 2,650,000 shares of common stock reserved for issuance under the stock incentive, non-employee director compensation and stock purchase plans that we intend to adopt in connection with the offering. These plans are described under "Management-- Compensation of Directors--Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan", "--Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan" and "Alaska Communications Systems Group, Inc. 1999 Employee Stock Purchase Plan".



    "Net tangible book deficit" per share represents the amount of our total consolidated tangible assets minus total combined liabilities, divided by the shares of common stock outstanding, before giving effect to the sale of the shares of common stock offered in the offering. After giving effect to the sale of 10,000,000 shares of common stock in the offering at an assumed initial public offering price of $14.00 per share, which is the midpoint of the initial public offering price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and offering expenses of $11.0 million, and applying the net proceeds from the offering as described under "Use of Proceeds", our net tangible book deficit as of September 30, 1999 would have been approximately $53.7 million, or approximately $1.69 per share of common stock. This represents an immediate decrease in net tangible book deficit of $6.70 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $15.69 per share of common stock to new investors purchasing common stock in the offering at the assumed initial public offering price. The following table illustrates this per share dilution, without giving effect to the exercise of the underwriters' over-allotment option:



Assumed initial public offering price per share.............           $14.00
  Net tangible book deficit per share as of September 30,
    1999....................................................  $(8.38)
  Decrease in net tangible book deficit per share
    attributable to the offerings(1)........................    6.70
                                                              ------
Pro forma net tangible book deficit per share after the
  offering..................................................            (1.69)
                                                                       ------
Net tangible book value dilution per share to new
  investors(2)..............................................           $15.69
                                                                       ======


------------------------

(1) After deducting the underwriting discounts and estimated expenses for the offering.

(2) Dilution is determined by subtracting pro forma net tangible book deficit per share from the assumed initial public offering price paid by a new investor.


    The following table summarizes, as of September 30, 1999, the difference between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by our existing stockholders and by new investors.



                                           SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                         ---------------------   ------------------------     PRICE
                                           NUMBER     PERCENT       AMOUNT       PERCENT    PER SHARE
                                         ----------   --------   -------------   --------   ---------
Existing stockholders..................  21,790,276     68.5%    $134,102,000      48.9%     $ 6.15
New investors..........................  10,000,000     31.5      140,000,000      51.1       14.00
                                         ----------    -----     ------------     -----      ------
Total..................................  31,790,276    100.0%    $274,102,000     100.0%     $ 8.62
                                         ==========    =====     ============     =====      ======

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA--ALASKA COMMUNICATIONS SYSTEMS
                                     GROUP



    The following table sets forth selected historical consolidated financial data of Alaska Communications Systems Group. You should keep the following points in mind as you read the table.



    - The selected historical consolidated operating data for the nine months ended September 30, 1999 include the operating results of Century's Alaska properties and ATU from their acquisition on May 14, 1999 through September 30, 1999.



    - We derived the selected historical consolidated financial data for the nine months ended September 30, 1999 and as of September 30, 1999 from the unaudited consolidated financial statements of Alaska Communications Systems Group, which are included elsewhere in this prospectus and which, in the opinion of management, include all adjustments, consisting solely of normal, recurring adjustments, necessary to present fairly the information they contain.


    - "EBITDA" is net income before interest expense, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of our operating performance or cash flows. EBITDA is included in this prospectus because management believes it is a useful financial performance measure for comparing companies in the telecommunications industry in terms of operating performance and ability to satisfy debt service, capital expenditure and working capital requirements.


    The selected historical consolidated financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited consolidated financial statements of Alaska Communications Systems Group and the related notes which are included elsewhere in this prospectus.

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.



                                                                  NINE MONTHS ENDED
                                                                 SEPTEMBER 30, 1999
                                                              -------------------------
                                                               (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Operating revenues
  Local telephone...........................................          $ 95,640
  Cellular..................................................            14,735
  Long distance.............................................             4,065
                                                                      --------
    Total operating revenues................................           114,440
Operating expenses
  Local telephone...........................................            63,612
  Cellular..................................................             9,053
  Long distance.............................................             5,091
  Depreciation and amortization.............................            23,708
                                                                      --------
    Total operating expenses................................           101,464
                                                                      --------
Operating income............................................            12,976
Interest expense, net.......................................           (23,017)
Other income (expense)......................................              (793)
                                                                      --------
Income (loss) before income taxes...........................            10,834
Income taxes................................................              (174)
                                                                      --------
Net loss....................................................          $(10,660)
                                                                      ========
Net loss per share..........................................          $   (.51)
                                                                      ========
Weighted average shares outstanding (in thousands)..........            21,085
                                                                      ========
OTHER FINANCIAL DATA:
Cash provided by operating activities.......................          $ 19,201
Cash used by investing activities...........................          (740,458)
Cash provided by financing activities.......................           720,811
EBITDA......................................................            36,406
EBITDA margin...............................................              31.8%
Capital expenditures........................................          $ 46,218

OTHER DATA (END OF PERIOD):
Access lines in service.....................................           324,980
Cellular subscribers........................................            70,856
Cellular penetration........................................              15.4%

BALANCE SHEET DATA (END OF PERIOD):
Total assets................................................          $804,472
Long-term debt including current portion....................           615,433
Stockholders' equity........................................           127,669

    SELECTED HISTORICAL COMBINED FINANCIAL DATA--CENTURY'S ALASKA PROPERTIES

    The following table sets forth selected historical combined financial data of Century's Alaska properties. You should keep the following points in mind as you read the table.

    - We derived the selected historical combined financial data for each of the three years in the period ended December 31, 1998 and as of December 31, 1997 and 1998 from the audited combined financial statements and the related notes of Century's Alaska properties which are included elsewhere in this prospectus.

    - We derived the selected historical combined financial data for each of the two years in the period ended December 31, 1995 and as of December 31, 1994, 1995 and 1996, from the unaudited combined financial statements of Century's Alaska properties which are not included in this prospectus.

    - We derived the selected combined historical financial data for each of the three month periods ended March 31, 1998 and 1999 and as of March 31, 1998 and 1999 from the unaudited combined financial statements of Century's Alaska properties, which are included elsewhere in this prospectus and which, in the opinion of management, include all adjustments, consisting solely of normal, recurring adjustments, necessary to present fairly the information they contain.

    - Century acquired its Alaska properties on December 1, 1997 as part of its acquisition of Pacific Telecom. This acquisition was accounted for as a purchase, resulting in a pushdown of $208 million of goodwill to Century's Alaska properties.

    - The financial statements for the 11-month period ended November 30, 1997 and prior periods have been presented on Pacific Telecom's basis of accounting, while the financial statements as of December 31, 1997, the one-month period ended December 31, 1997 and subsequent periods have been presented on Century's basis of accounting.

    - The financial statements of Century's Alaska properties include the results of the City of Fairbanks Telephone Operation from October 6, 1997, the date of its acquisition. This acquisition was accounted for as a purchase.

    - On December 31, 1997, the cellular operations in Fairbanks were sold to ATU. The Fairbanks cellular property had 5,497 subscribers at the time of the sale.

    The selected historical combined financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements of Century's Alaska properties and the related notes which are included elsewhere in this prospectus.

                                                           CENTURY'S ALASKA PROPERTIES
                          ----------------------------------------------------------------------------------------------
                                        PACIFIC TELECOM                                      CENTURY
                          --------------------------------------------   -----------------------------------------------
                                                              JAN. 1,     DEC. 1,
                                                                1997       1997                        THREE MONTHS
                               YEAR ENDED DECEMBER 31,           TO         TO       YEAR ENDED       ENDED MARCH 31,
                          ---------------------------------   NOV. 30,   DEC. 31,     DEC. 31,     ---------------------
                            1994        1995        1996        1997       1997         1998         1998        1999
                          ---------   ---------   ---------   --------   ---------   -----------   ---------   ---------
                                                              (DOLLARS IN THOUSANDS)
OPERATING DATA:
Operating revenues
  Local telephone.......  $ 66,636    $ 70,540    $ 75,950    $79,330    $ 10,255     $121,933     $ 27,967    $ 30,815
  Cellular..............     2,766       4,531       4,823      5,120         181        2,576          408         546
                          --------    --------    --------    -------    --------     --------     --------    --------
  Total operating
    revenues............    69,402      75,071      80,773     84,450      10,436      124,509       28,375      31,361
Operating expenses
  Local telephone.......    37,664      38,043      41,789     42,404       6,434       72,008       16,451      17,270
  Cellular..............     2,042       3,147       3,381      3,082         147        2,128          330         396
  Depreciation and
    amortization........    13,089      14,316      15,348     15,823       2,466       30,459        7,209       7,785
                          --------    --------    --------    -------    --------     --------     --------    --------
  Total operating
    expenses............    52,795      55,506      60,518     61,309       9,047      104,595       23,990      25,451
                          --------    --------    --------    -------    --------     --------     --------    --------
Operating income........    16,607      19,565      20,255     23,141       1,389       19,914        4,385       5,910
Interest expense, net...    (2,459)     (2,331)     (1,996)    (2,169)       (171)      (1,405)        (302)       (358)
Other income (expense)..     1,094      (1,020)        (33)      (298)         53          356          357          80
                          --------    --------    --------    -------    --------     --------     --------    --------
Income before income
  taxes.................    15,242      16,214      18,226     20,674       1,271       18,865        4,440       5,632
Income taxes............     5,962       5,713       6,737      7,746         736        9,218        2,214       2,709
                          --------    --------    --------    -------    --------     --------     --------    --------
Net income..............  $  9,280    $ 10,501    $ 11,489    $12,928    $    535     $  9,647     $  2,226    $  2,923
                          ========    ========    ========    =======    ========     ========     ========    ========

OTHER FINANCIAL DATA:
Net cash provided by
  operating
  activities............  $ 22,510    $ 29,917    $ 34,589    $21,213    $  5,588     $ 38,291     $ 11,025    $ 14,103
Net cash provided (used)
  by investing
  activities............   (21,151)    (19,587)    (20,611)   (13,554)     (3,279)     (26,664)       1,947      (2,339)
Net cash used by
  financing
  activities............    (1,659)    (10,578)    (12,947)    (8,209)     (2,563)      (6,770)     (11,587)     (6,753)
EBITDA..................    30,790      32,861      35,570     38,666       3,908       50,729       11,951      13,775
EBITDA margin...........      44.4%       43.8%       44.0%      45.8%       37.4%        40.7%        42.1%       43.9%
Capital expenditures....  $ 21,001    $ 19,437    $ 20,465    $14,575    $  1,825     $ 26,799     $  2,321    $  2,200

OTHER DATA
  (END OF PERIOD):
Access lines in
  service...............    73,563      77,660      82,969         --     124,869      131,858      128,023     134,276
Cellular subscribers....     3,058       3,950       5,573         --       2,096        2,945        2,546       3,417
Cellular penetration....       2.1%        2.7%        3.8%        --         3.7%         5.2%         4.6%        5.2%

BALANCE SHEET DATA
  (END OF PERIOD):
Total assets............  $157,536    $161,323    $162,834         --    $459,175     $472,660     $466,301    $473,669
Long-term debt including
  current portion.......    43,089      43,616      44,294         --      42,950       43,408       42,683      43,094
Stockholders' equity....    82,317      90,841      92,137         --     391,314      400,962      395,359     403,885

                    SELECTED HISTORICAL FINANCIAL DATA--ATU

    The following table sets forth selected historical financial data of ATU. You should keep the following points in mind as you read the table.

    - We derived the selected historical financial data for each of the three years in the period ended December 31, 1998 and as of December 31, 1997 and 1998 from the audited financial statements and the related notes of ATU which are included elsewhere in this prospectus.

    - We derived the selected historical financial data for each of the two years in the period ended December 31, 1995 and as of December 1994, 1995 and 1996 from the audited financial statements of ATU which are not included in this prospectus.

    - We derived the selected historical financial data for each of the three month periods ended March 31, 1998 and 1999 and as of March 31, 1998 and 1999 from the unaudited financial statements of ATU, which are included elsewhere in this prospectus and which, in the opinion of management, include all adjustments, consisting solely of normal, recurring adjustments, necessary to present fairly the information they contain.

    - "Other income (expense)" includes the equity in earnings (losses) from minority investments.

    - During the periods presented, ATU was a public utility of the Municipality of Anchorage and was exempt from federal and state income taxes.

    - Net cash data includes information from ATU financial statements prepared in accordance with governmental accounting standards. The differences between governmental accounting standards and the standards promulgated by the Financial Accounting Standards Board, and their impact on ATU's financial statements are discussed in Note 1 to the financial statements of Municipality of Anchorage Telephone Utility Fund which are included elsewhere in this prospectus.

    - On June 1, 1999, as part of the consolidation of our operating and billing systems, we conformed the methodology by which we calculate our number of access lines across all of our local exchanges to that used for Century's Alaska properties. Due to limited data available to us, we have not computed any adjustments to the access lines in service for any year prior to 1998. If the number of access lines in service were computed using this method, the number of access lines as of December 31, 1998 would increase by 4,940 and the number of access lines as of March 31, 1999 would increase by 6,113. We intend to use the method used to calculate access lines in service for Century's Alaska properties to calculate our access lines in all future periods.

    The selected historical financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of ATU and the related notes which are included elsewhere in this prospectus.

                                                                                      ATU
                                               ----------------------------------------------------------------------------------
                                                                                                                THREE MONTHS
                                                                YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                               ---------------------------------------------------------   ----------------------
                                                 1994        1995        1996        1997        1998        1998         1999
                                               ---------   ---------   ---------   ---------   ---------   ---------    ---------
                                                                             (DOLLARS IN THOUSANDS)
OPERATING DATA:
Operating revenues
  Local telephone............................  $109,371    $110,011    $113,415    $116,555    $121,057    $ 29,735     $ 30,364
  Cellular...................................     8,540      12,670      16,897      21,845      29,225       5,879        6,710
  Long distance..............................        --          --           2       1,541       6,815       1,144        2,683
                                               --------    --------    --------    --------    --------    --------     --------
    Total operating revenues.................   117,911     122,681     130,314     139,941     157,097      36,758       39,757

Operating expenses
  Local telephone............................    71,564      73,024      75,980      74,994      74,240      18,231       18,844
  Cellular...................................     6,473       9,727      12,379      14,455      19,961       4,048        4,740
  Long distance..............................        --          --         543       4,644      10,395       1,898        3,243
  Depreciation and amortization..............    18,936      19,258      20,496      26,839      29,608       7,099        7,434
                                               --------    --------    --------    --------    --------    --------     --------
    Total operating expenses.................    96,970     102,009     109,398     120,932     134,204      31,276       34,261
                                               --------    --------    --------    --------    --------    --------     --------

Operating income.............................    20,941      20,672      20,916      19,009      22,893       5,482        5,496
Interest expense, net........................    (7,565)     (6,706)     (6,840)     (6,768)     (6,427)     (1,840)      (1,585)
Other income (expense).......................      (328)       (322)       (219)       (123)     (2,896)       (183)        (423)
                                               --------    --------    --------    --------    --------    --------     --------
Income before income taxes...................    13,048      13,644      13,857      12,118      13,570       3,459        3,488
Income taxes.................................        --          --          --          --          --          --           --
                                               --------    --------    --------    --------    --------    --------     --------
Net income...................................  $ 13,048    $ 13,644    $ 13,857    $ 12,118    $ 13,570    $  3,459     $  3,488
                                               ========    ========    ========    ========    ========    ========     ========

OTHER FINANCIAL DATA:
Net cash provided by operating activities....  $ 42,382    $ 43,412    $ 42,120    $ 46,641    $ 53,207    $  8,394     $ 10,735
Net cash provided (used) by investing
  activities.................................    13,577       1,057        (787)     (3,665)     (5,659)     (8,044)      (1,568)
Net cash provided (used) by financing
  activities.................................   (57,169)    (53,518)    (30,095)    (46,916)    (33,580)     16,631      (12,150)
EBITDA.......................................    39,549      39,608      41,193      45,725      49,605      12,398       12,507
EBITDA margin................................      33.5%       32.3%       31.6%       32.7%       31.6%       33.7%        31.5%
Capital expenditures.........................  $ 33,328    $ 27,958    $ 24,958    $ 35,187    $ 29,644    $  8,404     $  3,383

OTHER DATA (END OF PERIOD):
Access lines in service......................   144,869     147,934     154,752     158,486     168,536     164,569      170,343
Cellular subscribers.........................    13,684      24,855      37,651      53,035      63,627      54,436       63,779
Cellular penetration.........................       4.7%        8.4%       12.6%       13.3%       15.8%       13.7%        15.8%

BALANCE SHEET DATA (END OF PERIOD):
Total assets.................................  $288,857    $289,903    $308,810    $323,124    $350,245    $351,190     $346,696
Long-term debt including current portion.....   145,775     123,009     146,412     151,945     172,521     180,161      167,618
Fund equity..................................   118,695     126,839     132,596     136,414     141,884     139,873      145,372

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial and operating data are based on the financial statements of Century's Alaska properties and ATU, as adjusted for the estimated effects of:

    - the acquisition in May 1999 of Century's Alaska properties,

    - the acquisition in May 1999 of ATU,

    - the purchase in June 1999 of fiber capacity for $19.5 million,

    - the financings entered into to complete these transactions and

    - the offering and the application of the net proceeds of the offering, as described under "Use of Proceeds",


as if they had occurred at the beginning of the periods presented with respect to the Unaudited Pro Forma Combined Statements of Operations and on
September 30, 1999 with respect to the Unaudited Pro Forma Consolidated Balance Sheet.



    Our operating data for the nine months ended September 30, 1999 include the operations of Alaska Communications Systems Holdings, Century's Alaska properties and ATU since May 14, 1999, the date of their acquisition.


    The unaudited pro forma combined financial and operating data are not necessarily indicative of what our financial position or results of operations would actually have been had these transactions been completed on the dates indicated and do not project our results of operations for any future date.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS


                                                          YEAR ENDED DECEMBER 31, 1998
                                 ------------------------------------------------------------------------------
                                 CENTURY'S                                                            ADJUSTED
                                   ALASKA                 ACQUISITION   PRO FORMA     OFFERING        PRO FORMA
                                 PROPERTIES      ATU      ADJUSTMENTS   COMBINED     ADJUSTMENTS      COMBINED
                                 ----------   ---------   -----------   ---------    -----------      ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues
  Local telephone.............    $121,933    $121,057     $     --     $242,990       $   --         $242,990
  Cellular....................       2,576      29,225           --       31,801           --           31,801
  Long distance...............          --       6,815           --        6,815           --            6,815
                                  --------    --------     --------     --------       ------         --------
    Total operating
      revenues................     124,509     157,097           --      281,606           --          281,606
Operating expenses
  Local telephone.............      72,008      74,240        1,033 (a)  147,281           --          147,281
  Cellular....................       2,128      19,961           --       22,089           --           22,089
  Long distance...............          --      10,395           --       10,395           --           10,395
  Depreciation and
    amortization..............      30,459      29,608        1,154 (b)   61,221           --           61,221
                                  --------    --------     --------     --------       ------         --------
    Total operating
      expenses................     104,595     134,204        2,187      240,986           --          240,986
                                  --------    --------     --------     --------       ------         --------
Operating income..............      19,914      22,893       (2,187)      40,620           --           40,620
Interest expense, net.........      (1,405)     (6,427)     (49,265)(c)  (57,097)       1,741 (c)      (55,356)
Equity in earnings (loss) of
  subsidiaries................          --      (2,945)          --       (2,945)          --           (2,945)
Other income (expense)........         356          49           --          405           --              405
                                  --------    --------     --------     --------       ------         --------
  Income (loss) before income
    taxes.....................      18,865      13,570      (51,452)     (19,017)       1,741          (17,276)
Income tax expense
  (benefit)...................       9,218          --       (9,218)(d)       --           --               --
                                  --------    --------     --------     --------       ------         --------
Net income (loss).............    $  9,647    $ 13,570     $(42,234)    $(19,017)      $1,741         $(17,276)
                                  ========    ========     ========     ========       ======         ========
Net loss per share............                                          $   (.87)                     $   (.54)
                                                                        ========                      ========
Weighted average shares
  outstanding.................                                            21,790 (e)   10,000 (e)       31,790
                                                                        ========       ======         ========

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS


                                                                                                              NINE
                                                                                                             MONTHS
                                                                 NINE MONTHS ENDED                            ENDED
                        JANUARY 1, 1999 TO                       SEPTEMBER 30, 1999                       SEPTEMBER 30,
                           MAY 14, 1999                      --------------------------                       1999
                       ---------------------                     ALASKA                                   -------------
                       CENTURY'S                             COMMUNICATIONS                                 ADJUSTED
                         ALASKA                ACQUISITION      SYSTEMS       PRO FORMA     OFFERING        PRO FORMA
                       PROPERTIES     ATU      ADJUSTMENTS       GROUP        COMBINED     ADJUSTMENTS      COMBINED
                       ----------   --------   -----------   --------------   ---------    -----------    -------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues
  Local telephone....   $45,538     $46,380     $     --        $ 95,640      $187,558       $    --        $187,558
  Cellular...........       931      10,277           --          14,735        25,943            --          25,943
  Long distance......        --       3,780           --           4,065         7,845            --           7,845
                        -------     -------     --------        --------      --------       -------        --------
    Total operating
      revenues.......    46,469      60,437           --         114,440       221,346            --         221,346
Operating expenses
  Local telephone....    27,305      29,120          378 (a)      63,612       120,415            --         120,415
  Cellular...........       957       7,677           --           9,053        17,687            --          17,687
  Long distance......        --       4,841           --           5,091         9,932            --           9,932
  Depreciation and
    amortization.....     8,912      11,655          258 (b)      23,708        44,533            --          44,533
                        -------     -------     --------        --------      --------       -------        --------
    Total operating
      expenses.......    37,174      53,293          636         101,464       192,567            --         192,567
                        -------     -------     --------        --------      --------       -------        --------
Operating income.....     9,295       7,144         (636)         12,976        28,779            --          28,779
Interest expense,
  net................      (700)     (2,439)     (18,272)(c)     (23,017)      (44,428)        1,355 (c)     (43,073)
Equity in earnings
  (loss) of
  subsidiaries.......        --      (1,282)          --             (81)       (1,363)           --          (1,363)
Other income
  (expense)..........       921          76           --            (712)          285            --             285
                        -------     -------     --------        --------      --------       -------        --------
  Income (loss)
    before taxes.....     9,516       3,499      (18,908)        (10,834)      (16,727)        1,355         (15,372)
Income tax expense
  (benefit)..........     3,944          --       (3,944)(d)        (174)         (174)           --            (174)
                        -------     -------     --------        --------      --------       -------        --------
Net income (loss)....   $ 5,572     $ 3,499     $(14,964)       $(10,660)     $(16,553)      $ 1,355        $(15,198)
                        =======     =======     ========        ========      ========       =======        ========
Net loss per share...                                           $  (0.51)     $  (0.76)                     $  (0.48)
                                                                ========      ========                      ========
Weighted average
  shares
  outstanding........                                             21,086        21,790 (e)    10,000 (e)      31,790
                                                                ========      ========       =======        ========

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(a) For the periods presented, represents the estimated management fee to be paid to Fox Paine & Company. This management fee is equal to 1% of annual net income before interest expense, interest income, income taxes, depreciation and amortization and equity in earnings (loss) of minority investments, calculated without regard to the fee.

(b) Represents the increase in depreciation and amortization expense as a result of the increase in goodwill due to the application of purchase accounting and the $19.5 million purchase of fiber capacity. Goodwill is amortized over 40 years, and the fiber capacity is depreciated over 20 years.

(c) Represents the net adjustment to interest expense as a result of the borrowings under our revolving credit facility, term loan facilities, senior subordinated notes and senior discount debentures, calculated as follows:


                                                                                             ACTUAL AT
                                                                                           SEPTEMBER 30,
                                                                        AT MAY 14,            1999 AND
                                                                         1999 AND          FOR THE PERIOD
                                     YEAR ENDED                       FOR THE PERIOD      MAY 15, 1999 TO
                                    DECEMBER 31,    AS ADJUSTED      JANUARY 1, 1999       SEPTEMBER 30,      AS ADJUSTED
                                        1998        FOR OFFERING     TO MAY 14, 1999            1999         FOR OFFERING
                                   --------------   ------------   --------------------   ----------------   -------------
                                                                   (DOLLARS IN THOUSANDS)
      Revolving credit
        facility.................     $   523(1)      $    --            $   196(1)           $   378           $   130
      Term loan A facility.......      11,625(2)       11,625              4,359(2)             4,827             9,186
      Term loan B facility.......      12,000(3)       12,000              4,500(3)             4,972             9,472
      Term loan C facility.......      11,138(4)       11,138              4,177(4)             4,604             8,782
      9 3/8% Senior subordinated
        notes due 2009...........      14,063(5)       14,063              5,274(5)             5,355            10,629
      13% Senior discount
        debentures due 2011......       3,250(6)        2,112              1,219(6)             1,221             1,586
      Interest on long term
        obligations assumed......         600(7)          600                225(7)               376               601
                                      -------         -------            -------              -------           -------
      Pro forma cash interest
        expense..................      53,199(8)       51,538             19,950(8)            21,733            40,386
      Amortization of deferred
        financing costs..........       3,750(9)        3,722              1,406(9)             1,745             3,132
      Amortization of OID on
        discount debentures......         148              96                 55                   54                70
                                      -------         -------            -------              -------           -------
      Pro forma interest
        expense..................      57,097          55,356             21,411               23,532            43,588
      Consolidated interest
        income...................          --              --                 --                 (515)             (515)
      Historical interest
        expense, net.............      (7,832)         (7,832)            (3,139)                  --            (3,139)
                                      -------         -------            -------              -------           -------
          Total..................     $49,265         $47,524            $18,272              $23,017           $39,934
                                      =======         =======            =======              =======           =======


------------------------------

    (1) Represents interest on the $6.7 million that was drawn under the revolving credit facility of Alaska Communications Systems Holdings on May 14, 1999 using an assumed interest rate of 7.750%. As adjusted, interest reflects retirement of debt from the net proceeds of the offering.

    (2) Represents interest on the $150.0 million term loan A facility using an assumed interest rate of 7.750%.

    (3) Represents interest on the $150.0 million term loan B facility using an assumed interest rate of 8.000%.

    (4) Represents interest on the $135.0 million term loan C facility using an assumed interest rate of 8.250%.

    (5) Represents interest on the $150.0 million senior subordinated notes using an interest rate of 9.375%.

    (6) Represents interest on our $25.0 million senior discount debentures using an interest rate of 13.000%. As adjusted, interest reflects the retirement of debt from the net proceeds of the offering.

    (7) Represents interest on $7.5 million of long-term obligations assumed by us at an interest rate of 8.000%.


    (8) A 1/8% change in interest rates for the variable rate debt above would change interest expense by $552,000 for the year ended December 31, 1998 and by $414,000 for the nine months ended September 30, 1999.


    (9) Deferred financing costs are amortized over the term of the related debt (an average life of eight years for all borrowings). As adjusted, amortization reflects the retirement of debt from the net proceeds of the offering.

(d) Represents the elimination of historical tax expense, as on a pro forma basis we would have been in a net loss position. No tax benefit for the net loss is reflected in the Unaudited Pro Forma Combined Statement of Operations, as we are uncertain when profitable operations will be achieved.


(e) Weighted average shares outstanding represent the shares outstanding at the end of the period assuming all shares had been issued on the first day of the period and do not include the effect of (1) 3,328,000 shares issuable upon exercise of options granted under the ALEC Holdings, Inc. 1999 Stock Incentive Plan, (2) 38,997 shares issued in October 1999 and
    (3) approximately 828,000 shares issuable under outstanding warrants exercisable at $.01 per share, because they would be accretive. We also expect to have 2,650,000 shares reserved for issuance under the stock incentive, non-employee director compensation and stock purchase plans we intend to adopt in connection with the offering. These plans are described under "Management--Compensation of Directors--Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan", "--Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan" and "Alaska Communications Systems Group, Inc. 1999 Employee Stock Purchase Plan". Weighted average shares outstanding as adjusted for the offering are increased for the 10,000,000 shares issued in the offering. Approximately 828,000 shares issuable under outstanding warrants are also expected to be issued in connection with the offering.



    Assuming the amendment to our credit agreement becomes effective, we intend to use $10.5 million of the net proceeds from the offering to redeem a portion of our senior discount debentures. See "Use of Proceeds". At the time of the redemption, we will record charges of $3.3 million. These charges, which will be recorded as extraordinary items, are not included in the Unaudited Pro Forma Combined Statements of Operations.



    Immediately following the offering, we will record compensation expense of $1,880,000 related to the issuance on September 28, 1999 of 470,000 stock options under the ALEC Holdings, Inc. 1999 Stock Incentive Plan and an additional 4,000 stock options issued under that plan on October 25, 1999. All of these options will vest immediately upon the offering. This expense is not included in the Unaudited Pro Forma Combined Statements of Operations. For a more detailed discussion of these stock options, see Note 4 to the Alaska Communications Systems Group, Inc. Consolidated Financial Statements for the Nine Months Ended September 30, 1999.



    On May 14, 1999, we granted, along with other options, performance vesting options to purchase 653,750 shares of common stock under the ALEC Holdings, Inc. 1999 Stock Incentive Plan that will vest upon completion of the offering. Immediately following the offering, we will record a compensation expense of $5,129,000 related to these options, based on a market price of the shares of $14.00, which is the midpoint of the initial public offering price range set forth on the cover of this prospectus. This expense is not included in the Unaudited Pro Forma Combined Statements of Operations. For a more detailed discussion of these stock options, see Note 4 to the Alaska Communications Systems Group, Inc. Consolidated Financial Statements for the Nine Months Ended September 30, 1999.

                UNAUDITED AS ADJUSTED CONSOLIDATED BALANCE SHEET



                                                                                          AS ADJUSTED
                                                   BALANCE SHEET AT      OFFERING      BALANCE SHEET AT
                                                  SEPTEMBER 30, 1999    ADJUSTMENTS   SEPTEMBER 30, 1999
                                                  -------------------   -----------   -------------------
                                                                  (DOLLARS IN THOUSANDS)
ASSETS:
Cash and cash equivalents.......................       $  1,554          $111,585 (a)      $113,139
Accounts receivable.............................         49,031                --            49,031
Materials and supplies and other current
  assets........................................         12,857                --            12,857
                                                       --------          --------          --------
  Total current assets..........................         63,442           111,585           175,027

  Net property, plant and equipment.............        428,596                --           428,596

Goodwill........................................        244,209                --           244,209
Other assets....................................         68,255                --            68,255
                                                       --------          --------          --------
    Total Assets................................       $804,472          $111,585          $916,057
                                                       ========          ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Notes payable...................................       $ 10,000          $(10,000)(a)      $     --
Other current liabilities.......................         41,921                --            41,921
                                                       --------          --------          --------
    Total current liabilities...................         51,921           (10,000)           41,921
Long-term debt:
  Senior credit facility........................        435,000                --           435,000
  9 3/8% Senior subordinated notes due 2009.....        150,000                --           150,000
  13% Senior discount debentures due 2011.......         21,186            (7,415)(a)        13,771
  Capital lease obligations.....................          7,267                --             7,267
  Note to Municipality of Fairbanks.............          1,602                               1,602
  Other                                                     378                                 378
                                                       --------          --------          --------
    Total long-term debt including current
      portion...................................        615,433            (7,415)          608,018
Other liabilities...............................          8,027                --             8,027
Minority interest...............................          1,422                               1,422
Stockholders' equity............................        127,669           129,000 (a)       256,669
                                                       --------          --------          --------
    Total Liabilities and Stockholders'
      Equity....................................       $804,472          $111,585          $916,057
                                                       ========          ========          ========



            NOTE TO UNAUDITED AS ADJUSTED CONSOLIDATED BALANCE SHEET



(a) Represents the use of the estimated net proceeds of $129.0 million from the offering to repay $10.0 million of borrowings under our revolving credit facility at September 30, 1999 and, assuming effectiveness of the amendment to our credit agreement, $7.4 million of accreted value of our senior discount debentures, net of original issue discount, at September 30, 1999, and the availability of $111.6 million of cash for capital expenditures, acquisitions and working capital purposes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This discussion and analysis should be read in conjunction with the financial statements and related notes, the pro forma financial information and the other financial information included elsewhere in this prospectus.


                      ALASKA COMMUNICATIONS SYSTEMS GROUP



    We were formed in 1998 to acquire telecommunications properties in Alaska. In May 1999, we acquired Century's Alaska properties and ATU. Century's Alaska properties were the incumbent provider of local telephone services in Juneau, Fairbanks and more than 70 rural communities in Alaska and provided Internet services to customers statewide. ATU was the largest local exchange carrier in Alaska and provided local telephone and long distance services primarily in Anchorage and cellular services statewide. In addition, ATU held minority interests in companies that delivered wireless cable television, Internet access and wholesale long distance. On September 30, 1999, we acquired a two-thirds majority interest in Alaskan Choice Television, LLC, a wireless cable television company in which we had previously held a one-third minority interest. On October 6, 1999, we entered into an agreement to acquire the remaining one-third interest in Alaskan Choice Television, together with certain FCC licenses. The closing of this transaction is subject to the satisfaction of several conditions, including regulatory approval of the license transfers.


    Prior to the consummation of the acquisitions of Century's Alaska properties and ATU in May 1999, we had no operations. Accordingly, the following discussion should be read in conjunction with our consolidated financial statements and the related notes, the combined financial statements and the related notes of Century's Alaska properties and the financial statements and the related notes of ATU included in this prospectus.

    Today, we generate revenue through:

    - the provision of local telephone services, including:

     - basic local service to retail customers within our service areas,

     - wholesale service to competitive local exchange carriers,

     - network access services to interexchange carriers for origination and termination of interstate and intrastate long distance phone calls,

     - enhanced services,

     - ancillary services, such as billing and collection,

     - universal service payments and

     - Internet and other services;

    - the provision of wireless services; and

    - the provision of long distance services.

We also recognize our proportionate share of the net income or loss of our minority-owned investments.


    Within the telecommunications industry, local exchange carriers have historically enjoyed stable revenue and cash flow from local exchange operations resulting from the need for basic telecommunications services, the highly regulated nature of the telecommunications industry and, in the case of rural local exchange carriers, the underlying cost recovery settlement and support mechanisms applicable to local exchange operations. Basic local service is generally provided at a flat monthly rate and allows the user to place unlimited calls within a defined local calling area. Access revenues are generated by providing interexchange carriers access to the local exchange carrier's local network and its customers. Universal service revenues are a subsidy paid to rural local exchange carriers to support the high cost of providing service in rural markets. Other service revenue is generated from ancillary services, enhanced services and Internet access.


    Changes in revenue are largely attributable to changes in the number of access lines, local service rates and minutes of use. Other factors can also impact revenue, including:

    - intrastate and interstate revenue settlement methodologies,

    - authorized rates of return for regulated services,

    - whether an access line is used by a business or residential subscriber,

    - intrastate and interstate calling patterns,

    - customers' selection of various local rate plan options,

    - selection of enhanced calling services, such as voice mail, or other packaged products, such as cellular and Internet and

    - other subscriber usage characteristics.

    Local exchange carriers have two basic tiers of customers:

    - end users located in the local exchanges that pay for local telephone service including, in our case, retail, resale and unbundled network elements end users and

    - interexchange carriers that pay the local exchange carrier for access to customers located within that local exchange carrier's local service area.

    Local exchange carriers provide access service to numerous interexchange carriers and may also bill and collect long distance charges from interexchange carrier customers on behalf of the interexchange carriers. The amount of access charge revenue associated with a particular interexchange carrier varies depending upon long distance calling patterns and the relative market share of each long distance carrier.

    Our local service rates for end users are authorized by the RCA. Authorized rates are set by the FCC and the RCA for interstate and intrastate access charges, respectively, and may change from time to time.


    ATU has historically provided long distance service both through leased facilities and as a reseller of other carriers' long distance services. We recently purchased $19.5 million of long distance fiber capacity for high speed links within Alaska and for termination of traffic in the lower 48 states. We have migrated long distance traffic from leased circuits onto our own network infrastructure. As a result, we expect that in future periods operating expenses relating to leased circuits will be lower, but depreciation relating to the purchased capacity will be higher.



ALASKA COMMUNICATIONS SYSTEMS GROUP--NINE MONTHS ENDED SEPTEMBER 30, 1999
  COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998



    The following unaudited table summarizes our combined operations for the nine month periods ended September 30, 1999 and September 30, 1998. For the nine months ended September 30, 1999, the summary information represents the combined historical results of Century's Alaska properties and ATU from January 1, 1999 through acquisition on May 14, 1999 and our consolidated operating results for the period from May 15, 1999 to September 30, 1999. For the nine months ended September 30, 1998, the summary information represents the historical combined operating results of Century's Alaska properties and ATU for that nine month period.



                                                                    NINE MONTHS
                                                                ENDED SEPTEMBER 30,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
OPERATING REVENUES:
Local telephone.............................................   $180,284     $187,473
Cellular....................................................     23,210       25,943
Long distance...............................................      4,543        7,930
                                                               --------     --------
  Total operating revenues..................................    208,037      221,346
OPERATING EXPENSES:
Local telephone.............................................    107,855      120,037
Cellular....................................................     16,012       17,446
Long distance...............................................      7,135        9,932
Depreciation and amortization...............................     40,099       44,516
                                                               --------     --------
  Total operating expenses..................................    171,101      191,931
                                                               --------     --------
Operating income............................................     36,936       29,415
Interest expense............................................     (9,804)     (28,058)
Interest income.............................................      3,530        1,902
Other income (expense)......................................       (843)      (1,078)
                                                               --------     --------
Income before taxes.........................................     29,819        2,181
Income taxes................................................      7,436        3,770
                                                               --------     --------
Net income (loss)...........................................   $ 22,383     $ (1,589)
                                                               ========     ========



    OPERATING REVENUES



    Operating revenues increased $13.3 million, or 6.4%, for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998. Local service, cellular and long distance revenues all increased as compared to the prior nine-month period.



    LOCAL TELEPHONE



    Local telephone revenues, which consist of local service, network access charges and other revenues, increased $7.2 million, or 4.0%, for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998. The increase in local service revenues corresponds to growth in high-margin retail access lines of 4.7% with overall growth in access lines of 7.8%.



    CELLULAR



    Cellular revenues increased $2.7 million, or 11.8%, for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998, as cellular customers increased 11.9%.



    LONG DISTANCE



    Long distance revenues increased $3.4 million, or 74.6%, for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998 due to a 98.8% increase in long distance minutes of use.

    OPERATING EXPENSES



    Operating expenses increased $20.8 million, or 12.2%, for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998. Operating expenses increased to 86.7% of revenues for the nine months ended September 30, 1999 as compared to 82.2% of revenues for the nine months ended September 30, 1998. Adjusted for one-time and transaction related costs associated with our acquisitions of Century's Alaska properties and ATU of approximately $6.6 million, operating expenses would have been 83.7% of revenues for the nine months ended September 30, 1999.



    LOCAL TELEPHONE



    Local telephone expenses increased $12.1 million, or 11.3%, for the nine months ended September 30, 1999 as compared to the nine months ended
September 30, 1998. Plant expense, customer service expense and corporate operations represent $10.9 million of the $12.1 million increase. All three expense categories included one-time costs as described in the preceding paragraph. Without these non-recurring expenses, local telephone expense would have been $113.4 million which represents a 5.1% increase as compared to the nine months ended September 30, 1998. The increase in customer service expense also includes marketing and sales expense which increased as the Company responded to competition in the local market.



    CELLULAR



    Cellular expenses increased $1.4 million, or 9.0%, for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998, primarily due to the increased costs of supporting a larger customer base, combined with the marketing expenses associated with customer sales and retention. Increased corporate expense was also a significant component of the increase.



    LONG DISTANCE



    Long distance expenses increased by $2.8 million, or 39.2%, but decreased as a percentage of sales as long distance operations benefited from economies of scale, particularly in general and administrative expenses.



    DEPRECIATION AND AMORTIZATION



    The increase of $4.4 million, or 11.0%, was due to increases in plant in service for the six months and amortization of additional goodwill from May 14, 1999 to September 30, 1999.



    INTEREST EXPENSE



    Interest expense increased $18.3 million, or 186.6%, for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998 due to an increase of $611.6 million in debt incurred in connection with the acquisitions of Century's Alaska properties and ATU.



    OTHER INCOME (EXPENSE)



    Other income (expense) for the nine months ended September 30, 1999 consists primarily of non-recurring income and expenses ancillary to telephone operations and losses in minority interests. Ancillary income and expense, net was approximately $0.4 million and loss in minority interests was approximately $1.5 million. This was a 27.9% increase in net expense as compared to the nine months ended September 30, 1998 and is primarily attributable to a greater loss in minority interests for the current nine month period.



    NET INCOME



    The decrease in net income is primarily a result of the factors discussed above and, in particular, the increase in operating expense as a percentage of sales and the increase in interest expense.


                          CENTURY'S ALASKA PROPERTIES

    Century acquired its Alaska properties on December 1, 1997 as part of its acquisition of Pacific Telecom from PacifiCorp Holdings, Inc. On October 6, 1997, prior to their acquisition by Century, Century's Alaska properties acquired the assets of the City of Fairbanks Telephone Operation. On
December 31, 1997, Century's Alaska properties sold their Alaska rural statistical area, or RSA, #1 B-side cellular property in Fairbanks to ATU. The operating results of this divested property are included in the historical operating results of Century's Alaska properties.

    The following table summarizes each component of Century's Alaska properties' revenue sources for the years ended December 31, 1996, 1997 and 1998 and the three-month periods ended March 31, 1998 and 1999:

                                                                               THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,            MARCH 31,
                                             -------------------------------   -------------------
                                               1996       1997       1998        1998       1999
                                             --------   --------   ---------   --------   --------
                                                                (IN THOUSANDS)
Local service..............................  $21,740    $26,937    $ 37,255    $ 8,961    $ 9,576
Network access.............................   45,056     50,298      64,321     14,292     15,305
Other......................................    9,154     12,350      20,357      4,714      5,934
                                             -------    -------    --------    -------    -------
Local telephone............................   75,950     89,585     121,933     27,967     30,815
Cellular...................................    4,823      5,301       2,576        408        546
                                             -------    -------    --------    -------    -------
Total......................................  $80,773    $94,886    $124,509    $28,375    $31,361
                                             =======    =======    ========    =======    =======

    Century's Alaska properties' operating expenses are categorized as: cost of sales and operating expenses--telephone; cost of sales and operating expenses--wireless; and depreciation and amortization. Cost of sales and operating expenses--telephone are those operating expenses incurred by Century's Alaska properties in connection with their local telephone business, including the operation of their central offices and outside plant facilities and related operations, customer service, marketing and other general and administrative expenses and allocated corporate expenses. Cost of sales and operating expenses--wireless are those operating expenses incurred by Century's Alaska properties in connection with the operation of their wireless facilities and transmission of wireless services, customer service, marketing and other general and administrative expenses and allocated corporate expenses.

CENTURY'S ALASKA PROPERTIES--THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE
  MONTHS ENDED MARCH 31, 1998

    OPERATING REVENUES

    Combined operating revenues increased $3.0 million, or 10.5%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. Local service, network access and cellular revenues all increased as compared to the prior three month period.

    LOCAL TELEPHONE

    Local telephone revenues, which consist of local service, network access charges and other revenues, increased $2.8 million, or 10.2%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. The increase in local service revenues corresponds with a 4.9% growth in access lines from the prior period. Access revenues increased $1.0 million, or 7.1%, as compared to the prior three-month period.

    CELLULAR

    Cellular revenues increased $138,000, or 33.8%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998, as cellular customers increased 34.3% as of March 31, 1999 as compared to March 31, 1998.

    OPERATING EXPENSES

    LOCAL TELEPHONE

    Cost of sales and operating expenses--telephone increased by $819,000, or 5.0%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998.

    CELLULAR

    Cost of sales and operating expenses--cellular increased $66,000, or 20.0%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. This increase was due to the additional marketing and support costs associated with the 34.3% increase in cellular customers.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased $576,000, or 8.0%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998 due to higher plant in service balances and amortization of goodwill associated with purchase accounting.

    INTEREST EXPENSE, NET

    Interest expense, net increased to $358,000 for the three months ended March 31, 1999 as compared to $302,000 for the three months ended March 31, 1998.

    OTHER INCOME (EXPENSE)

    Other income (expense) is related primarily to non-recurring income and expenses ancillary to telephone operations. For the three months ended
March 31, 1999, other income (expense) decreased $277,000, or 77.6%, as compared to the three months ended March 31, 1998. The decrease was primarily due to recognition of non-recurring expense items in the current period.

    INCOME TAXES

    The provision for income taxes was $2.7 million for the three months ended March 31, 1999 as compared to $2.2 million for the three months ended March 31, 1998 due to increased taxable income in the three month period ended March 31, 1999, as a result of the factors described above.

    NET INCOME AND EBITDA

    Increases of $697,000 in net income and of $1.8 million in EBITDA were a result of the factors described above, and in particular, the increase in our customer base as represented by increased access lines and increased cellular customers.

CENTURY'S ALASKA PROPERTIES--FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO
  FISCAL YEAR ENDED DECEMBER 31, 1997

    The financial statements of Century's Alaska properties reflect the combined results of Century's Alaska properties, including Telephone Utilities of Alaska, Inc., which operates in Juneau, Telephone Utilities of the Northland, Inc., which operates in numerous rural communities, and the Alaska RSA #3 cellular property for the years ended December 31, 1997 and 1998. Additionally, the results of the City of Fairbanks Telephone Operation are reflected from the date of acquisition, October 6, 1997. The Alaska RSA #1 B-side cellular property was divested on December 31, 1997 to comply with FCC cross-ownership restrictions. The operating results of this property are included in the financial statements for the years ended December 31, 1997 and 1996, respectively, as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                        -------------------------
                                                          1996             1997
                                                        --------         --------
                                                             (IN THOUSANDS)
Revenues..............................................   $2,681           $3,100
Operating expenses....................................    1,889            1,643
Depreciation..........................................      457              424
                                                         ------           ------
Operating income......................................   $  335           $1,033
                                                         ======           ======

    OPERATING REVENUES

    Combined operating revenues increased 31.2% to $124.5 million for the year ended December 31, 1998 as compared to $94.9 million for the year ended
December 31, 1997. Local telephone operating revenues increased 36.0% to $121.9 million for the year ended December 31, 1998 as compared to $89.6 million for the year ended December 31, 1997. Cellular revenues decreased 51.4% to $2.6 million for the year ended December 31, 1998 as compared to $5.3 million for the year ended December 31, 1997. Ownership of the City of Fairbanks Telephone Operation for a full year in 1998 versus a partial year in 1997 accounted for $21.0 million of the total $29.6 million increase in combined operating revenues.

    LOCAL TELEPHONE

    Local telephone revenues increased 36.0% to $121.9 million for the year ended December 31, 1998 as compared to $89.6 million for the year ended December 31, 1997. Of this increase, $21.0 million was due to the full year of ownership of the City of Fairbanks Telephone Operation in 1998 versus a partial year in 1997, $4.2 million was due to higher access revenues at Telephone Utilities of Alaska and Telephone Utilities of the Northland, $1.5 million was due to higher local service revenues at Telephone Utilities of Alaska and Telephone Utilities of the Northland and $0.4 million was due to higher other revenues. The increase in local service revenues was due to a 5.6% growth in access lines from December 31, 1997 to December 31, 1998. Growth in access revenues was primarily the result of a higher revenue requirement due to higher expenses for the year ended December 31, 1998 as compared to the year ended December 31, 1997.

    CELLULAR

    Cellular revenues decreased 51.4% to $2.6 million for the year ended December 31, 1998 as compared to $5.3 million for the year ended December 31, 1997. Improved results of the Alaska RSA #3 property increased revenues
$0.4 million for the year ended December 31, 1998 as compared to the year ended December 31, 1997. The divestiture of the Alaska RSA #1 B-side cellular property decreased cellular revenue by $3.1 million for the year ended December 31, 1998 as compared to the year ended December 31, 1997.

    OPERATING EXPENSES

    LOCAL TELEPHONE

    Cost of sales and operating expenses--telephone increased 47.5% to $72.0 million for the year ended December 31, 1998 as compared to $48.8 million for the year ended December 31, 1997. Ownership of the City of Fairbanks Telephone Operation for the full year 1998 versus a partial year in 1997 accounted for $15.0 million of the total increase in cost of sales and operating expenses--telephone. The remaining increase was due primarily to higher expenses at Telephone Utilities of Alaska and Telephone Utilities of the Northland local telephone operations, attributable to increased costs necessary to support growth in access lines and higher corporate allocated costs.

    CELLULAR

    Cost of sales and operating expenses--cellular decreased by 34.1% to $2.1 million for the year ended December 31, 1998 as compared to $3.2 million for the year ended December 31, 1997. In addition, $0.5 million of higher cost of sales and operating expense--cellular was due to increased costs necessary to support the increased number of customers for the Alaska RSA #3 cellular property. The divestiture of the Alaska RSA #1 B-side cellular property decreased expenses by $1.6 million.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased $12.2 million to $30.5 million for the year ended December 31, 1998 as compared to $18.3 million for the year ended December 31, 1997. The increase in depreciation and amortization expense was due to higher plant in service balances, amortization of goodwill associated with purchase accounting, higher authorized depreciation rates effective January 1, 1998, as approved by the APUC, and a full year of ownership of the City of Fairbanks Telephone Operation.

    INTEREST EXPENSE, NET

    Interest expense, net decreased 40.0% to $1.4 million for the year ended December 31, 1998 as compared to $2.3 million for the year ended December 31, 1997. The decrease was due to an increase of $4.9 million in cash and cash equivalents and an increase of $11.5 million in affiliated receivable balances at December 31, 1998 as compared to December 31, 1997.

    OTHER INCOME (EXPENSE)

    Other income (expense) is related primarily to non-recurring and non-operating income and expenses. For the year ended December 31, 1998, other income (expense) was $356,000 as compared to $(245,000) for the year ended December 31, 1997.

    INCOME TAXES

    Income taxes increased 8.7% to $9.2 million for the year ended December 31, 1998 as compared to $8.5 million for the year ended December 31, 1997. The increase in income taxes was due to increased taxable income in 1998 as compared to 1997.

    NET INCOME

    As a result of the factors described above, net income decreased
$3.8 million to $9.6 million for the year ended December 31, 1998 as compared to $13.4 million for the year ended December 31, 1997.

    EBITDA

    As a result of the factors described above, EBITDA increased by $8.2 million to $50.7 million for the year ended December 31, 1998 as compared to $42.6 million for the year ended December 31, 1997. In particular, an increase in local telephone customers as represented by an increase in access lines more than offset the effects of a decline in cellular customers.

CENTURY'S ALASKA PROPERTIES--FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO
  FISCAL YEAR ENDED DECEMBER 31, 1996

    OPERATING REVENUES

    Combined operating revenues increased 17.5% to $94.9 million for the year ended December 31, 1997 as compared to $80.8 million for the year ended
December 31, 1996. Local telephone operating revenues increased 18.0% to $89.6 million for the year ended December 31, 1997 as compared to $76.0 million for the year ended December 31, 1996. Cellular revenues increased 9.9% to $5.3 million for the year ended December 31, 1997 as compared to $4.8 million for the year ended December 31, 1996. Ownership of the City of Fairbanks Telephone Operation from October 6, 1997 through December 31, 1997 accounted for $7.8 million of the total $14.1 million increase in combined operating revenues.

    LOCAL TELEPHONE

    Local telephone revenues increased 18.0% to $89.6 million for the year ended December 31, 1997 as compared to $76.0 million for the year ended December 31, 1996. Of this increase, $7.8 million was due to partial year ownership of the City of Fairbanks Telephone Operation in 1997, $1.2 million was due to higher access revenues at Telephone Utilities of Alaska and Telephone Utilities of the Northland, and $2.0 million was due to higher local service and other revenues at Telephone Utilities of Alaska and Telephone Utilities of the Northland. The increase in local service revenues was due to a 6.0% growth in access lines and higher enhanced services revenue, in each case, without giving effect to the City of Fairbanks Telephone Operation acquisition. Growth in access revenues was primarily the result of a higher revenue requirement due to higher expenses for the year ended December 31, 1997 as compared to the prior year.

    CELLULAR

    Cellular revenues increased 9.9% to $5.3 million for the year ended December 31, 1997 as compared to $4.8 million for the year ended December 31, 1996. Improved results were primarily due to an increase in subscribers from December 31, 1996 to December 31, 1997.

    OPERATING EXPENSES

    LOCAL TELEPHONE

    Cost of sales and operating expenses--telephone increased 16.7% to $48.8 million for the year ended December 31, 1997 as compared to $41.8 million for the year ended December 31, 1996. Ownership of the City of Fairbanks Telephone Operation for part of the year in 1997 accounted for $4.4 million of the total increase. The remaining increase is due primarily to higher expenses for

Telephone Utilities of Alaska and Telephone Utilities of the Northland local telephone operations, attributable to increased costs necessary to support growth in access lines.

    CELLULAR

    Cost of sales and operating expenses--cellular decreased 4.5% to $3.2 million for the year ended December 31, 1997 as compared to $3.4 million for the year ended December 31, 1996.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased 19.2% to $18.3 million for the year ended December 31, 1997 as compared to $15.3 million for the year ended December 31, 1996. Ownership of the City of Fairbanks Telephone Operation for part of the year in 1997 resulted in $2.1 million of the total increase. The remaining portion of the total increase was due to higher plant in service balances in 1997 as compared to 1996.

    INTEREST EXPENSE, NET

    Interest expense, net increased 17.2% to $2.3 million for the year ended December 31, 1997 as compared to $2.0 million for the year ended December 31, 1996.

    OTHER INCOME (EXPENSE)

    Other income (expense) is related primarily to non-recurring and non-operating income and expenses. For the year ended December 31, 1996, these items resulted in other income (expense) of $0.0 million as compared to $(0.2) million for the year ended December 31, 1997. This increase was due principally to increased Internet revenues and increased payphone, equipment sales and rental activity.

    INCOME TAXES

    Income taxes increased 25.9% to $8.5 million for the year ended
December 31, 1997 as compared to $6.7 million for the year ended December 31, 1996. The increase in income taxes was due to increased taxable income in 1997 as compared to 1996.

    NET INCOME

    As a result of the factors described above, net income increased
$1.9 million to $13.4 million for the year ended December 31, 1997 as compared to $11.5 million for the year ended December 31, 1996.

    EBITDA

    As a result of the factors described above, EBITDA increased $7.0 million to $42.6 million for the year ended December 31, 1997 as compared to $35.6 million for the year ended December 31, 1996. In particular, this increase was the result of increases in local telephone and cellular customers.

                                      ATU

    The following table summarizes each component of ATU's revenue sources for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999:

                                                                               THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,             MARCH 31,
                                           ---------------------------------   -------------------
                                             1996        1997        1998        1998       1999
                                           ---------   ---------   ---------   --------   --------
                                                               (IN THOUSANDS)
Local service............................  $ 49,458    $ 52,007    $ 50,863    $12,913    $12,244
Network access...........................    34,800      34,369      34,740      8,035     10,686
Other....................................    29,157      30,179      35,454      8,787      7,434
                                           --------    --------    --------    -------    -------
  Local telephone........................   113,415     116,555     121,057     29,735     30,364
Cellular.................................    16,897      21,845      29,225      5,879      6,710
Long distance............................         2       1,541       6,815      1,144      2,683
                                           --------    --------    --------    -------    -------
Total....................................  $130,314    $139,941    $157,097    $36,758    $39,757
                                           ========    ========    ========    =======    =======

    ATU's operating expenses are categorized as: cost of sales and operating expenses--local telephone; cost of sales and operating expenses--cellular; cost of sales and operating expenses--long distance; and depreciation and amortization. Cost of sales and operating expenses--local telephone are those operating expenses incurred by ATU in connection with its local telephone business, including the operation of its central offices and outside plant facilities and related operations, customer service, marketing and other general and administrative expenses and corporate expenses. These expenses included allocations from the Municipality of Anchorage totaling $3.2 million, $3.7 million and $3.2 million for the years ended December 31, 1996, 1997 and 1998, respectively. Management considers these expenses to be comparable to those which would have been incurred on a stand-alone basis and to those we expect to incur in future periods. Cost of sales and operating expenses--cellular are those operating expenses incurred by ATU in connection with the operation of its wireless facilities and transmission of wireless services, customer service, marketing and other general and administrative expenses and corporate expenses. Cost of sales and operating expenses--long distance includes operating expenses incurred by ATU in connection with the provisioning of long distance services.

ATU--THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THE THREE MONTHS ENDED
  MARCH 31, 1998

    OPERATING REVENUES

    Operating revenues increased $3.0 million, or 8.2%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. ATU reported revenue growth in all three service categories: local telephone, cellular and long distance.

    LOCAL TELEPHONE

    Local telephone revenues, which consist of local service, network access charges and other revenues, increased $629,000, or 2.1%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. Local service revenues decreased $669,000, or 5.2%, as a result of a 3.6% decrease in retail access lines. Local service revenues include revenues for ATU's retail local telephone service to business and residential customers and wholesale customers that resell ATU's local telephone service. The decrease in retail access lines was primarily due to the introduction of competition in ATU's service area.

    Network access revenues increased $2.7 million, or 33.0%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998, due primarily to prior period revenues which had been reserved in connection with various regulatory matters that have been resolved.

    Other revenues decreased $1.4 million, or 15.4%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998.

    CELLULAR

    Cellular revenues increased $831,000, or 14.1%, for the three months ended March 31, 1999 as compared to the three months March 31, 1998. The number of subscribers increased from 54,436 at March 31, 1998 to 63,779 at March 31, 1999.

    LONG DISTANCE

    Long distance revenues increased $1.5 million, or 134.5%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998 principally due to a 161.1% growth in minutes of use.

    OPERATING EXPENSES

    LOCAL TELEPHONE

    Cost of sales and operating expenses--telephone increased $613,000, or 3.4%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998 due to a number of factors including increased labor and consulting related to new information systems, increased customer service expense and an increase in sales and marketing expense as a response to the opening of the Anchorage local market to competition.

    CELLULAR

    Cost of sales and operating expenses--cellular increased $692,000, or 17.1%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998 primarily due to the increase costs of supporting a larger customer base.

    LONG DISTANCE

    Cost of sales and operating expenses--long distance increased $1.3 million, or 70.9%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. Expenses rose at a lower rate than revenues due to economies of scale. Since ATU was not a facilities-based carrier, a primary component of long distance cost of sales was the semi-fixed expense of leased lines over a range of capacity. In addition, selling, general and administrative expense, as a percentage of revenues, was significantly lower for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense increased $335,000, or 4.7%, for the three months ended March 31, 1999 as compared to the three months ended
March 31, 1998 primarily due to increases in plant in service balances.

    INTEREST EXPENSE, NET

    Interest expense, net decreased $255,000, or 13.9%, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998 due to the decrease in outstanding long-term debt.

    OTHER INCOME (EXPENSE)


    Other income (expense) includes equity in earnings (loss) of minority interests and other income and expenses ancillary to telephone operations. Other income decreased by $240,000 for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998.


    NET INCOME AND EBITDA

    Net income increased $29,000, or 0.8%, and EBITDA increased $109,000, or 0.9%, as a result of the factors described above. In particular, the increase in the customer base for cellular and long distance services and the increase in revenues from the resale of unbundled network elements more than offset the competition-driven decrease in local telephone retail customers.

ATU--FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL YEAR ENDED
  DECEMBER 31, 1997

    OPERATING REVENUES

    Operating revenues increased 12.3% to $157.1 million for the year ended December 31, 1998 as compared to $139.9 million for the year ended December 31, 1997. ATU reported revenue growth in all three service categories: local telephone, cellular and long distance.

    LOCAL TELEPHONE

    Local telephone revenues, which consist of local service, network access charges and other revenues, increased 3.9% to $121.1 million for the year ended December 31, 1998 as compared to $116.6 million for the year ended December 31, 1997. Local service revenues decreased 2.2% to $50.9 million for the year ended December 31, 1998 as compared to $52.0 million for the year ended December 31, 1997 as a result of a decrease in retail access lines. Local service revenues include revenues for ATU's retail local telephone service to business and residential customers and wholesale customers that resell ATU's local telephone service. Although the total number of access lines increased from 158,486 at December 31, 1997 to 168,536 at December 31, 1998, retail access lines decreased 14,492 from 150,720 at December 31, 1997 to 136,228 at December 31, 1998,
principally as a result of the introduction of competition in ATU's service area. The number of access lines made available to competitors increased from 7,766 at December 31, 1997 to 32,308 at December 31, 1998. This decrease in retail access lines resulted in a decrease in local service revenues.

    Network access revenues increased 1.1% to $34.7 million for the year ended December 31, 1998 as compared to $34.4 million for the year ended December 31, 1997. Market share losses relating to increased sales by competitors reduced network access revenues by $1.9 million in 1998. We expect this competition to continue. This decrease was partially offset by $2.4 million in higher intrastate network access revenues from the settlement of a prior year access charge dispute.

    Other revenues increased 17.5% to $35.5 million for the year ended
December 31, 1998 as compared to $30.2 million for the year ended December 31, 1997. This increase was primarily attributable to higher revenues from unbundled network element interconnection and directory advertising. Revenues from monthly charges paid by competing carriers for unbundled network element interconnection are accounted for as other revenue.

    CELLULAR

    Cellular revenues increased 33.8% to $29.2 million for the year ended December 31, 1998 as compared to $21.8 million for the year ended December 31, 1997. The increase was due to an increase in the number of cellular subscribers in Anchorage and Alaska RSA #2, as well as the acquisition of the Alaska RSA #1 B-side cellular property on January 1, 1998. The number of subscribers increased from 47,538, excluding the Alaska RSA #1 B-side property, at December 31, 1997 to 63,627 at December 31, 1998. The Fairbanks property increased from 5,497 subscribers at January 1, 1998 to 9,064 at December 31, 1998. Average revenue per customer per month remained stable at $42 per customer per month.

    LONG DISTANCE

    Long distance revenues increased 342.2% to $6.8 million for the year ended December 31, 1998 as compared to $1.5 million for the year ended December 31, 1997 principally due to customer growth. The number of customers increased to 25,670 customers at December 31, 1998 from approximately 10,600 customers at December 31, 1997.

    OPERATING EXPENSES

    LOCAL TELEPHONE

    Cost of sales and operating expenses--telephone decreased marginally to $74.2 million for the year ended December 31, 1998 as compared to $75.0 million for the year ended December 31, 1997. Product sales and advertising expenses increased $2.4 million in 1998 due to increased advertising campaigns resulting from heightened competition in the local telephone market in 1998. These increased expenses were offset by $3.5 million of reduced expenses, primarily due to lower labor expenses associated with reduced full-time local telephone employee levels in 1998 as compared to 1997.

    CELLULAR

    Cost of sales and operating expenses--cellular increased 38.1% to $20.0 million for the year ended December 31, 1998 as compared to $14.5 million for the year ended December 31, 1997. An increase in customers from 47,538 at December 31, 1997 to 63,627 at December 31, 1998 resulted in increases in sales and marketing, general and administrative and other operating expenses. Of the $5.5 million increase in cost of sales and operating expenses--cellular, $2.1 million was due to the operation of the newly acquired Alaska RSA #1 B-side cellular property for a full year in 1998.

    LONG DISTANCE

    Cost of sales and operating expenses--long distance increased 123.8% to $10.4 million for the year ended December 31, 1998 as compared to $4.6 million for the year ended December 31, 1997. Increased expenses were due to additional dedicated facilities leases, access payments, advertising and administrative expenses to support increasing long distance traffic volumes. Traffic volumes increased due to increases in the total number of long distance customers. As a result, ATU's long distance operations incurred losses of $3.7 million in 1998 and $3.2 million in 1997.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense increased 10.3% to $29.6 million for the year ended December 31, 1998 as compared to $26.8 million for the year ended December 31, 1997. Increases in plant in service balances and goodwill amortization accounted for the increase. Higher depreciation and amortization expense of $1.5 million in the local telephone operations and $1.3 million in the cellular and long distance operations was incurred in 1998.

    INTEREST EXPENSE, NET

    Interest expense, net decreased 5.0% to $6.4 million for the year ended December 31, 1998 as compared to $6.8 million for the year ended December 31, 1997. Interest expense increased by $1.1 million as a result of additional outstanding long-term obligations associated with a bond issuance in 1998. Increases in interest income from higher cash balances served to offset higher interest expense. Reversal of previously accrued interest expense for revenue that had been reserved in prior periods but recognized in 1998 reduced interest expense for the year ended December 31, 1998 by $0.4 million.

    OTHER INCOME (EXPENSE)


    Other income (expense) includes equity in earnings (loss) of minority interests and nonoperating other income and expenses ancillary to telephone operations. ATU recognized losses in its minority investments of $2.9 million for the year ended December 31, 1998 compared to earnings of $0.2 million for the year ended December 31, 1997. For the year ended December 31, 1998, ATU incurred $1.1 million in proportional losses from its minority investments, and wrote down $1.5 million and $0.4 million of its investments in Alaskan Choice Television and Internet Alaska, Inc., respectively.


    NET INCOME AND INCOME TAXES

    As a result of the factors described above, net income increased
$1.5 million to $13.6 million for the year ended December 31, 1998 as compared to $12.1 million for the year ended December 31, 1997. Because ATU was a public utility of the Municipality of Anchorage, it was exempt from U.S. federal and state income taxes.

    EBITDA

    As a result of the factors described above, EBITDA increased $3.9 million to $49.6 million for the year ended December 31, 1998 as compared to $45.7 million for the year ended December 31, 1997. In particular, the increase in the customer base for cellular and long distance services and the increase in revenues from the resale of unbundled network elements more than offset the competition-driven decrease in local telephone retail customers.

ATU--FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED
  DECEMBER 31, 1996

    OPERATING REVENUES

    Operating revenues increased 7.4% to $139.9 million for the year ended December 31, 1997 as compared to $130.3 million for the year ended December 31, 1996. ATU reported revenue growth in all three service categories: local telephone, cellular and long distance.

    LOCAL TELEPHONE

    Local telephone revenues increased 2.8% to $116.6 for the year ended December 31, 1997 as compared to $113.4 million for the year ended December 31, 1996. Local service revenues increased 5.2% to $52.0 million for the year ended December 31, 1997 as compared to $49.5 million for the year ended December 31, 1996. The increase in local service revenues was primarily due to a 2.4% increase in access lines and increases in penetration of enhanced services, such as caller ID and call forwarding. Access revenues declined $0.4 million for the year ended December 31, 1997 due to lower intrastate access revenues. Other revenues increased 3.4% to $30.2 million for the year ended December 31, 1997 as compared to $29.2 million for the year ended December 31, 1996, principally as a result of the commencement of unbundled network element interconnection, resulting in the sale by ATU of unbundled network elements to a competitor, and directory advertising revenues.

    CELLULAR

    Cellular revenues increased 29.3% to $21.8 million for the year ended December 31, 1997 as compared to $16.9 million for the year ended December 31, 1996. The increase was principally attributable to a 26.3% increase in the number of subscribers, from 37,651 at December 31, 1996 to 47,538 at December 31, 1997, excluding the Alaska RSA #1 B-Side cellular property which was acquired on January 1, 1998.

    LONG DISTANCE

    Long distance revenues increased to $1.5 million for the year ended December 31, 1997 as compared to $2,000 for the year ended December 31, 1996. The increase was attributable to the commencement of the long distance business in the fall of 1996.

    OPERATING EXPENSES

    LOCAL TELEPHONE

    Cost of sales and operating expenses--telephone decreased 1.3% to $75.0 million for the year ended December 31, 1997 as compared to $76.0 million for the year ended December 31, 1996. The decrease is primarily attributable to lower labor expense as a result of a reduction in the number of employees and lower expenses from regulatory consulting services.

    CELLULAR

    Cost of sales and operating expenses--cellular increased 16.8% to $14.5 million for the year ended December 31, 1997 as compared to $12.4 million for the year ended December 31, 1996. The increase is attributable to increases in the number of employees to support growth in the customer base and increased advertising expenses.

    LONG DISTANCE

    Cost of sales and operating expenses--long distance increased $4.1 million to $4.6 million for the year ended December 31, 1997 as compared to $0.5 million for the year ended December 31, 1996. The increase was due to start-up expenses associated with commencing long distance operations, including higher switching, facilities lease and access expenses to support the larger base of customers.

    DEPRECIATION AND AMORTIZATION

    Depreciation expense increased 30.9% to $26.8 million for the year ended December 31, 1997 as compared to $20.5 million for the year ended December 31, 1996. The higher depreciation expense was attributable to higher telephone plant in service, as well as higher depreciation rates authorized by the APUC that became effective January 1, 1997.

    INTEREST EXPENSE, NET

    Interest expense, net remained relatively unchanged. Higher interest expense from additional outstanding long-term debt balances was offset by higher interest income associated with higher average cash balances.

    OTHER INCOME (EXPENSE)

    Other income (expense) includes minority investment earnings of $0.2 million and other expense of $0.3 million for the year ended December 31, 1997 as compared to other expense of $0.2 million for the year ended
December 31, 1996.

    NET INCOME

    As a result of the factors described above, net income decreased
$1.8 million to $12.1 million for the year ended December 31, 1997 as compared to $13.9 million for the year ended December 31, 1996. Because ATU was a public utility of the Municipality of Anchorage, it was exempt from U.S. federal and state income taxes.

    EBITDA

    As a result of the factors described above, EBITDA increased $4.5 million to $45.7 million for the year ended December 31, 1997 as compared to $41.2 million for the year ended December 31, 1996. In particular, our customer base grew in local, cellular and long distance services.

YEAR 2000

    Some of our older computer programs identify years with two digits instead of four. This may cause problems because these programs may recognize the year 2000 as the year 1900. These problems could result in a system failure or miscalculations disrupting operations, including a temporary inability to process transactions, send invoices or engage in similar, normal business activities. In addition, we face the risk that suppliers of products, services and systems purchased by us do not have business systems or products that comply with the year 2000 requirements.

    While we believe that the conversions or installations of replacement systems will proceed smoothly, we cannot assure you that there will not be interruptions or failures in our systems or in the systems of our suppliers. The telecommunications industry is highly susceptible to the year 2000 issue. Should the year 2000 issue cause problems across our infrastructure, service could be interrupted. These events, if they occur, could materially adversely affect our financial condition and results of operations.

    In order to understand our vulnerability to the year 2000 issue, we conducted a comprehensive systems assessment of our year 2000 compliance during the process of evaluating the acquisitions of Century's Alaska properties and ATU. Many of our systems have also been represented by the respective vendors of these systems to be year 2000 compliant, and both Century's Alaska properties and ATU have initiatives in progress that we believe will address all outstanding year 2000 issues.

    As of January 1, 1999, ATU completed its installation of an integrated financial and accounting system. On March 12, 1999, ATU completed its installation of Saville, a state-of-the-art customer care and billing system. MACtel and ATU Long Distance will continue to operate their existing financial management and billing systems. With respect to carrier access billing, ATU has completed the transition to Century's Alaska properties' existing systems. Each of the foregoing systems has been represented by the vendor to be year 2000 compliant.

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
    We have recently converted Century's Alaska properties' customer care and billing systems to ATU's Saville platform. Century's Alaska properties recently completed their installation of Platinum, an integrated financial and accounting application. Facilities management and repair support systems for Century's Alaska properties have also transitioned to ATU platforms, which have been represented by the vendors as year 2000 compliant.


    Since January 1, 1999, we have spent approximately $22.3 million to upgrade and maintain our information technology systems to make them year 2000 compliant. Additional costs required in order to make our information technology systems year 2000 compliant by the end of December 1999 are not expected to be material.



    Upgrades required to make ATU's network equipment year 2000 compliant are mostly complete, with remaining upgrades expected to be finished by mid-November 1999. All of ATU's central office switches have been upgraded to year 2000 certified release levels. Upgrades required to make Century's Alaska properties' network equipment year 2000 compliant are mostly complete, with remaining upgrades expected to be finished by mid-November 1999. All of Century's Alaska properties' central office switches have been upgraded to year 2000 certified release levels.



    Upgrades required for MACtel's and Century's Alaska properties' cellular switching networks are mostly complete, with remaining upgrades scheduled to be completed by our third party switching vendor by mid-December.



    Given the progress made to date, we do not anticipate delays in finalizing and implementing year 2000 readiness solutions by December 1999. We cannot accurately estimate the uncertainty of completing our year 2000 readiness plan, particularly as it relates to any failure by third parties that have material relationships with us and fail to achieve their own year 2000 readiness. We have in the past and will continue to obtain assurances from third parties that their systems are or will be year 2000 compliant no later than the end of December 1999. Any failures by these third parties to appropriately address their own year 2000 readiness challenges could materially adversely affect our financial condition and results of operations.


    We believe that the following several situations make up our most reasonably likely worst case scenario:

    FAILURE OF ELECTRICAL POWER SUPPLIES. Although most of our major switching and information systems have emergency standby power supplies, in the event of long-term power disruption we may be required to shut down our switching and computer equipment. We believe the larger electrical utilities that provide service to us are pursuing year 2000 readiness strategies. However, electric utilities serving smaller rural communities may be particularly exposed to year 2000 readiness issues.

    DISRUPTION OF SWITCHING AND INFORMATION TECHNOLOGY INFRASTRUCTURE. The most significant risks related to our switching and information technology systems are:

    - the inability of our customers to make and receive calls,

    - the inability of our cell sites, switching centers and other interfaces to process and record call details of local telephone, long distance and cellular traffic accurately and

    - the inability of our billing systems to report and bill customers for phone usage accurately.

    We believe that we have adequately addressed each of these risks in our year 2000 readiness plan.

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
    INABILITY OF LARGE CUSTOMERS TO PAY INVOICES. Our largest customers are interexchange carriers that are customers, vendors and competitors in some of our markets. If interexchange carriers experience year 2000 readiness problems, we may experience delays in collection of outstanding receivables and a decrease in the cash available to fulfill our obligations.

    We are developing contingency plans for potential year 2000 disruptions. We are closely monitoring our year 2000 readiness plan and have developed preliminary contingency plans for the most critical aspects of our year 2000 readiness plan. Details of these plans will be further developed and will depend on our final assessment of the relevant situation and potential alternative strategies.

LIQUIDITY AND CAPITAL RESOURCES


    We have funded our operations primarily from the sale of stock, debt financing and operations. The nine months ended September 30, 1999 include operations from acquired telephone operations for the period from May 15, 1999 to September 30, 1999. For this period, our cash flows from operating activities were $21.4 million. Significant cashflows from the issuance of debt and stock were used for the acquisitions of Century's Alaska properties and ATU and, to a lesser extent, for capital expenditures. At September 30, 1999, we had approximately $6.5 million in working capital, including approximately
$1.6 million in cash and cash equivalents. We also had $59.0 million of remaining capacity under the $75.0 million revolving credit facility as of September 30, 1999.



    Our initial debt borrowings and equity contributions were sufficient to fund the consummation of the acquisitions of Century's Alaska properties and ATU and the purchase of fiber capacity. On May 14, 1999 Alaska Communications Systems Holdings entered into a $435.0 million credit agreement and issued
$150.0 million aggregate principal amount of senior subordinated notes in a private placement, and we issued senior discount debentures and warrants for $25.0 million in gross proceeds in a private placement, and received an equity capital infusion in the amount of $121.2 million. As a result of the financing for these acquisitions, as of September 30, 1999 we had $615.4 million of long-term debt. Interest payments on borrowings under the senior credit facility, our senior discount debentures and the senior subordinated notes, as well as amortization of borrowings under the senior credit facility, represent significant obligations of ours and Alaska Communications Systems Holdings. Interest on our senior discount debentures and the senior subordinated notes is payable semiannually. Interest on borrowings under the senior credit facility is payable quarterly, and the senior credit facility requires annual principal payments commencing on May 14, 2002.



    The local telephone network requires the timely maintenance of plant and infrastructure. Our local network is of high quality and is technically advanced and will have relatively predictable annual capital needs. Our historical capital expenditures have been significant. The construction and geographic expansion of our cellular network required a substantial amount of capital. The implementation of our long distance and interexchange network strategy is also capital intensive. We recently purchased fiber capacity for $19.5 million, which was funded with monies borrowed to finance the acquisitions of Century's Alaska properties and ATU. This purchase will enable us to use our own leased facilities in developing our business. We also have agreed to purchase additional fiber capacity for $19.5 million in the second quarter of 2001. In addition to the purchase of fiber capacity, we anticipate, subject to effectiveness of the credit agreement amendment, total capital expenditures of approximately $28.2 million for the remainder of 1999, and approximately
$90.0 million in 2000, which we expect to fund through internally generated cash flow, a portion of the net proceeds from the offering and additional borrowings under our revolving credit facility. If we are unable to amend our credit agreement as expected, we anticipate capital expenditures of $18.8 million for the remainder of 1999 and of approximately $70.0 million in 2000.

    Our capital requirements may change, however, due to, among other things:

    - the availability of additional fiber capacity,

    - our decision to pursue specific acquisition opportunities,

    - changes in technology,

    - the effects of competition or

    - changes in our business strategy.


    Any of these changes could require additional financing that might not be available or, if available, might not be on terms favorable to us. Our ability to satisfy our capital requirements will be dependent upon our future financial performance, which is, in turn, subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.



    Subsequent to the acquisition of ATU and Century's Alaska properties, we issued 1,746,402 shares of our common stock, including the sale of 1,624,907 shares to Cook Inlet Region, Inc. for $10.0 million in cash. Proceeds of the stock sales were subsequently contributed to Alaska Communications Systems Holdings as additional equity capital. In connection with Cook Inlet's investment, it became a party to the stockholders' agreement, which is described under "Management--Stockholders' Agreement".


    On July 24, 1999 we entered into a hedging transaction which fixed at 5.99% the underlying variable rate on one-half of the borrowings under the senior credit facility, or $217.5 million, for a three-year period.


    On September 30, 1999, we acquired an additional one-third interest in Alaskan Choice Television for $1.9 million, increasing our ownership to a two-thirds majority interest. On October 6, 1999, we entered into an agreement to acquire the remaining one-third interest and expect that the acquisition will be completed by year-end 1999.


    We believe that we will have sufficient working capital provided by operations and borrowings under our existing revolving credit facility to fund our operations and capital expenditures over the next 12 months.

EFFECT OF NEW ACCOUNTING STANDARDS


    SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued in June 1998. SFAS No. 133 establishes standards for the recognition and measurement of derivatives and hedging activities. This statement, as amended, is effective for fiscal years beginning after June 15, 2000. We are currently analyzing the impact SFAS No. 133 will have on our financial statements.


OUTLOOK

    We expect the current demand for telecommunications services in Alaska to continue to grow, particularly as a result of:

    - continuing growth in demand for core telephone services and enhanced service offerings,

    - increased access line demand stemming from growth in population and the demand for multiple lines,

    - increases in demand for wireless services and

    - growth in demand for DSL and Internet access services due to higher business and consumer bandwidth needs for Internet and data services.

    We believe that we will be able to capitalize on this demand through our diverse service offerings and a focused sales and marketing approach.


    There are currently a number of regulatory proceedings underway at the state and federal levels that could have a significant impact on our operations.



    At the state level:



    - the RCA recently terminated the rural exemptions of our rural local exchange carriers, triggering interconnection obligations under the Telecommunications Act from which we had previously been exempt; and



    - the RCA has indicated that it does not intend to determine rates and terms for interconnection through tariff processes and has ordered our rural local exchange carriers to negotiate with potential competitors for the purpose of establishing the terms and conditions of interconnection in their service areas, subject to arbitration at the request of any party at any time after December 10, 1999 if the parties are unable to reach agreement.



    At the federal level:



    - in October 1998 the FCC initiated proceedings, but has not reached a decision, regarding the appropriate rate of return to be applied for federal rate-making purposes to companies like us which are not subject to price cap regulation;



    - in September 1999 the FCC revised its list of unbundled network elements applicable to our ongoing negotiations regarding interconnection, excluding some elements but increasing the number of sub-elements associated with the local loop.



    This is not an exhaustive list of regulatory matters that could affect our business, and we cannot predict the impact of these or future regulatory developments on any of our businesses.



    The telecommunications industry is extremely competitive, and we expect competition to intensify in the future. As the incumbent local exchange carrier, we face competition mainly from resellers, local providers who lease unbundled network elements from us and, to a lesser degree, from facilities-based providers of local telephone services. In addition, as a result of the RCA's recent affirmation of the APUC's termination of our rural exemptions, we may be required to provide interconnection elements and/or wholesale discounted services to competitors in all or some of our rural service areas. Moreover, while cellular telephone services have historically complemented traditional local exchange carrier services, we anticipate that existing and emerging wireless technologies may increasingly compete with local exchange carrier services. In wireless services, we currently compete with at least one other cellular provider in each of our wireless service areas. In long distance, we currently have less than 2.5% of total long distance revenues in Alaska and we face competition from the two major long distance providers in Alaska. In the highly competitive business for Internet access services, we currently compete with a number of established online service companies, interexchange carriers and cable companies.


    The telecommunications industry is subject to continuous technological change. We expect that new technological developments in the future will generally serve to enhance our ability to provide service to our customers. However, these developments may also increase competition or require us to make significant capital investments to maintain our leadership position in Alaska.

                               INDUSTRY OVERVIEW

OVERVIEW

    In recent years, the telecommunications industry has undergone rapid change due to economic growth, technological advancements, infrastructure improvements and regulatory changes, all of which have increased demand and competition for telecommunications services. The Alaskan telecommunications industry is influenced by many of these factors, and Alaska's unique characteristics further enhance the need for telecommunications services. Alaska is characterized by its large geographic size, widely dispersed population and large distance between urban areas. Over 60% of the state's population resides in its three largest cities: Anchorage, Juneau and Fairbanks. Alaska lacks an effective ground transportation infrastructure and many of the state's communities are accessible only by air or water. As a result, Alaskan residents are particularly dependent on telecommunications to access resources and information.

    Alaskan telecommunications operators use a variety of technologies, including traditional copper wire, fiber optic cable, digital microwave and satellite-based communications, particularly in remote communities, to provide telecommunications services, including local telephone, wireless, long distance, data and Internet services.

LOCAL TELEPHONE OVERVIEW

    The U.S. local telephone industry is subject to significant regulation from both the FCC and state authorities. The U.S. local telephone industry is composed of a few large, well-known companies, including the regional Bell operating companies and GTE Corporation, and numerous small, independent telephone companies. Large incumbent local exchange carriers generate the vast majority of the estimated $100 billion in annual local exchange revenues and own a substantial majority of the access lines. A majority of the small, independent telephone companies operate in sparsely populated rural areas with limited competition due to the unfavorable economics of constructing and operating a competing network in those areas.

    Local telephone services traditionally offered by local telephone companies include:

    - basic local service to customers within a local exchange carrier's service area,

    - network access services to interexchange carriers for origination and termination of interstate and intrastate long distance phone calls,

    - enhanced services, such as call waiting, call forwarding, caller ID and voice mail and

    - other services, such as billing and collection, directory publishing, directory assistance and Centrex, a switch-based service offering for business customers.

Rural local exchange carriers typically receive the majority of their revenues from access charges, as opposed to the regional Bell operating companies, which receive a greater share of revenues from basic local services.

    The characteristics of a rural local exchange carrier's service areas result in higher costs for the local exchange carrier because of the additional costs of providing the infrastructure to rural customers and the lack of economies of scale available in more densely populated areas. To ensure that affordable universal telephone service is available in remote areas, rural local exchange carriers typically benefit from various support mechanisms. The largest explicit support mechanism for rural local exchange carriers are universal service payments, as more fully described under "Regulation".

ALASKA OVERVIEW

    The population of Alaska was approximately 614,000 at June 30, 1998, having grown at a compound annual rate of 1.3% over the past ten years, compared to 1.0% for the U.S. as a whole. While the majority of the population is concentrated in the city of Anchorage and surrounding areas, population growth in recent years has been broadly distributed throughout the state. The U.S. Census Bureau projects that through 2005 the population of Alaska will grow at a compound annual rate of 1.9%, as compared to 0.8% for the U.S. as a whole, through 2005.

    Alaska has the highest median household income in the U.S. According to the U.S. Census Bureau, Alaska's average median household income during the period from 1995 to 1997 was $50,829, approximately 40% greater than the overall U.S. median household income. Alaskans benefit from the absence of state personal income taxes and receive annual per capita payments from the Alaska Permanent Fund which in 1999 totaled over $1,700 per person.

    Historically, the state's economy has depended significantly on natural resource industries in general and the petroleum industry in particular. In 1996, the most recent year for which the gross state product was calculated, the petroleum industry represented approximately 36.3% of the $25.9 billion gross state product. In 1998, most of the employment growth in Alaska was attributable to the services sector and, in particular, health care, hotels and social services.

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
                                    BUSINESS

    We are the leading diversified, facilities-based telecommunications provider in Alaska, offering local telephone, wireless, long distance, data and Internet services to business and residential customers throughout the state. We are the only telecommunications provider in Alaska using its own network facilities to provide end-to-end communications services to its customers.

    LOCAL TELEPHONE. With over 320,000 access lines, representing 75% of the access lines in Alaska, we are the largest local exchange carrier in Alaska and the 15th largest in the U.S. We provide service to all of the state's major population centers, including Anchorage, Juneau and Fairbanks. There are no regional Bell operating companies in Alaska.

    WIRELESS. We are the largest and only statewide provider of wireless services in Alaska, currently serving over 70,000 subscribers. Our wireless network covers over 460,000 residents, including all major population centers and highway corridors. We are in the process of upgrading our network to be fully digital in all of our service areas by year-end 1999.

    LONG DISTANCE. We provide long distance and other interexchange services to approximately 26,000 customers primarily in Anchorage and intend to market these services statewide beginning in the first quarter of 2000. We recently migrated long distance traffic from leased circuits onto our own network infrastructure, which we believe will result in significant cost savings over time.

    DATA AND INTERNET. We are the third largest provider of Internet access services in Alaska with approximately 16,000 customers. We also own 28.5% of the second largest Internet services provider in Alaska with approximately 28,000 customers. We currently offer dedicated and dial-up Internet access to our customers and intend to offer digital subscriber line, or DSL, services by year-end 1999.


    In addition, we recently acquired a majority interest in Alaskan Choice Television, a provider of cable television services in our Fairbanks and Anchorage service areas, and expect to expand our offering of wireless cable services using digital compression technology.


    Our telecommunications network includes over 485 miles of fiber optic cable, 176 switching facilities and a statewide cellular network. In addition, we recently purchased fiber capacity for high speed links within Alaska and for termination of traffic in the lower 48 states. We plan to continue enhancing our network to meet customer demand for increased bandwidth and advanced services.

    For the year ended December 31, 1998, on a pro forma basis, we would have had combined revenues of $281.6 million, operating income of $40.6 million, Adjusted EBITDA, as defined under "Summary Unaudited Pro Forma Combined Financial and Operating Data", of $106.1 million and a net loss of $17.3 million.


    We were formed in 1998 by Fox Paine & Company, members of the former senior management team of Pacific Telecom, and other experienced telecommunications industry executives. In May 1999, we acquired Century's Alaska properties and ATU. Century's Alaska properties were the incumbent provider of local telephone services in Juneau, Fairbanks and more than 70 rural communities in Alaska and provided Internet services to customers statewide. ATU was the largest local exchange carrier in Alaska and provided local telephone and long distance services primarily in Anchorage and cellular services statewide. On October 28, 1999, we changed our name from ALEC Holdings, Inc. to Alaska Communications Systems Group, Inc.


OUR BUSINESS OPPORTUNITY

    Alaska is characterized by its large geographic size, widely dispersed population and large distance between urban areas. Over 60% of the state's population resides in its three largest cities:

Anchorage, Juneau and Fairbanks. Alaska lacks an effective ground transportation infrastructure, and many of the state's communities are accessible only by air or water. As a result, Alaskans are particularly dependent on telecommunications services to access resources and information unavailable in their communities. We estimate that Alaskan telecommunications businesses generated aggregate revenues of $1 billion in 1998.

    Alaska's income and demographic characteristics provide opportunities for continued growth of telecommunications services. Alaska has the highest median household income in the U.S. In addition, Alaskans pay no state personal income taxes and receive an annual per capita payment from the Alaska Permanent Fund. The population in Alaska has been growing at a compound annual rate of 1.3% over the last ten years, compared to 1.0% for the U.S. as a whole. The U.S. Census Bureau projects that Alaska's population will grow at a compound annual rate of 1.9%, as compared to 0.8% for the U.S. as a whole, through 2005.

    We believe that the outlook for growth in our businesses is favorable due to the fundamental demand for telecommunications, including:

    - continued demand for core telephone services and enhanced service offerings, such as voice mail and call waiting,

    - access line growth due to population growth and the demand for multiple lines,

    - increasing demand for wireless services and

    - DSL and Internet access growth due to higher business and consumer bandwidth needs for data and Internet services.

OUR BUSINESS STRATEGY

    As part of our business strategy, we intend to:

    LEVERAGE OUR NETWORK AND CUSTOMER BASE. As the leading diversified, facilities-based telecommunications provider in Alaska offering customers a broad array of services over our extensive network, we believe we have a significant competitive advantage. Our competitive position provides us with a valuable opportunity to capitalize on the growing demand for communications services and the development of new technologies and services. In particular, we intend to:

        PROVIDE ONE-STOP COMMUNICATIONS SERVICES. We intend to offer a complete suite of telecommunications and data services, providing both residential and business customers with local telephone, long distance and wireless, as well as high speed data and Internet services. We also intend to introduce new telecommunications products and services as they develop. We believe that providing one-stop communications services will enable us to meet our customers' increasingly complex communications needs and to strengthen our position by capturing a larger portion of our customers' communications expenditures.

        INCREASE PENETRATION OF ENHANCED SERVICES. We seek to achieve a higher penetration of enhanced services among our significant base of installed customers. Customer penetration of enhanced services such as call waiting, caller ID and voice mail, calculated as the number of enhanced services divided by the number of access lines, in our service areas is approximately 86%, while other local exchange carriers in the U.S. have achieved average penetration levels of 121%. We believe we can achieve penetration rates for these services comparable to these industry averages. Increasing our penetration rates will improve our revenue per customer which we expect, due to the fixed cost nature of our local exchange business, to result in improved operating margins.

        OFFER COMPLEMENTARY COMMUNICATIONS AND MEDIA SERVICES. We intend to expand our service offerings with a particular focus on data, Internet and wireless cable television services. We anticipate significant demand for these services as they become necessary for businesses and increasingly desirable for residential users. We currently offer ISDN and other high-speed data services and intend to introduce DSL services by year-end 1999. During 2000, we intend to expand our service offerings to include virtual private networks, statewide Centrex services, such as four digit dialing, and enhanced digital wireless cable television services.

    PROVIDE SUPERIOR CUSTOMER SERVICE. We are committed to building strong customer relationships by providing high-quality customer care. We believe that by increasing customer loyalty and retention we will enhance our ability to market our service offerings. We are building a state-of-the-art customer care system that will provide one-call customer service access, improved call response times and, we believe, greater overall customer satisfaction. In addition, we will provide web-based services that will allow customers to check billing, order new services or otherwise manage their accounts online.

    BUILD THE LEADING COMMUNICATIONS BRAND IN ALASKA. We intend to take advantage of our statewide presence and centralized marketing efforts by promoting a unified brand name. We intend to, over time, transition our entire suite of telecommunications services to be marketed under the "Alaska Communications Systems" brand, which we seek to make synonymous with high-quality telecommunications. We believe that a single brand uniting all of our service offerings will result in superior brand awareness, greater product penetration and higher demand for packages of premium-priced branded services.

    REALIZE OPERATING EFFICIENCIES. We seek to realize significant operating efficiencies from the consolidation and integration of our recent acquisitions and the continuous improvement of our operations. We believe we will realize significant future savings by consolidating Century's Alaska properties and ATU into a single operating entity, subject to regulatory restrictions. We intend to continue to make investments in information technology relating to service provisioning, network management and customer service which we believe will improve operating margins. In addition, we are creating an integrated low cost network utilizing state-of-the-art technology which we believe will further improve operating margins.

    PURSUE SELECTED STRATEGIC ACQUISITIONS. We are actively pursuing selected regional acquisitions in Alaska. There are 19 local exchange carriers remaining in Alaska with an aggregate of approximately 120,000 access lines, presenting us with the potential for significant expansion of our network. In addition, we may pursue other selected strategic acquisitions and investments which will complement our existing product and service offerings.

PRODUCTS, SERVICES AND REVENUE SOURCES

    We offer a broad portfolio of telecommunications services to residential and business customers in our markets. Our service offerings are locally managed to better serve the needs of each community. We believe that, as the communications marketplace continues to converge, our ability to offer an integrated package of communications products will provide a distinct competitive advantage, as well as increase customer loyalty, thereby decreasing customer turnover. We intend to complement our local telephone services by actively marketing our wireless, long distance, data and Internet service offerings.

    The following table sets forth the components of our revenues on a pro forma basis for the periods presented:


                                                                                     NINE MONTHS
                                                                                        ENDED
                                                               YEAR ENDED           SEPTEMBER 30,
                                                           DECEMBER 31, 1998            1999
                                                          --------------------   -------------------
                                                           AMOUNT     PERCENT     AMOUNT    PERCENT
REVENUE SOURCE:                                            ------     -------     ------    -------
                                                                    (DOLLARS IN MILLIONS)
Local network service...................................   $ 93.1       33.1%     $ 71.2      32.2%
Network access..........................................     98.6       35.0        77.7      35.1
Directory advertising...................................     26.5        9.4        20.4       9.2
Deregulated revenue.....................................     18.5        6.6        13.7       6.2
Other...................................................      6.3        2.2         4.5       2.0
                                                           ------      -----      ------     -----
  Local telephone.......................................    243.0       86.3       187.5      84.7
Cellular................................................     31.8       11.3        25.9      11.7
Long distance...........................................      6.8        2.4         7.9       3.6
                                                           ------      -----      ------     -----
  Total.................................................   $281.6      100.0%     $221.3     100.0%
                                                           ======      =====      ======     =====


    LOCAL TELEPHONE SERVICES

    BASIC LOCAL SERVICE. Basic local service enables customers to originate and receive telephone calls within a defined "exchange" area. We provide basic local services to residential and business customers, generally for a fixed monthly charge. The maximum amount that we can charge a customer for basic local services is determined by rate proceedings involving the RCA. We charge business customers higher rates to recover a portion of the costs of providing local service to residential customers. On average, U.S. business rates for basic local services have been over two times the rates of residential customers. Basic local service also includes non-recurring charges to customers for the installation of new products and services.

    At December 31, 1998, approximately 60% of our retail access lines served residential customers, while 40% served business customers. Currently, our monthly charges for basic local service for residential customers range from $9.42 to $16.30 in the service areas of Century's Alaska properties and are $9.70 in ATU's service area, as compared to the national average of $15.99. Monthly charges for business customers range from $17.65 to $26.05 in the service areas of Century's Alaska properties and are $25.75 in ATU's service areas, as compared to the national average of $34.55.

    The table below sets forth the growth in access lines at Century's Alaska properties and ATU from December 31, 1994 to December 31, 1998 and for the six month period ended June 30, 1999. The number of access lines shown for Century's Alaska properties in 1997 includes approximately 37,000 access lines that were acquired by Century's Alaska properties as part of its acquisition of the City of Fairbanks Telephone Operation in October 1997. The number of access lines shown for ATU represents all revenue producing access lines connected to retail or wholesale customers.


                                               AS OF DECEMBER 31,                        AS OF
                              ----------------------------------------------------   SEPTEMBER 30,
                                1994       1995       1996       1997       1998          1999
                              --------   --------   --------   --------   --------   --------------
Access lines:
  Century's Alaska
    properties..............   73,563     77,660     82,969    124,869    131,858        140,989
  ATU.......................  144,869    147,934    154,752    158,486    168,536        183,991
                              -------    -------    -------    -------    -------        -------
      Total.................  218,432    225,594    237,721    283,335    300,394        324,980
                              =======    =======    =======    =======    =======        =======
Percentage Growth:
  Century's Alaska
    properties..............    --           5.6%       6.8%      50.5%       5.6%       --
  ATU.......................    --           2.1%       4.6%       2.4%       6.3%       --
  Combined..................    --           3.3%       5.4%      19.2%       6.0%       --



On June 1, 1999, as part of the consolidation of our operating and billing systems, we conformed the methodology by which we calculate our number of access lines across all of our local exchanges to that used for Century's Alaska properties. We intend to use the method used to calculate access lines in service for Century's Alaska properties to calculate our access lines in all future periods. In the table above, for the period ended September 30, 1999, we show ATU's number of access lines calculated using this method. If we computed the number of ATU's access lines in service at December 31, 1998 under this same method, the number of access lines at ATU would increase by 4,940 and the total number of access lines would equal 305,334. Due to limited data available to us, we have not computed any adjustments to the access lines in service for any year prior to 1998.


    Future growth in access lines is expected to be derived from:

    - increases in line demand from data-related usage by existing business customers,

    - increased additional line demand from Internet usage by residential customers and

    - population growth in our service areas.

    ENHANCED SERVICES. Enhanced services consist of services such as call waiting, call forwarding, call return, continuous redial, caller ID and voice mail. These services are generally billed on a monthly basis together with the customers' bills for basic local services. Customer penetration of enhanced services, calculated as the number of enhanced services divided by the number of access lines, in our service areas is approximately 86%, while other rural local exchange carriers in the U.S. have achieved a penetration level of 121%, on average.

    NETWORK ACCESS

    Network access services arise in connection with the origination and termination of long distance, or toll, calls and typically involve more than one company in the provision of such long distance service on an end-to-end basis. Since toll calls are generally billed to the customer originating the call, a mechanism is required to compensate each company providing services relating to the call. This mechanism is the access charge, which we bill to each interexchange carrier for the use of our facilities to access the customer, as described below.

    INTRASTATE ACCESS CHARGES. We generate intrastate access revenue when an intrastate long distance call which involves an interexchange carrier is originated and terminated within the same state. The interexchange carrier pays us an intrastate access payment for either terminating or originating the call. We record the details of the call through our carrier access billing system and receive the access payment from the interexchange carrier. When one of our customers originates the call, we typically provide billing and collection for the interexchange carrier through a billing and collection agreement. The access charge for our intrastate service is regulated by the RCA.

    INTERSTATE ACCESS CHARGES. We generate interstate access revenue when an interstate long distance call is originated from a local calling area in one state to a local calling area in another state. We bill interstate access charges in the same manner as we bill intrastate access charges; however, the interstate access charge is regulated by the FCC rather than by the RCA.

    WIRELESS SERVICES

    Our cellular businesses currently are managed separately from our local exchange carrier business and are subject to a different regulatory framework and cost structure. ATU's wireless services are provided statewide under the MACtel brand name. Management intends to integrate Century's Alaska properties' cellular operations with those of MACtel. The primary sources of wireless revenue include subscriber access charges, airtime usage, toll charges, connection fees, roaming revenues, as well as enhanced features, such as voice mail. A subscriber may purchase services separately or may purchase rate plans that package these services in different ways to fit different calling patterns. We currently provide digital service in Anchorage and Fairbanks and expect to be fully digital in our other service areas by the end of 1999. Upon conversion to digital service, we will be able to offer advanced digital services and features, such as text messaging.

    As illustrated in the table below, Century's Alaska properties and MACtel have experienced growth in the number of cellular subscribers served and total covered population over the past five years.


                                                 AS OF DECEMBER 31,                        AS OF
                                ----------------------------------------------------   SEPTEMBER 30,
                                  1994       1995       1996       1997       1998          1999
                                --------   --------   --------   --------   --------   --------------
Covered population:
  Century's Alaska
    properties................   53,484     54,286     55,101     55,927     56,766         56,766
  MACtel......................  289,813    294,160    298,573    397,434    403,396        403,396
                                -------    -------    -------    -------    -------        -------
    Total.....................  342,297    348,446    353,674    453,361    460,162        460,162
                                =======    =======    =======    =======    =======        =======
Ending subscribers:
  Century's Alaska
    properties................    1,194      1,300      1,678      2,096      2,945          3,648
  MACtel......................   13,684     24,855     37,651     53,035     63,627         67,208
                                -------    -------    -------    -------    -------        -------
    Total.....................   14,878     26,155     39,239     55,131     66,572         70,856
                                =======    =======    =======    =======    =======        =======
Ending penetration:
  Century's Alaska
    properties................      2.2%       2.4%       3.1%       3.7%       5.2%           6.4%
  MACtel......................      4.7%       8.4%      12.6%      13.3%      15.8%          16.7%
  Combined....................      4.3%       7.5%      11.1%      12.2%      14.5%          15.4%


    Although we have achieved cellular penetration rates of 18% and 19% in Anchorage and Kenai, penetration rates in our other service areas are significantly lower. Management believes there are opportunities to improve the penetration rates of our cellular operations in Fairbanks and Juneau. Management also believes that the market for wireless services will continue to grow with the growth in the wireless industry as a whole.

    We also own 10 megahertz E Block PCS licenses covering Anchorage, Juneau and Fairbanks, which were purchased by Century's Alaska properties in 1997. Management is analyzing the build out of these licenses and technical alternatives for using this spectrum to enhance our service offerings in our overall business.

    LONG DISTANCE SERVICES

    We began offering long distance services on a resale basis in October 1997, primarily in Anchorage. We currently have approximately 26,000 long distance customers and less than 2.5% of total long distance revenues in Alaska. We intend to expand our long distance operations into the service areas of Century's Alaska properties during the first quarter of 2000. Before
August 1998, Century's Alaska properties were precluded from entering the long distance business by a non-competition agreement with AT&T Alascom which was signed when Pacific Telecom sold Alascom, Inc. to AT&T in 1995. To date, our long distance operations have generated operating losses.

    In April 1999, we entered into a settlement agreement with GCI under which we agreed to enter into a number of new business arrangements and to settle a number of outstanding disputes, including GCI's opposition to our acquisitions of Century's Alaska properties and ATU, the effect of which is not expected to be material. As part of this agreement and to reduce our dependence on a resale long distance strategy, we purchased from GCI $19.5 million of fiber capacity for high speed links within Alaska and for termination of traffic in the lower 48 states. Subsequently, we entered into an amendment of our purchase agreement with GCI, whereby, among other things, we agreed to purchase additional capacity in 2001 for $19.5 million. We expect that migrating long distance traffic onto our network facilities will over time reduce the cost of providing long distance and other interexchange services and data and Internet access services.

    We are subject to numerous conditions imposed by the RCA and, to a lesser degree, by the FCC on the manner in which we conduct our long distance operations. The restrictions are intended to prohibit cross-subsidization from the regulated local exchange carrier to the unregulated long distance affiliate and discrimination against other long distance providers in favor of a local exchange carrier's long distance affiliate. Among the conditions applied to our long distance affiliates are those which:

    - require us to hold all books and records, management, employees and administrative services separate, except that services may be provided among affiliates through arms-length affiliated interest agreements,

    - prohibit Century's Alaska properties from bundling local and long distance services until competition develops in their local markets and

    - prevent us from joint ownership of telephone transmission or switching facilities with the local exchange carrier and from using the local exchange carrier's assets as collateral for its own indebtedness.

    As a result of the introduction of competition in ATU's local service areas, the APUC lifted the restriction on bundling on local and long distance services in ATU's service areas in 1998.

    INTERNET ACCESS

    We provide Internet access services to approximately 16,000 customers and generated $5.1 million in Internet access revenues for the year ended
December 31, 1998. In order to offer Internet access, we provide local dial-up telephone numbers for our customers. These local dial-up numbers allow customers access, through a modem connection on their computer, to a series of computer servers we own and maintain. These servers allow customers to access their e-mail accounts and to be routed to local access points that connect customers to the Internet. We charge customers either a flat rate for unlimited Internet usage or a usage sensitive rate, which, in either case, is billed in conjunction with the local telephone bill.

    We also own a 28.5% minority interest in Internet Alaska, Inc., which provides Internet access to approximately 28,000 customers primarily in Anchorage and Fairbanks.

    WIRELESS CABLE TELEVISION


    We own a two-thirds interest in Alaskan Choice Television, a wireless cable television provider, having recently acquired the previous managing member's one-third interest. Alaskan Choice Television provides wireless cable television services over assigned UHF frequencies to approximately 3,000 customers in our Anchorage and Fairbanks service areas. We have reached agreement to acquire the remaining one-third interest and expect that transaction to be completed before year-end 1999.


    UNIVERSAL SERVICE REVENUE

    Universal service revenue supplements the amount of local service revenue we receive to ensure that basic local service rates for customers in high cost rural areas are not significantly higher than rates charged in lower cost urban and suburban areas. The Telecommunications Act prescribed new standards applicable to universal service, including mechanisms for defining the types of services to be provided as part of a universal service program, specific goals or criteria applicable to universal service programs, new qualifications for receipt of universal service funding and new requirements for contributions to universal service funding. The FCC, in conjunction with a federal-state joint board composed of FCC and state commission members, has been working since passage of the Telecommunications Act to implement these new statutory provisions. The FCC has chosen to address universal service matters, initially for non-rural telephone companies, and subsequently for rural telephone companies. New cost-identification models for non-rural local carriers are presently expected to be implemented on January 1, 2000 and would be applicable to our ATU operations. New rules for rural telephone companies, applicable to Century's Alaska properties, are not expected to be adopted before January 1, 2001 at the earliest.

    OTHER

    We seek to capitalize on our local presence and network infrastructure by offering additional services to customers, such as directory services and billing and collection services for interexchange carriers.

NETWORK FACILITIES


    As of September 30, 1999, we owned 74 exchanges serving over 320,000 access lines. All of our exchanges are served by digital switches provided predominately by Nortel Networks. Our switches are linked through a combination of extensive aerial, underground and buried cable, including 485 miles of fiber optic cable, as well as digital microwave and satellite links. We have 100% single-party services (one customer per access line), and believe all switches have the latest generic software upgrades available, allowing for the full range of enhanced customer features.


    We have integrated numerous network elements to offer a variety of services and applications that meet the increasingly sophisticated needs of customers. These elements include Signal System 7 signaling networks, voice messaging platforms, digital switching and, in some communities, integrated service digital network access. As the telecommunications industry experiences significant changes in technology, customer demand and competitive pressures, we intend to introduce additional enhancements.

    Network operations and monitoring are provided for Century's Alaska properties and ATU by ATU's network operating control center located in Anchorage. The network operating control center has technicians staffed or on-call seven days a week, 24 hours a day. Automated alarm systems are in place should problems arise with the network after normal business hours. We also have customer care facilities in Anchorage and Fairbanks with extensive business hours to efficiently handle customer inquiries and orders for service.

    Our cellular operations consist of eight switching centers and 77 cell sites covering all major population centers and highway corridors in Alaska. We plan to complete the conversion of all of our switching and cell site equipment to digital service by the end of 1999. Our switching and cell site infrastructure is linked by digital microwave and fiber. MACtel also has a network operating control center and customer care center, located in Anchorage.

    We are enhancing our interexchange network to accommodate developing products and technology. We are working with Nortel Networks on a multiple phase conversion of our network from a time division multiple access, or TDMA, circuit switched platform to an asynchronous transfer mode/Internet protocol, or ATM/IP, packet switched platform based on Nortel's SUCCESSION NETWORK-TM-. We believe the implementation of the SUCCESSION NETWORK-TM- will enable us to provide a complete suite of telecommunications and data services and achieve significant operating efficiencies. We have completed the first phase of the conversion, which resulted in the migration of our network traffic to our fiber optic transport facilities acquired in June 1999. We are currently in the second phase, which will involve the conversion of our transport connections between Anchorage and each of Fairbanks, Kenai, Juneau and Seattle from TDMA to ATM, which we expect to complete by year-end 1999. We expect to complete the implementation of Nortel's SUCCESSION NETWORK-TM- by year-end 2002. Our planned network enhancements prior to year-end 2002 will include the installation of call servers in Anchorage and either Fairbanks or Juneau and the conversion of network switching nodes to accommodate ATM/IP traffic.

    Completion of the SUCCESSION NETWORK-TM- will enable us to provide an array of IP products throughout our core business. We currently offer frame relay, and will offer each of the following services as the necessary network elements are completed:

    - virtual private networks,

    - virtual private lines,

    - transparent local area networks (LAN),

    - proprietary LANs and wide area networks (WAN) and

    - high speed Internet access.

COMPETITION

    LOCAL TELEPHONE SERVICES

    Incumbent local exchange carriers may be subject to any of three types of competition:

    - facilities-based competition from providers with their own local service network,

    - resale competition from resale interconnection, or providers who purchase local service from the incumbent local exchange carrier at wholesale rates and resell these services to their customers and

    - competition from unbundled network element interconnection, that is, providers who lease unbundled network elements from the incumbent local exchange carrier.

    The geographic characteristics of rural areas make the entrance of most facilities-based competitors uneconomical because of the significant capital investment required and the limited market size. Thus, competition is likely to come from resale interconnection or unbundled network element interconnection. There are no regional Bell operating companies in Alaska.


    In September 1997, GCI and AT&T Alascom, the two largest long distance carriers in Alaska, began providing competitive local telephone services in Anchorage. GCI competes principally through unbundled network element interconnection with ATU's facilities, while AT&T Alascom competes exclusively by reselling ATU's services. Competition is based upon price and pricing plans, types of services offered, customer service, billing services, quality and reliability. GCI has focused principally on advertising discount plans for bundled services. AT&T Alascom's strategy has been to resell ATU's service as part of a package of local and long distance services. As a result, ATU lost approximately 19% of its retail access lines in Anchorage to these competitors during the first ten months of competition ended June 1998, approximately 61% of which resulted from unbundled network element interconnection by GCI. The majority of this loss was among price-sensitive residential customers who have lower average monthly bills than ATU's business customers. Since June 1998, the rate of this loss has slowed, with ATU's aggregate market share loss rising only from 19% to just over 23% in the last fifteen months. We expect GCI and AT&T Alascom to continue to compete for local telephone business.



    As "rural telephone companies" under the Telecommunications Act, our rural local exchange carriers have historically been exempt from the obligation to lease their facilities or resell their services on a wholesale discount basis to competitive local exchange carriers seeking interconnection. However, on June 30, 1999 the APUC ordered these exemptions terminated, and on October 11, 1999, the RCA, which replaced the APUC on July 1, 1999, sustained the APUC's order. As a result, we may be required to provide interconnection elements and/or wholesale discount services to competitors in some or all of our rural service areas. However, we believe that our services offerings, customer relationships and expertise in the local telephone business may provide us a competitive advantage over new local exchange carriers.


    We expect increasing competition from providers of various services that provide users the means to bypass our network. Long distance companies may construct, modify or lease facilities to transmit traffic directly from a user to a long distance company. Cable television companies, in particular, may be able to modify their networks to partially or completely bypass our local network.

    In addition, while cellular telephone services have historically complemented traditional local exchange carrier services, we anticipate that existing and emerging wireless technologies may increasingly compete with local exchange carrier services. Technological developments in cellular telephone features, personal communications services, digital microwave and other wireless technologies are expected to further permit the development of alternatives to traditional landline services.

    WIRELESS SERVICES

    The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements and changes in consumer preferences and expectations. We believe that the demand for wireless telecommunications services is likely to increase significantly as equipment costs and service rates continue to decline and equipment becomes more convenient and functional. We currently compete with at least one other cellular provider in each of our wireless service areas, including AT&T Wireless Services, Century and Mercury Communications. Competition is based on price, quality, network coverage and brand reputation. In addition, there are six PCS licensees in each of our wireless service areas. We hold PCS licenses covering Anchorage, Fairbanks and Juneau. One of the PCS licensees began providing digital PCS service in Anchorage in October 1998. Another PCS licensee has recently indicated it will commence trials of its technology. We believe that the unique and vast terrain and the high cost of PCS system buildout makes entrance into markets outside Anchorage unlikely.

    LONG DISTANCE SERVICES

    The long distance telecommunications market is highly competitive. Competition in the long distance business is based on price, customer service, billing services and quality. We currently offer long distance in ATU's service areas, and intend, subject to regulatory restrictions, to expand ATU's long distance operations into the service areas of Century's Alaska properties. AT&T Alascom and GCI are currently the two major long distance providers in Alaska, including in our service areas. We currently have less than 2.5% of total long distance revenues in Alaska.

    INTERNET SERVICES

    The market for Internet access services is highly competitive. There are few significant barriers to entry, and we expect that competition will intensify in the future. We currently compete with a number of established online services companies, interexchange carriers and cable companies. We believe that our ability to compete successfully will depend upon a number of factors, including the reliability and security of our network infrastructure, the ease of access to the Internet and the pricing policies of our competitors.

CUSTOMERS

    We have two basic types of customers for our local services:

    - business and residential customers located in their local service areas that pay for local phone service and

    - interexchange carriers that pay us for access to long distance calling customers located within our local service areas.

In general, the majority of our local customers are residential, rather than business, customers, as is typical for rural telephone companies. In addition, no single local customer of ours represented more than 5% of our total 1998 pro forma revenue, excluding access customers.

SALES AND MARKETING

    Century's Alaska properties and ATU have historically conducted their sales and marketing operations for each of their respective products on a stand-alone basis, with each product line having its own sales force and marketing department. Going forward, we intend to consolidate our product and service offerings under the "Alaska Communications Systems" brand, subject to regulatory and strategic business considerations.

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    Key components of our sales and marketing strategy include:

    - marketing current and future service offerings aggressively, including packaged service offerings,

    - centralizing marketing functions and

    - enhancing direct sales efforts.

    We believe that we can leverage our position as an integrated, one-stop provider of telecommunications services with strong positions in local access, wireless, long distance and data and Internet markets. By pursuing a marketing strategy that takes advantage of these characteristics and that facilitates cross-selling and packaging of our products and services, we believe we can increase penetration of new product offerings, improve customer retention rates, increase our share of our customers' overall telecommunications expenditures and achieve continued revenue and operating cash flow growth.

    While Century's Alaska properties and ATU have, to a limited extent, marketed local telephone services in attractively-priced, packaged service offerings with wireless, long distance and Internet services, neither Century's Alaska properties nor ATU emphasized these types of offerings. However, we believe packaged offerings are popular with customers because they allow customers to enjoy pricing for a number of services at a substantial discount to A LA CARTE pricing of individual services. Subject to regulatory limitations, we intend to expand this strategy, which we expect will increase the average revenue per customer and result in a more loyal and satisfied customer base and reduced churn.

    We have established a sales and marketing organization where marketing strategies will be centralized and sales functions will be based locally. To enhance our direct selling efforts, we have established additional customer and retail service centers in our larger service areas, such as Juneau and Kenai/Soldotna, and intend to enhance call center operations through a combination of technology investments and training and incentive compensation programs for call center employees.

SUPPLIERS

    We believe we have strong, long-term relationships with our numerous communications vendors. Our primary switching vendor is Nortel Networks, a leading provider of advanced switching systems. We use Ericsson switches and radios for our cellular operations. For our billing systems we use Saville Systems, and for our accounting systems we use SAP. Our primary information technology architecture is provided by IBM. While we recognize that the separation of Century's Alaska properties from the rest of Century's properties might result in higher unit costs for Century's Alaska properties, we expect that the combination of Century's Alaska properties and ATU and the presence of vendor competition will deter any significant unit increases and may result in unit cost reductions in the longer term. We enjoy positive relationships with a variety of vendors for outside plant facilities and other elements of our network.

EMPLOYEES


    We consider employee relations to be good. As of September 30, 1999, we employed a total of 1,187 regular full-time employees, 791 of whom were represented by unions.



    Century's Alaska properties have a collective bargaining agreement with the IBEW that expires in 2004. This agreement provides for wage increases up to 4% based upon the annual increases in the U.S. Department of Labor CPI-U, the Consumer Price Index for Anchorage. ATU also has a contract with the IBEW that was scheduled to expire in August 1999. Management believes that negotiations with the IBEW regarding the terms under which ATU's represented employees would


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be transitioned to Century's Alaska properties' collective bargaining agreement are substantially concluded. We believe these terms will be ratified by the IBEW membership and the transition completed prior to November 30, 1999. A ratification vote by the IBEW membership is scheduled for November 2, 1999. ATU's existing agreement remains in full force and effect pending conclusion of the negotiation and ratification process, and we are confident that a mutually acceptable transition can be effected with the IBEW. There have been no work stoppages or strikes by either Century's Alaska properties' or ATU's employees, and management has worked closely with IBEW leadership for many years.


ENVIRONMENTAL REGULATIONS

    Our operations are subject to federal, state and local laws and regulations governing the use, storage, disposal of, and exposure to, hazardous materials, the release of pollutants into the environment and the remediation of contamination. As an owner or operator of property and a generator of hazardous wastes, we could be subject to environmental laws that impose liability for the entire cost of cleanup at contaminated sites, regardless of fault or the lawfulness of the activity that resulted in contamination. We believe, however, that our operations are in substantial compliance with applicable environmental laws and regulations.

    Many of our properties formerly contained, or currently contain, underground and aboveground storage tanks used for the storage of fuel or wastes. Some of these tanks have leaked. We believe that known contamination caused by these leaks has been, or is being, investigated or remediated. We cannot be sure, however, that we have discovered all contamination or that the regulatory authorities will not request additional remediation at sites that have previously undergone remediation.

    Our cellular operations are also subject to regulations and guidelines that impose a variety of operational requirements relating to radio frequency emissions. The potential connection between radio frequency emissions and negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although we have not been named in any lawsuits alleging damages from radio frequency emissions, it is possible we could be sued in the future, particularly if scientific studies conclusively determine that radio frequency emissions are harmful.

PROPERTIES

    LOCAL TELEPHONE. Our primary properties consist of 168 switching facilities serving 74 exchanges. We own most of our administrative and maintenance facilities, central office and remote switching platforms and transport and distribution network facilities. We lease our corporate headquarters located in Anchorage.

    Our transport and distribution network facilities include a fiber optic backbone and copper wire distribution facilities that connect customers to remote switch locations or to the central office and to points of presence or interconnection with interexchange carriers. These facilities are located on land pursuant to permits, easements or other agreements.

    WIRELESS. We have 77 cell sites that cover all major population centers and highway corridors throughout Alaska. In most cases, we lease the land on which these sites are located.

LEGAL PROCEEDINGS

    We currently, and from time to time, are involved in litigation and regulatory proceedings incidental to the conduct of our business. Some of these regulatory proceedings are described under "Risk Factors" and "Regulation". We are not a party to any lawsuit or proceeding that, in the opinion of management, is likely to have a material adverse effect on us.

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                                   REGULATION

OVERVIEW


    Our operations are subject to the separate but concurrent jurisdictional control of both the federal government and the State of Alaska. Our local telephone operating subsidiaries, Telephone Utilities of the Northland, Telephone Utilities of Alaska and PTI Communications, which was formerly the City of Fairbanks Telephone Operation, and ATU are each "telecommunications carriers" and "local exchange carriers" under the Communications Act of 1934, which was amended by the Telecommunications Act, and are subject to FCC jurisdiction as are our wireless communications activities. Our local telephone operating companies are also "public utilities" within the meaning of the Alaska statutes and are, therefore, governed by the applicable rules and regulations of the RCA. The RCA succeeded to the regulatory responsibilities of the APUC when it ceased to exist on June 30, 1999. Only one of the new RCA commissioners has prior APUC experience.


FEDERAL REGULATION


    Under the federal regulatory scheme, incumbent local exchange carriers are required to comply with the Communications Act and the applicable rules and regulations of the FCC. In substantially overhauling the Communications Act, the Telecommunications Act was intended to, among other things, eliminate unproductive regulatory burdens and promote competition. Despite this, telecommunications carriers are still subject to extensive ongoing regulatory requirements. For instance, FCC-regulated entities, like our subsidiaries, are required to maintain accounting records in accordance with the Uniform System of Accounts to structure access charges according to FCC rules, and to reflect in their charges for interstate services at a rate of return prescribed by the FCC. The FCC also regulates transfers of control and assignments of these operating authorizations and construction licenses. The FCC requires carriers providing access services to file tariffs with the FCC reflecting the rates, terms and conditions of those services. These tariffs are subject to review and potential objection by the FCC or third parties. Additionally, all of our local exchange carriers are "incumbent local exchange carriers" within the meaning of the Telecommunications Act. As such, they are subject to various requirements under that Act, including specific interconnection duties such as the provisioning of unbundled network elements and of wholesale discounted resale of end user services.


STATE REGULATION


    Telecommunications companies subject to the RCA's jurisdiction are required to obtain certificates of public convenience and necessity prior to operating as a public utility in Alaska. The RCA is responsible for approving new issuances and any transfers of these operating certificates. In addition, the RCA is responsible for implementing a portion of the competitive requirements of the Telecommunications Act, as well as for regulating intrastate access and local service rates and services of local telephone companies. After passage of the Telecommunications Act, the APUC adopted a plan to address competition issues across Alaska. The APUC established multiple dockets to investigate different competition-related issues, including revising local and long distance market structures, reforming its intrastate access charge system and establishing a state universal service fund. While some of these dockets have been completed, many others remain open for further processing by the RCA. In connection with regulatory approval of our acquisitions of Century's Alaska properties and ATU, the APUC imposed several conditions on our operating companies. Among those conditions was a requirement that ATU, PTI Communications of Alaska, Inc., Telephone Utilities of Alaska, Inc. and Telephone Utilities of the Northland, Inc. each file revenue requirement, cost of service and rate design studies no later than July 2001. Additionally,


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restrictions were placed on the ability of our rural local exchange carriers to bundle service offerings with ATU Long Distance, Inc.


COST RECOVERY AND REVENUE RECOGNITION

    As a regulated common carrier, we are afforded the opportunity to set maximum rates at a level that allows us the opportunity to recover the reasonable costs we incur in the provision of regulated telecommunications services and to earn a reasonable rate of return on the investment required to provide these services.

    These costs are recovered through:

    - monthly charges to end users for basic local telephone services and enhanced service offerings,

    - access charges to interexchange carriers for originating and terminating interstate and intrastate interexchange calls,

    - interconnection charges, wholesale service charges and other rates to competing carriers interconnecting with our networks or reselling our services and

    - high-cost support mechanisms, such as the federal Universal Service Fund and the Alaska Universal Service Fund.

Rates for regulated services, and the amount of high-cost support, are set by the FCC with respect to interstate services and by the RCA with respect to intrastate services.

    In conjunction with the recovery of costs and establishment of rates, a local exchange carrier must first determine its aggregate costs and then allocate those costs between regulated and nonregulated services.

    After identifying the regulated costs of providing local telephone service, a local exchange carrier must allocate those costs among its various local exchange and interstate and intrastate interexchange services and between state and federal jurisdictions. This process is complicated by the difficulty of allocating specific pieces of plant and equipment to a particular service because a local exchange carrier's plant and equipment are utilized for different services, such as local telephone and interstate and intrastate access. This process is referred to as "separations" and is governed primarily by the FCC's rules and regulations. The underlying legal purpose of separations rules is to define how a carrier's expenses are allocated and recovered from federal and state jurisdictions. The FCC is considering whether to modify or eliminate the current separations process. This decision could indirectly increase or reduce earnings of carriers subject to separations rules.

    INTERSTATE END-USER RATES


    The deployment of the local telephone network from the switching facility to the customer is known as the "local loop" and is one of the most significant costs incurred by a local exchange carrier in providing telephone service. The FCC has established a rate structure that provides for the recovery of a portion of the cost of the local loop allocated to that interstate jurisdiction directly from the end user customer through the assessment of a subscriber line charge. The remaining portion of the local loop costs are recovered from interstate access charges to an interexchange carrier or, in some circumstances, from the federal Universal Service Fund.


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    As a result of the market and geographic conditions in rural areas, the costs of providing local loop and switching services are often higher than in urban areas. In the absence of an accommodation in the FCC rules to address this fact, a substantial portion of the costs of smaller local exchange carriers would remain unrecovered, leaving them little alternative other than to charge high rates for intrastate services. Accordingly, the FCC provides for additional interstate recovery by eligible telecommunications carriers through the federal Universal Service Fund. The federal Universal Service Fund is available to carriers whose local loop costs are significantly above the national average as calculated pursuant to FCC rules. Recent FCC rulings have made this high-cost support available to a competitive carrier, on an averaged per line basis, for those lines serving customers switching to the competitive carrier.

    INTERSTATE ACCESS RATES

    Interstate access rates are developed on the basis of a local exchange carrier's measurement of its interstate costs for the provision of access service to interexchange carriers divided by its projected demand for service. The resulting rates are published in a company's interstate access tariff and filed with the FCC, at which time they are subject to challenge by third parties and to review by the FCC.

    The FCC recognized that this rate making and tariff filing process may be administratively burdensome for small local exchange carriers. Accordingly, the FCC established the National Exchange Carriers Association, which is commonly referred to as NECA, in 1983 to, among other things, develop common interstate access service rates, terms and conditions. NECA develops interstate access rates on the basis of data that are provided individually by participating local exchange carriers and blended to yield average rates. These rates are intended to generate revenue equal to the aggregate costs plus a return on the investment of all of the participants. Currently, the authorized rate of return used in setting interstate access rates is 11.25%.

    Individual participating local exchange carriers are likely to have costs of providing service that are either higher or lower than the revenues generated by applying the overall NECA tariff rate. To rectify this result, the revenues generated by applying the NECA rates are pooled from all of the participating companies and redistributed on the basis of each individual company's costs. The result of this process not only eliminates the burden of individual tariff filing, but also produces a system in which small companies can share and spread risk. For example, if a smaller local exchange carrier filed its own tariff and subsequently suffered the loss of major customers that utilize interstate access service, the local exchange carrier could suffer significant under-recovery of its costs. In the NECA pool environment, the impact of this loss is reduced because it is spread over all of the pool participants.


    NECA operates separate pools for traffic sensitive costs, which are primarily switching costs, and non-traffic sensitive costs, which are primarily loop costs. Companies are also free to develop and administer their own interstate access charges. Our rural local exchange carriers participate in both the traffic sensitive and non-traffic sensitive NECA pools. ATU files its own traffic sensitive access tariffs with the FCC but participates in the NECA non-traffic sensitive pool.



    The FCC has initiated a proceeding to review its rates and policies governing interstate exchange access and the rate of return applicable to incumbent local exchange carriers who are subject to rate-of-return, rather than price cap, regulation. Both ATU and our rural local exchange carriers are rate-of-return regulated, and thus the outcome of this proceeding could directly affect their earning prospects. The outcome of this proceeding, however, and its ultimate impact on us, cannot be predicted at this time.


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    INTRASTATE END USER RATES

    The levels of rates charged to end users for the provision of basic local service are generally subject to rate-of-return regulation administered by the RCA. Local rates are typically set at a level that will allow recovery of embedded costs for local service divided by the number of services and customers. Recognized costs include an allowance for a rate of return on investment in plant used to provide local service. Rate cases are typically infrequent, carrier-initiated and require the carrier to meet substantial burdens of proof. The last APUC-authorized rates of return were 12.55% and 11.70% for Telephone Utilities of Alaska and Telephone Utilities of the Northland, respectively. These rates were ordered in 1989. PTI Communications was previously not regulated by the APUC and instead was regulated by the City of Fairbanks Public Utilities Board. As a condition of the acquisition of the City of Fairbanks Telephone Operation by our properties, the APUC required that a general rate proceeding be initiated for PTI Communications by June 1999. This proceeding has been delayed and combined with a company-wide earnings review to be filed with the APUC by June 30, 2001. ATU's last authorized rate of return was 9.79% for retail local exchange and 10.85% for intrastate access, ordered in 1991.

    The APUC adopted regulations to govern competition in the local exchange marketplace. The transitional regulations provide for, among other things:

    - initial classification of all incumbent local exchange carriers, including our properties and ATU, as dominant carriers,

    - symmetrical requirements that all carriers, both dominant and nondominant, offer all retail services for resale at wholesale rates and

    - substantial dominant carrier pricing flexibility in competitive areas, under which carriers may reduce retail rates, offer new or repackaged services and implement special contracts for retail service upon 30 days' notice to the APUC. Only rate increases affecting existing services are subject to full cost support showings for local exchange carriers in areas with local competition.

    INTRASTATE ACCESS RATES

    In the past, the APUC has required all local companies in Alaska to pool their access costs and has set an annual statewide average price for access service. Each local exchange carrier charges interexchange carriers fees for originating or terminating long distance calls on its network based on the statewide average cost of access rather than on its costs of access. Access revenues are collected in a pool administered by the Alaska Exchange Carriers Association and then redistributed to the local exchange carriers based on their actual costs. With the passage of the Telecommunications Act and increased competition in the local exchange market, the APUC began a process of reforming intrastate access charges.

    Under recent revisions to the Alaska access system, local exchange carriers not yet subject to local competition continue to participate in the Alaska Exchange Carriers Association pool. Participants in this pool recover their costs based on the embedded cost of services most recently authorized by the APUC. In the event of competitive entry into a dominant carrier's service area, these revisions also require the dominant local exchange carrier to exit the pool and initiate separate access charges. Dominant local exchange carriers subjected to competitive entry have the right to propose that their access charges be based on market rates.


    An additional consequence of this access reform is the continued removal of subsidies implicit in access pricing. For instance, the APUC recently abolished the "weighting system" for the


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non-traffic-sensitive rate element that had loaded extra costs on access charges for lower cost urban exchanges to support rural exchanges. At the same time, the APUC proposed to support a portion of high switching costs separately through a state universal service fund. The RCA has subsequently proposed that such state universal service support be available only to local companies with access lines of 20,000 or less. If adopted as proposed, this limitation would reduce the amount of state universal service support which our rural local exchange carriers would receive in the future.


    The Alaska Universal Service Fund serves as a complement to the federal Universal Service Fund, but must meet federal statutory criteria concerning consistency with federal rules and regulations. Currently, the Alaska Universal Service Fund only subsidizes a portion of higher cost carriers' switching costs, and the costs of lifeline service--supporting rates of low income customers. The APUC indicated that it might have considered expanding the Alaska Universal Service Fund's coverage in the future, such as to support the costs of public interest pay telephones. The RCA has proposed to subject existing support paid to carriers for switching costs to an access line threshold which could reduce or eliminate such support for some of our subsidiaries. Further litigation has been initiated in state court to determine the lawfulness of the Alaska Universal Service Fund as currently established.

THE TELECOMMUNICATIONS ACT

    Among other things, the Telecommunications Act was enacted to enhance competition without jeopardizing the availability of nationwide universal service at affordable rates. These two objectives have resulted in a complex set of rules intended to promote competitive entry in the provision of local telephone services, except where entry would adversely effect the provision of universal service or the public interest.

    PROMOTION OF LOCAL SERVICE COMPETITION AND THE RURAL EXEMPTIONS

    The Telecommunications Act made competitive entry into the local telephone business more attractive to other carriers by removing barriers to competition. In order to promote competition, the Telecommunications Act established new interconnection rules generally requiring local exchange carriers to allow competing carriers to interconnect with their local networks. Congress recognized, however, that when the desire to promote competition conflicted with the ability of existing carriers to provide universal service to higher cost customers, local exchange carriers classified as "Rural Telephone Companies" should be exempted from interconnection requirements until the continuation of the exemption was no longer required by the public interest, as defined in the Telecommunications Act.

    Under the Telecommunications Act, all local exchange carriers, including both incumbent local exchange carriers and new competitive carriers, are required to:

    - offer reasonable and nondiscriminatory resale of their telecommunications services,

    - ensure that customers can keep their telephone numbers when changing carriers,

    - ensure that competitors' customers can use the same number of digits when dialing and receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listing,

    - ensure access to telephone poles, ducts, conduits and rights of way and

    - compensate competitors for the costs of terminating traffic.

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    The Telecommunications Act also requires incumbent local exchange carriers to:


    - negotiate in good faith the terms and conditions of interconnection with any competitive carrier making a request for same,


    - interconnect their facilities and equipment with any requesting telecommunications carrier at any technically feasible point,

    - unbundle and provide nondiscriminatory access to unbundled network elements, such as local loops, switches and transport facilities, at nondiscriminatory rates and on nondiscriminatory terms and conditions,

    - offer resale interconnection at wholesale rates,

    - provide reasonable notice of changes in the information necessary for transmission and routing of services over the incumbent local exchange carrier's facilities or in the information necessary for interoperability and

    - provide for the physical collocation of equipment necessary for interconnection or access to unbundled network elements at the premises of the incumbent local exchange carrier, at rates, terms and conditions that are just, reasonable and nondiscriminatory.

    In order to implement interconnection requirements, local exchange carriers generally enter into negotiated interconnection arrangements with competing carriers. Local exchange carriers may also offer interconnection tariffs, available to all competitors.


    Competitors are required to compensate a local exchange carrier for the cost of providing interconnection services. In the case of resale interconnection, the rules provide that the rates charged should be on a wholesale basis and reflect the current retail rates of the incumbent local exchange carrier, excluding the portion of costs avoided by the incumbent local exchange carrier. In the case of unbundled network element interconnection, rates are based on costing methodologies that employ a forward-looking economic cost pricing methodology known as total element long run incremental cost. While the Supreme Court recently affirmed the FCC's authority to develop pricing guidelines, the Supreme Court did not evaluate this pricing methodology. Some incumbent local exchange carriers have argued that total element long run incremental cost pricing methodology does not allow adequate compensation for the provision of unbundled network elements. The Eighth Circuit Court of Appeals heard oral arguments on this pricing issue on September 16, 1999, but has not yet issued a ruling.


    The Telecommunications Act specifies that resale and unbundled network element rates are to be negotiated among the parties, or, if the parties fail to reach an agreement, arbitrated by the relevant state regulatory authority. Once the parties have come to agreement, the proposed rates are subject to final approval by the state regulatory commission.


    The Supreme Court has also recently upheld the FCC's authority to prevent the incumbent local exchange carrier from disaggregating existing combinations of network elements and to establish "pick and choose" rules regarding interconnection agreements. "Pick and choose" rules would permit a carrier seeking interconnection to pick and choose among the terms of service from other interconnection agreements between the incumbent and local exchange carriers and other competitors.



    The Supreme Court also remanded the list of unbundled network elements that the FCC adopted for further consideration of the necessity of each one under the statutory standard. On September 15, 1999, the FCC adopted an order eliminating some previously included unbundled


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network elements, but increasing the number of sub-elements associated with the local loop. These new FCC rules are likely to be the subject of further appeals.


    In January 1997, ATU entered into an interconnection agreement with GCI, which provides for resale and unbundled network element interconnection, and with AT&T Alascom, which provides for resale interconnection.


    Our local operating utilities, Telephone Utilities of Alaska, Telephone Utilities of the Northland, and PTI Communications, are defined as "rural telephone companies" under the Telecommunications Act. As rural telephone companies, they were granted rural exemptions from the requirements relating to both resale interconnection and unbundled network element interconnection. The rural exemptions were continued until the APUC determined that interconnection was technically feasible, not unduly economically burdensome and consistent with the Telecommunications Act's universal service provisions.



    On June 30, 1999, the APUC ordered the rural exemptions of Telephone Utilities of the Northland, Telephone Utilities of Alaska, and PTI Communications terminated. On October 11, 1999, the RCA affirmed the APUC's order. As a result, these rural local exchange carriers are no longer exempt from the Telecommunications Act's interconnection requirements applicable to incumbent local exchange carriers, and are now engaged in the negotiation of interconnection agreements with potential competitors. We cannot be certain that we will be able to charge rates which fairly compensate us for providing unbundled network elements and/or schedule discounted resale services.



    Separately, on September 1, 1999, we filed petitions with the RCA seeking suspension or modification of interconnection duties and addressing market structure reforms for the Fairbanks and Juneau-Douglas markets. In those petitions, our rural local exchange carriers proposed tariffed terms and conditions, including pricing, for resale of their services at wholesale discounts, for certain unbundled network elements, and for the interconnection of their facilities and those of competitive local exchange carriers in the Fairbanks and Juneau-Douglas markets, effective January 1, 2000. Further, as part of that proposal, we also requested that the RCA permit our local exchange carriers to operate subject to competitive regulation and that the RCA remove or reduce other regulatory limitations in those markets, effective January 1, 2001. On October 22, 1999, the RCA issued a preliminary order indicating that it would not address interconnection issues in tariff proceedings. The RCA has not yet issued a full order explaining its determination.



    In April 1999, a bill was proposed in the Alaska state senate to open to competition many local telephone markets in which we operate. Specifically, the bill proposed to allow competitors to provide local telephone service in local telephone markets throughout Alaska that have at least 5,000 access lines, effectively depriving incumbent local exchange carriers in those markets of their rural exemptions. Competition resulting from this bill, if it had been enacted into law, could have materially adversely affected our profitability. Although this bill was not enacted into law, we cannot predict at this time whether or to what extent proposals included in the bill will be offered again and enacted into law.



    For the first nine months of 1999, our local exchange carriers benefiting from rural exemptions accounted for 41.7% of our revenues and 53.8% of our operating income. Loss of the rural exemptions, absent compensating measures, such as rate increases, or market structure reforms, such as the replacement of implicit subsidies by explicit support mechanisms, or rate deaveraging, could adversely affect our operating results.


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    PROMOTION OF UNIVERSAL SERVICE

    While the Telecommunications Act promoted Congress' policy of ensuring that affordable service is provided to consumers universally in rural, high-cost areas of the country, the Telecommunications Act altered the framework for providing universal service by:

    - providing for the identification of those services eligible for universal service support,

    - requiring the FCC to make implicit subsidies explicit,

    - expanding the types of communications carriers required to pay universal service support and

    - allowing competitive local exchange carriers to be eligible for funding.

These and other provisions were intended to make provision of universal service support compatible with a competitive market.


    Pursuant to the Telecommunications Act, federal Universal Service Fund payments are only available to carriers that are designated as eligible telecommunications carriers by a state public utilities commission. In areas served by rural local exchange carriers, the Telecommunications Act provides that a state public utilities commission may designate more than one eligible telecommunications carrier, in addition to the incumbent local exchange carrier, only after determining that the designation of an additional eligible telecommunications carrier is consistent with the public interest. As a result, an incumbent rural local exchange carrier has an opportunity to maintain its status as the sole recipient of federal Universal Service Fund payments in its service area, even if it is subsequently subjected to competition. Telephone Utilities of Alaska, Telephone Utilities of the Northland and PTI Communications are currently the sole designated eligible telecommunications carriers in their respective service areas. The addition of a second eligible telecommunications carrier in the service areas of our properties could have the effect of reducing the amount of funds available from the federal Universal Service Fund and could materially adversely affect our ability to achieve a reasonable rate of return on the capital invested in our network.



    In May 1997, the FCC initiated new proceedings addressing federal universal service support. The new proceedings undertook to separately analyze and address federal Universal Service Fund requirements and considerations for rural and for non-rural telephone companies. The FCC indicated its intention that new rules for universal service support of non-rural companies would be based on forward-looking economic cost principles as applied through cost proxy models. On October 21, 1999, the FCC issued orders addressing specific implementation matters for providing universal service support to non-rural carriers. The FCC established cost input parameters for use in the cost proxy models, upon which universal service support payments to non-rural carriers would be based in the future. The FCC also established procedures for allocating universal service support for non-rural carriers among and between the states. This new system of universal service support applies only to non-rural carriers and will become effective January 1, 2000.



    With respect to universal service support for rural telephone companies, the FCC established a Rural Task Force in 1997 to investigate rural carrier universal service needs, including issues concerning whether and how cost proxy models adopted for non-rural carriers could be applied to rural telephone companies. The FCC has indicated several times that it will not implement a new universal service support system for rural telephone companies sooner than January 1, 2001 and may delay any implementation beyond that date. The
October 21, 1999 order described above applies only to non-rural carriers.

    Separately, the FCC has requested comments concerning ways to promote basic and advanced services to unserved and underserved areas. As a part of these proceedings, the FCC is reviewing its authority to designate certain types of telecommunications carriers, such as wireless carriers, as eligible to receive payments from the universal service fund. Any determinations concerning such eligibility could affect either our rural local exchange carriers, our wireless carrier, or both, but we cannot predict the outcome of these proceedings at present.



    On July 30, 1999, the U.S. Court of Appeals for the Fifth Circuit overturned certain of the FCC's rules governing the basis on which the FCC collects subsidy payments from telecommunications carriers and recovery of those payments by incumbent local exchange carriers. One or more parties to that litigation may seek review by the Supreme Court. On October 8, 1999, the FCC revised its universal service rules in response to the decision by the Fifth Circuit. Among other things, these revised rules provide that intrastate revenue earned by a contributing carrier will not be considered in determining the amount of the contribution to the federal universal service fund.



    OTHER PROCEEDINGS



    A number of other FCC, state and judicial proceedings are currently pending or may be initiated in the future which could materially affect our business. Some of these proceedings include:



    - The U.S. Court of Appeals for the Tenth Circuit has held that the FCC's rules limiting the ways in which carriers may use certain types of customer information are an unconstitutional abridgment of the carrier's freedom of speech. The FCC has asked the Tenth Circuit to reconsider its decision.



    - The FCC has adopted new rules designed to make it easier for customers to understand the bills of telecommunications carriers. These new rules, among other things, establish certain requirements regarding the formatting of bills and the information that must be included on bills. Judicial review of these rules is pending.



    - The FCC has requested comment on its authority to designate certain types of telecommunications carriers, such as wireless carriers, as eligible to receive federal universal service support. We cannot predict how the FCC will interpret its authority in this regard, or how the FCC's exercise of its authority will affect our business.



    The foregoing is not an exhaustive list of proceedings that could materially affect our business. We cannot predict the outcome of these or any other proceeding before the FCC, the RCA or the courts.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    Set forth below is information concerning our directors and executive officers. We anticipate appointing additional directors over time who will not be employees of Alaska Communications Systems Group or affiliated with management.



NAME                                          AGE      POSITION
----                                        --------   --------
Charles E. Robinson.......................     65      Chairman and Chief Executive Officer
Wesley E. Carson..........................     49      President and Chief Operating Officer
Donn T. Wonnell...........................     52      Executive Vice President, General Counsel and
                                                       Secretary
Michael E. Holmstrom......................     56      Senior Vice President and Chief Financial Officer
John Ayers................................     56      Senior Vice President of Marketing and Sales
Benjamin L. Jarvis........................     62      Senior Vice President of Transition Planning
Dean A. Ryland............................     48      Vice President, Finance and Accounting, Controller
                                                       and Assistant Treasurer
Kevin P. Hemenway.........................     39      Vice President and Treasurer
W. Dexter Paine, III......................     38      Director
Saul A. Fox...............................     46      Director
Jason B. Hurwitz..........................     27      Director
Carl H. Marrs.............................     50      Director



    CHARLES E. ROBINSON. Mr. Robinson, our Chairman and Chief Executive Officer since May 1999, has over four decades of experience in the telecommunications industry. Mr. Robinson was instrumental in creating Alaska's long distance communications systems, including the White Alice Communications System, beginning in the late 1950's. Between 1979 and 1982, Mr. Robinson served as President of Alascom, the state's primary long distance carrier at the time. Under his guidance, Alascom developed the first statewide long distance service network in Alaska, connecting with more than 27 independent local companies.
Mr. Robinson served as President and Chief Operating Officer of Pacific Telecom from 1981 until its sale to Century in 1997 and was appointed Chairman and Chief Executive Officer in 1989. Mr. Robinson has been a member of the National Security Telecommunications Advisory Committee for the last 18 years, having been appointed by President Reagan. Mr. Robinson also served on the Board of Directors of the United States Telephone Association from 1993 to 1995.



    WESLEY E. CARSON. Mr. Carson, our President and Chief Operating Officer, has been with the Company since its inception. On October 7, 1999, Mr. Carson (previously an Executive Vice President) was appointed President and Chief Operating Officer. Mr. Robinson had previously held the title of President.
Mr. Carson has over 19 years of telecommunications experience. He began his career in telecommunications in 1980 with TRT Telecommunications Corporation, an international data and voice carrier located in Washington, D.C. that was acquired by Pacific Telecom in 1988. From 1989 to 1997, Mr. Carson served as the Vice President of Human Resources for Pacific Telecom responsible for administrative services, the planning, development, implementation and administration of human resources policies and procedures and employee relations. Mr. Carson has been involved with labor issues for nearly 20 years and an active participant in Alaska labor relations since 1989. Mr. Carson holds a B.A. in International Relations from Brigham Young University, a Master of Public Administration degree from the University of Illinois-Springfield and a J.D. from Georgetown University.


    DONN T. WONNELL. Mr. Wonnell is Executive Vice President, General Counsel and Secretary, a position he has held since June 1999. Mr. Wonnell has worked in the telecommunications industry for more than 20 years. Mr. Wonnell served as Vice President for legal, regulatory and legislative affairs of Pacific Telecom until the merger of Pacific Telecom into Century at the end of 1997. Prior to joining Pacific Telecom, Mr. Wonnell served as President of the Telecommunications and Energy Division of California Pacific Utilities in San Francisco, and, earlier, as Vice President and General Counsel of RCA Alaska Communications in Anchorage.
Mr. Wonnell holds a B.A. from the College of William & Mary and a J.D. from the University of Pennsylvania School of Law. Mr. Wonnell has been admitted to practice before the bars of Alaska, California, Pennsylvania and the District of Columbia.


    MICHAEL E. HOLMSTROM. Mr. Holmstrom, our Senior Vice President and Chief Financial Officer since January 1999, is responsible for our financial, accounting, tax and business development functions. Mr. Holmstrom's career in telecommunications spans 35 years. Since 1990, he has consulted, served as Chief Operating Officer for Spectrum Network Systems, Ltd. in Sydney, Australia, and as Chief Financial Officer for Atlantic Tele-Network in the U.S. Virgin Islands. From 1983 through 1989 he was Vice President of Unregulated Operations, Chief Financial Officer and then President of CP National Corporation, a telecommunications provider that merged with Alltel Corporation in December 1988. Mr. Holmstrom was Vice President of Finance at Alascom from 1976 through 1980, and Vice President of Financial and Business Planning at Pacific Telecom, Alascom's parent corporation, from 1980 to 1981. Mr. Holmstrom has a B.S. in Business Administration from Gannon University. He was Executive-in-Residence professor of business strategy at Texas A&M University for the academic year 1981 to 1982.


    JOHN AYERS. Mr. Ayers is Senior Vice President of Marketing and Sales, a position he has held since May 1999. Mr. Ayers has more than 20 years of experience in the telecommunications industry. As President and co-founder of e.Net, Ltd. in 1996, Mr. Ayers served as a consultant to a variety of established and start-up businesses. From February 1987 through August 1995, Mr. Ayers held various leadership positions with Pacific Telecom and its subsidiaries, including Executive Vice President of Pacific Telecom Services Company, with responsibility for strategic planning, marketing and business development, and Executive Vice President and General Manager of Alascom, Inc., Alaska's largest interexchange carrier. Mr. Ayers holds a bachelor's degree in management from Golden Gate University.


    BENJAMIN L. JARVIS. Mr. Jarvis, our Senior Vice President of Transition Planning since November 1998, has over 35 years of experience in the telecommunications industry. Mr. Jarvis served Pacific Telecom in operations management from 1966 to 1982. From 1982 to 1998, Mr. Jarvis held various leadership positions with Harris Corporation, Bay Area Teleport and Harbor Bay Telecommunications, American Satellite Inc., U.S. Intelco Networks Inc. and two competitive local exchange carriers operating in emerging markets.


    DEAN A. RYLAND. Mr. Ryland, our Vice President, Finance and Accounting, Controller and Assistant Treasurer since September 1998, served as a senior accounting manager with Century from 1997 to 1998. Prior to this time he worked at Pacific Telecom for over 20 years, holding various positions including Vice President, Finance and Administration Multivisions Ltd., and Pacific Telecom Accounting Manager. Mr. Ryland earned a B.A. from the University of Santa Clara. Mr. Ryland began his professional accounting career as an auditor for PriceWaterhouse based in Anchorage and left when offered an opportunity to join Alascom in 1976.


    KEVIN P. HEMENWAY. Mr. Hemenway joined us as Vice President and Treasurer in July 1999 with 10 years of prior experience in the telecommunications industry. Before joining us Mr. Hemenway served as the Chief Financial Officer and Treasurer of Atlantic Tele-Network, Inc. based in the U.S. Virgin Islands. From January 1990 to October 1998, as an independent consultant, Mr. Hemenway performed extensive financial, accounting, management and rate making consulting services for the telecommunications industry, principally for Atlantic Tele-Network, Inc.

and its subsidiaries. From 1986 through 1989, Mr. Hemenway was employed by Deloitte & Touche LLP as a C.P.A. and manager, performing both audit and consulting services and from 1983 to 1986, was employed by Grant Thornton as a C.P.A. and senior staff accountant. Mr. Hemenway graduated from Creighton University in 1982 with a B.S.B.A., majoring in accounting, and is a non-practicing CPA certificate holder registered in the State of Nebraska.



    W. DEXTER PAINE, III. Mr. Paine, a director since July 1998, has been President and Co-founder of Fox Paine & Company since its inception in 1997. From 1994 until founding Fox Paine, Mr. Paine served as a senior partner of Kohlberg & Company. Prior to joining Kohlberg & Company, Mr. Paine served as a general partner at Robertson Stephens & Company. Mr. Paine has a B.A. in economics from Williams College.



    SAUL A. FOX. Mr. Fox, a director since May 1999, has been Chief Executive Officer and Co-founder of Fox Paine & Company since its inception in 1997. From 1984 until founding Fox Paine & Company, Mr. Fox was at Kohlberg Kravis & Roberts & Co. Prior to joining KKR, Mr. Fox was an attorney at Latham & Watkins, a law firm headquartered in Los Angeles, California. Mr. Fox has a B.S. in communications and computer science from Temple University and a J.D. from the University of Pennsylvania Law School.



    JASON B. HURWITZ. Mr. Hurwitz, a director since October 1999, has been employed at Fox Paine & Company, LLC since June 1997 and has served as an associate and vice president, and is currently a director, of Fox Paine & Company, LLC. Mr. Hurwitz was an associate at McCown De Leeuw & Co. from August 1996 to June 1997 and was an analyst at James D. Wolfensohn Incorporated from July 1994 to July 1996.


    CARL H. MARRS. Mr. Marrs, a director since July 1999, is President and Chief Executive Officer of Cook Inlet. Mr. Marrs has been with Cook Inlet for approximately 25 years. During that period Mr. Marrs has been employed in a series of management positions, culminating in his appointment as President in 1986. Mr. Marrs attended the Stanford University School of Business for Executives in 1983 and the Amos Tuck School of Business at Dartmouth College in 1986.

COMMITTEES OF THE BOARD OF DIRECTORS


    Upon completion of the offering, our board of directors will establish an Audit Committee, a Compensation Committee and an Executive Committee. The functions of the Audit Committee will be to:


    - recommend annually to our board of directors the appointment of our independent auditors,

    - discuss and review in advance the scope and the fees of our annual audit and review the results thereof with our independent auditors,

    - review and approve non-audit services of our independent auditors,

    - review compliance with our existing major accounting and financial reporting policies,

    - review the adequacy of major accounting and financial reporting policies and

    - review our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices.

We anticipate that the Audit Committee will consist solely of directors who are not otherwise our employees.

    The functions of the Compensation Committee will be to review and approve annual salaries, bonuses, and grants of stock options under our stock incentive plans for all executive officers and other key members of management, and to review and approve the terms and conditions of all employee benefit plans or changes to these plans. We anticipate the Compensation Committee will consist of directors who are not otherwise our employees.

    The Executive Committee will have the authority to exercise the powers of our board of directors, other than those reserved to the Audit Committee and the Compensation Committee or to our full board of directors, between meetings of our full board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    As noted above, our board of directors does not currently have a Compensation Committee, but we anticipate establishing one in connection with the offering. Prior to this offering, our controlling stockholder and senior management were directly involved in setting compensation for our executives.


COMPENSATION OF DIRECTORS


    As noted above, our board of directors does not currently have a Compensation Committee, but we anticipate establishing one in connection with the offering. Upon its formation, the Compensation Committee will formulate policies for compensating non-employee directors, including meeting fees and annual retainers. We currently do not, and we will continue not to, compensate our employee directors for serving as directors. We will reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors.



    ALASKA COMMUNICATIONS SYSTEMS GROUP, INC. 1999 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN



    In connection with the offering, we intend to adopt the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan. The purpose of this plan will be to promote a greater identity of interests between our non-employee directors and our stockholders and to attract and retain individuals to serve as directors.



    The plan will be administered by our board of directors or a committee of our board of directors designated for this purpose.



    Our non-employee directors will be eligible to participate in the plan as of the date of the pricing of this offering. A total of 150,000 shares of common stock will be reserved for issuance and available for grants under the plan.



    Our board of directors or its designated committee may adjust the awards under the plan if there is any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spin-off, or other distribution of our stock or property, any reorganization or any partial or complete liquidation.



    Each non-employee director, other than directors affiliated with Fox Paine, will receive a portion of his or her annual retainer and meeting fees in shares of common stock. In addition, non-employee directors may make an annual irrevocable election to receive shares of common stock in lieu of all, or a portion, of such director's remaining fees. The number of shares of common stock granted to a director will be equal to the appropriate percentage of fees payable to the director in each calendar quarter, divided by the fair market value of a share of common stock on the last business day of the calendar quarter. We will round the number of shares granted to the director down to the nearest whole share of common stock and pay cash for the value of any fractional share. Each director may defer the receipt of his or her cash payments into an interest-bearing cash account and/or his or her elected or mandatory shares of common stock into a share account which will be credited with additional shares having a value equal to the dividends that would be paid on the shares credited to the share account, if they were outstanding. When the director leaves our board of directors or, if earlier, upon a change of control, the amount of cash in his or her cash account, plus a number of shares of common stock equal to the number of shares in his or her share account will be delivered to the director, with cash being paid in lieu of any fractional shares.



    Grants and awards under the plan are nontransferable other than by will or the laws of descent and distribution, or at the discretion of our board of directors or the designated committee, by a written beneficiary designation.



    Our board of directors may at any time terminate or amend the plan, except that no termination or amendment may impair the rights of directors relating to outstanding awards. No amendment will be made without the approval of our stockholders to the extent such approval is required by law or stock exchange or automated quotation system rule.


EXECUTIVE COMPENSATION

    Prior to the acquisitions of Century's Alaska properties and ATU on May 14, 1999, none of our executive officers was compensated by us or any of our subsidiaries to any meaningful extent. As a result, individual information for our directors and executive officers is not provided for periods prior to May 14, 1999. The following table shows current cash compensation, assuming a full year and the payment of maximum targeted bonuses, for our Chief Executive Officer and each of our four other most highly compensated executive officers under their employment agreements.


                                                               LONG-TERM COMPENSATION
                                   ANNUAL COMPENSATION    --------------------------------
                                  ---------------------   SECURITIES UNDERLYING                 ALL OTHER
NAME AND PRINCIPAL POSITION        SALARY       BONUS       STOCK OPTIONS(1)        LTIP     COMPENSATION(2)
---------------------------       ---------   ---------   ---------------------   --------   ---------------
Charles E. Robinson.............  $500,000    $500,000          1,117,500            $0        $1,071,712
  Chairman and
  Chief Executive Officer

Wesley E. Carson................   200,000     200,000            450,000             0           534,690
  President and Chief Operating
  Officer

Donn T. Wonnell.................   200,000     100,000            300,000             0           316,408
  Executive Vice President,
  General Counsel and Secretary

Michael E. Holmstrom............   200,000     100,000            350,000             0             8,700
  Senior Vice President and
  Chief Financial Officer

John Ayers......................   200,000     100,000            300,000             0             8,700
  Senior Vice President


------------------------

(1) Options to purchase shares of common stock. See "--Option Grants".

(2) In May and July 1999, Messrs. Robinson, Carson and Wonnell received common stock grants in the amounts of 172,729 shares for Mr. Robinson, 85,469 shares for Mr. Carson and 50,000 shares for Mr. Wonnell. The fair market value of these grants was established using a per share price of approximately $6.15. In addition, each executive officer receives an annual car allowance in the amount of $8,700.

OPTION GRANTS

    The following table provides information on grants of stock options in 1999 to the executive officers listed below.

                                                  PERCENTAGE
                                 NUMBER OF         OF TOTAL
                                 SECURITIES     STOCK OPTIONS
                                 UNDERLYING       GRANTED TO                    MARKET
                               STOCK OPTIONS      EMPLOYEES       EXERCISE     PRICE ON
                                  GRANTED         IN FISCAL        PRICE       DATE OF         EXPIRATION
NAME                              (SHARES)           1999        PER SHARE      GRANT             DATE
----                           --------------   --------------   ----------   ----------   -------------------
Charles E. Robinson..........    1,017,500(1)        31.0%        $6.1542       6.1542     May 14, 2008
                                   100,000(2)         3.0%         6.1542      10.1200     September 28, 2008
Wesley E. Carson.............      400,000(1)        12.2%         6.1542       6.1542     May 14, 2008
                                    50,000(2)         1.5%         6.1542      10.1200     September 28, 2008
Donn T. Wonnell..............      250,000(1)         7.6%         6.1542       6.1542     May 25, 2008
                                    50,000(2)         1.5%         6.1542      10.1200     September 28, 2008
Michael E. Holmstrom.........      300,000(1)         9.1%         6.1542       6.1542     May 14, 2008
                                    50,000(2)         1.5%         6.1542      10.1200     September 28, 2008
John Ayers...................      250,000(1)         7.6%         6.1542       6.1542     May 24, 2008
                                    50,000(2)         1.5%         6.1542      10.1200     September 28, 2008

                                 POTENTIAL REALIZABLE VALUE AT
                                     ASSUMED ANNUAL RATES
                                  OF STOCK PRICE APPRECIATION
                                      FOR OPTION TERM (3)
                               ---------------------------------
                                  0%          5%          10%
NAME                              ($)         ($)         ($)
----                           ---------   ---------   ---------
Charles E. Robinson..........         --   3,452,361   8,503,331
                                 396,580     954,524   1,770,823
Wesley E. Carson.............         --   1,357,194   3,342,833
                                 198,290     477,262     885,412
Donn T. Wonnell..............         --     848,246   2,089,270
                                 198,290     477,262     885,412
Michael E. Holmstrom.........         --   1,017,895   2,507,125
                                 198,290     477,262     885,412
John Ayers...................         --     848,246   2,089,270
                                 198,290     477,262     885,412


----------------------------------


(1) Of these stock options, 10% (16 2/3% in the case of Mr. Robinson) vest on each anniversary of their grant for a period of five years (three years in case of Mr. Robinson). The first anniversary of Messrs. Robinson's, Carson's and Holmstrom's grants will be May 14, 2000; the first anniversary of Mr. Wonnell's grant will be May 25, 2000; and the first anniversary of Mr. Ayers' grant will be May 24, 2000. An additional 50% of these stock options granted to each such officer will vest on the ninth year after the date of grant and vesting may be accelerated to each January 1 of the five years (three years in the case of Mr. Robinson) following the date of grant, in equal installments, if corporate financial goals established under our stock incentive plan are attained, and the vesting of Mr. Robinson's shares will be accelerated upon completion of the offering.



(2) These stock options will vest upon completion of the offering. Each executive officer has agreed not to dispose of more than 20% of the shares he may receive upon exercise of these options before each anniversary following the date of grant of the options.



(3) Represents the potential realizable value of each grant of options calculated through its expiration date assuming that the underlying stock appreciates from its market price on the date of grant through the option expiration date at the annual rate of 0%, 5% and 10%.


OPTION EXERCISES AND YEAR-END VALUES

    The following table provides information for the listed executive officers, regarding the number and value of all their unexercised stock options at September 30, 1999. To date, none of these options has vested.


                                          NUMBER OF SECURITIES UNDERLYING
                                             UNEXERCISED STOCK OPTIONS         VALUE OF UNEXERCISED
                                               AT SEPTEMBER 30, 1999        IN-THE-MONEY STOCK OPTIONS
                                                     (SHARES)                AT SEPTEMBER 30, 1999(1)
NAME                                         EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                                      -------------------------------   --------------------------
Charles E. Robinson.....................       0/1,117,500                         $ 0/4,431,782
Wesley E. Carson........................        0/450,000                            0/1,784,610
Donn T. Wonnell.........................        0/300,000                            0/1,189,740
Michael E. Holmstrom....................        0/350,000                            0/1,388,030
John Ayers..............................        0/300,000                            0/1,189,740


------------------------


(1) The fair market value of stock options as of September 30, 1999 was assumed to be $10.12 per share, based upon an independent business valuation, due to the lack of a public trading market for the securities underlying the stock options.

EMPLOYMENT ARRANGEMENTS

    Before completion of the acquisitions of Century's Alaska properties and ATU, we entered into new employment arrangements with some of our employees relating to their employment with us and Alaska Communications Systems Holdings, their ownership of our common stock and the granting of options to purchase shares of our common stock following the completion of these acquisitions.


    EMPLOYMENT AGREEMENT WITH CHARLES E. ROBINSON. Under the employment agreement among Alaska Communications Systems Group, Alaska Communications Systems Holdings and Charles E. Robinson, dated as of March 12, 1999,
Mr. Robinson served as the Chairman of the Board, Chief Executive Officer and President of Alaska Communications Systems Group and Alaska Communications Systems Holdings for a three-year period, which will be extended automatically for successive additional one-year periods unless either our board of directors, or Mr. Robinson gives no less than 90 days written notice of an intention not to extend the term. On October 7, 1999, Mr. Carson became President and Chief Operating Officer of Alaska Communications Systems Group, while Mr. Robinson retained his title of Chairman of the Board and Chief Executive Officer.
Mr. Robinson will receive an initial annual base salary of $500,000, which may be increased at the beginning of each year following the first year of employment. Mr. Robinson will be eligible for an annual bonus equal to 100% of his annual base salary for each calendar year based on our attainment of mutually determined business targets, with appropriate adjustments to the extent we exceed or fail to reach these targets. In no event will Mr. Robinson's annual bonus be less than $200,000. Mr. Robinson's employment agreement also provides for other customary benefits including fringe benefit plans, paid vacation, life and disability insurance plans and expense reimbursement.



    Under the Robinson employment agreement, if Mr. Robinson's employment were to be terminated by Mr. Robinson for good reason or following a change in control or by Alaska Communications Systems Group without cause, we would be obligated to pay Mr. Robinson a lump sum cash payment in an amount equal to the sum of:


    - Mr. Robinson's annual base salary, as then in effect plus

    - Mr. Robinson's most recent annual bonus, as well as reimbursement for the cost of continuing health insurance coverage under COBRA for twelve months.

In addition, upon the termination of Mr. Robinson's employment, the number of then-unvested options will vest as are necessary to vest at least one-third of all options received by Mr. Robinson. In addition, in the event we decide at any time not to extend the term of his employment agreement, we will pay
Mr. Robinson the sum of:

    - Mr. Robinson's annual base salary, as then in effect, plus

    - Mr. Robinson's most recent annual bonus plus

    - reimbursement for the cost of continuing health insurance coverage under COBRA for twelve months.

    The employment agreement with Mr. Robinson also provides that during his employment and during the 12-month period following any termination of his employment, Mr. Robinson will not directly or indirectly own, make equity or debt investments in, manage, control, participate in, consult with, advise, render services to, or in any manner engage in, or be connected as an employee, officer, partner, director, consultant or otherwise with:

    - any enterprise engaged in the provision of local exchange or wireless telecommunications services in any state in which:

       - we, our affiliates or subsidiaries or

       - any entity that is a party to an acquisition agreement with us, our affiliates or subsidiaries is engaged in the provision of local exchange or wireless telecommunications services, or

    - any enterprise that is the subject of a potential transaction made known to us, our affiliates or subsidiaries, or Mr. Robinson during or at any time prior to the termination of his employment agreement, that is engaged in the provision of local exchange or wireless telecommunications services.

However, Mr. Robinson may be a passive owner of not more than one percent of any publicly traded class of capital stock of any entity engaged in the provision of local exchange or wireless telecommunications services. The Robinson employment agreement also provides for other non-inducement and non-solicitation restrictions during Mr. Robinson's employment and during the 12-month period following any termination of his employment.


    EMPLOYMENT AGREEMENT WITH WESLEY E. CARSON. Under the employment agreement, dated March 12, 1999, by and among Alaska Communications Systems Group, Alaska Communications Systems Holdings and Wesley E. Carson, Mr. Carson served as Executive Vice President of us and Alaska Communications Systems Holdings for a two-year initial term at an annual base salary of $200,000. On October 7, 1999, Mr. Carson assumed the title of President and Chief Operating Officer of Alaska Communications Systems Group. Previously, Mr. Robinson held the title of President. Mr. Carson's employment agreement generally contains provisions similar to those in Mr. Robinson's employment agreement, except that:


    - Mr. Carson does not have a guaranteed minimum annual bonus and Mr. Carson will receive no annual bonus if termination occurs prior to December 31, 1999 and

    - Mr. Carson's employment agreement does not provide any additional rights with respect to vesting of then-unvested options upon termination.

    OTHER EMPLOYMENT ARRANGEMENTS. We have made additional employment commitments to other of our officers on terms and conditions substantially similar to those in the employment agreement with Mr. Carson.

ALEC HOLDINGS, INC. 1999 STOCK INCENTIVE PLAN

    In connection with the completion of the acquisitions of Century's Alaska properties and ATU, we adopted the ALEC Holdings, Inc. 1999 Stock Incentive Plan under which we may grant incentive awards in the form of options to purchase shares of our common stock, restricted shares of our common stock and stock appreciation rights to participants, which include non-employee directors, officers, employees and consultants of us and our affiliates. The total number of shares of our common stock initially reserved and available for grant under the stock incentive plan is 3,410,486 shares. A committee of our board of directors, or our board of directors itself in the absence of a committee, is authorized to make grants and various other decisions under the stock incentive plan. Unless otherwise determined by the committee, any participant granted an award under the stock incentive plan must become a party to, and agree to be bound by, the stockholders' agreement.

    Stock options may include incentive stock options, nonqualified stock options or both, in each case, with or without stock appreciation rights. Stock options are generally nontransferable and, unless otherwise determined by the committee, have a term of ten years. Upon a participant's death or when the participant's employment with us or the applicable affiliate of us is terminated for any reason, the participant's then-unvested stock options are forfeited and the participant or his or her legal representative may, within three months if termination of employment is for any reason other than death, or one year in the case of the participant's death, exercise any previously vested stock options. Stock appreciation rights may be granted in conjunction with all or part of any stock option award and are generally exercisable only in connection with the exercise of the related stock option. Upon termination or exercise of the related stock option, stock appreciation rights terminate and are no longer exercisable. Stock appreciation rights are transferable only with the related stock options. Unless otherwise provided in the related award agreement or, if applicable, the stockholders' agreement, immediately prior to the change of control transactions described in the stock incentive plan, all outstanding stock options and stock appreciation rights will become fully exercisable and vested, and any restrictions and deferral limitations applicable to any restricted stock awards will lapse. The committee may also grant to any participant, on terms and conditions determined by the committee, the right to receive cash payments to be paid at that time as an award results in compensation income to the participant in order to assist the participant in paying the resulting taxes.

    The stock incentive plan will terminate on May 14, 2009. However, awards outstanding at that time will not be affected or impaired by the stock incentive plan's termination. Our board of directors and the committee have authority to amend the stock incentive plan and awards granted thereunder.


    On May 14, 1999 we issued options to purchase 2,244,500 shares of common stock to some of our employees and a consulting firm; on May 24, 1999 we issued options to purchase 250,000 shares of common stock to some of our employees; on May 25, 1999 we issued options to purchase 250,000 shares of common stock to some of our employees; on June 1, 1999 we issued options to purchase 25,000 shares of common stock to some of our employees; on June 9, 1999 we issued options to purchase 15,000 shares of common stock to some of our employees; and on June 25, 1999 we issued options to purchase 73,500 shares of common stock to some of our employees. For all of these options, 10% vest on each anniversary of their grant for a period of five years (16 2/3% for a period of three years in the case of Mr. Robinson) and an additional 50% of the options vest on the ninth year of the date of grant, and vesting will be accelerated to each January 1 of the five years (three years in the case of Mr. Robinson) following the date of grant, in equal installments, if corporate financial goals established under our stock incentive plans are obtained. The vesting of 508,750 performance-based options of Mr. Robinson, however, will be accelerated upon completion of the offering. In addition, vesting of 145,000 performance-based options held by two other employees will be accelerated upon completion of the offering. These employees have agreed not to dispose of more than 20% of the shares they may receive upon exercise of these options before each anniversary following the date of grant of the options (plus any shares permitted to be disposed of, but not disposed of, in any previous year). On September 28 and October 25, 1999, we issued options to purchase 470,000 and 4,000 shares of common stock, respectively, to some of our employees, all of which will vest upon completion of the offering. The employees to whom these options have been granted have agreed not to dispose of more than 20% of the shares they may receive upon exercise of these options before each anniversary following September 28 or October 25, 1999, the dates of grant of the options (plus any shares permitted to be disposed of, but not disposed of, in any previous year). We had an independent appraisal of the fair market value of these recently granted options. Based upon this appraisal, we recorded $1,864,000 of deferred compensation which will be charged to expense upon completion of the offering.



    Additionally, as discussed above, 653,750 of the options granted in May 1999 under the ALEC Holdings, Inc. 1999 Stock Incentive Plan are performance-vesting options that vest upon completion of the offering. Based upon the midpoint of the initial public offering price range set forth on the cover of this prospectus we would record compensation expense of $5,129,000 following the offering.


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

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC. 1999 STOCK INCENTIVE PLAN



    In connection with the offering, we intend to adopt and approve the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan. This plan is designed to promote our success and enhance our value by linking the interests of our officers, employees and consultants to those of our stockholders and by providing participants with an incentive for outstanding performance. This plan is further intended to provide flexibility in its ability to motivate, attract and retain employees upon whose judgment, interest and special efforts our business is largely dependent. Our officers, employees and consultants, including employees who are members of our board of directors, and officers, employees and consultants of our subsidiaries and affiliates are eligible to participate in this plan. Non-employee directors are not eligible to participate in this plan. This plan is intended to remain in effect until 2009. The description below summarizes the material terms of this plan.



    GENERAL



    The plan will be administered by the Compensation Committee of our board of directors, or another committee designated by our board of directors, and provides for the grant of stock options, both non-qualified and incentive stock options and other types of equity-based awards.



    The plan provides that the maximum number of shares of common stock available for grant under the 1999 plan is 1,500,000.



    The term of options granted under the plan may not exceed 10 years. Unless otherwise determined by our Compensation Committee, options will vest ratably on each of the first four anniversaries after the grant date and will have an exercise price equal to the fair market value of the common stock on the date of grant.



    A participant exercising an option may pay the exercise price in cash or, if approved by our Compensation Committee, with previously acquired shares of common stock or in a combination of cash and stock. Our Compensation Committee, in its discretion, may allow the cashless exercise of options.



    Options are nontransferable other than by will or the laws of descent and distribution or, at the discretion of our Compensation Committee, by a written beneficiary designation and, in the case of a non-qualified option, by a gift to members of the holder's immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant's lifetime, may be exercised only by the participant, any such permitted transferee or a guardian, legal representative or beneficiary.



    OTHER AWARDS



    A stock appreciation right, or SAR, permits a participant to receive cash or shares of common stock, or a combination thereof, as determined by our board of directors or our Compensation Committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of common stock on the date of exercise over the SAR exercise price, multiplied by the number or shares with respect to which the SAR is exercised. Restricted stock may be granted subject to performance or service-based goals upon which restrictions will lapse. Performance units or restricted units may be granted subject to performance goals and/or service-based restrictions, and will be payable in cash or shares of common stock or a combination as determined by our board of directors or our Compensation Committee. Dividend and interest equivalents with respect to awards, and other awards based on the value of common stock, may also be granted.

    CHANGE IN CONTROL



    In the event of a change in control, any option or SAR that is not then exercisable and vested will become fully exercisable and vested, restrictions on restricted stock will lapse and performance units will be deemed earned. Change in control generally means:



    - the acquisition of an amount of common stock greater than the amount held, directly or indirectly, by Fox Paine, our controlling stockholder, and representing at least 30% of the outstanding common stock or voting securities,



    - a change in the majority of the members of the board of directors, unless approved by the incumbent directors or Fox Paine,



    - the completion of a merger or other business combination involving Alaska Communications Systems Group in which, among other things, our stockholders fail to retain more than 50% of the common stock and voting power or



    - approval by our stockholders of a complete liquidation or dissolution or sale of substantially all of our assets.



    AMENDMENTS



    Our board of directors may at any time amend or terminate the plan and may amend the terms of any outstanding option or other award, except that no termination or amendment may impair the rights of the participants as they relate to outstanding options or awards. However, no such amendment to the plan will be made without the approval of our stockholders to the extent such approval is required by law or stock exchange or automated quotation system rule.



ALASKA COMMUNICATIONS SYSTEMS GROUP, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN



    In connection with the offering, we intend to adopt the Alaska Communications Systems Group, Inc. 1999 Employee Stock Purchase Plan. The purpose of the purchase plan will be to further our long-term stability and financial success by providing a method for employees to increase their ownership of common stock. Under the purchase plan, 1,000,000 shares of common stock will be available for issuance and sale. Unless sooner terminated at the discretion of our board of directors, the purchase plan will terminate on December 31, 2009.



    ELIGIBILITY



    All of our employees and all of the employees of designated subsidiaries generally will be eligible to participate in the purchase plan, other than employees whose customary employment is 20 hours or less per week or is for not more than five months in a calendar year, or who are ineligible to participate due to restrictions under the Internal Revenue Code.



    GENERAL DESCRIPTION



    A participant in the purchase plan may authorize regular salary deductions of a maximum of 15% and a minimum of 1% of base compensation. The fair market value of shares which may be purchased by any employee during any calendar year may not exceed $25,000. The amounts so deducted and contributed will be applied to the purchase of full shares of common stock under options to purchase shares at 85% of the lesser of the fair market value of such shares on the date of purchase or on the offering date for such offering period. The offering dates will be January 1 and July 1 of each purchase plan year, and each offering period will consist of one six-month purchase period. Any offering period, however, beginning in 1999 would be commenced after July 1, and would be for less than a six-month period. Shares will be purchased for participating employees on the last business days of June and December for each purchase plan year and each such participant will have the rights of a stockholder with respect to such shares.



    Participants may decrease their payroll deductions at any time but not more than once during any offering period. Participants may increase or decrease their payroll deductions for any subsequent offering period by notifying the purchase plan administrator no later than 15 days prior to such offering period. Participants may also withdraw from participation in the purchase plan at any time on or prior to the 15th day of the last month of the offering period. If a participant withdraws from the purchase plan, any contributions that have not been used to purchase shares will be refunded. A participant who has withdrawn may not participate in the purchase plan again until the next offering period.



    In the event of retirement or other termination of employment before the 15th day of the last month in the offering period, any contributions that have not yet been used to purchase shares will be refunded and a certificate issued for the full shares in the participant's account. In the event of a participant's death, any contributions that have not yet been used to purchase shares and all shares in such participant's account will be delivered to the participant's beneficiary designated in writing and filed with us, or, if no beneficiary has been designated or survives the participant, to the participant's estate. Any payroll deductions that have not been used to purchase shares will be returned to the participant after the end of the applicable offering period.



    AMENDMENTS OR TERMINATION OF THE PURCHASE PLAN



    Our board of directors may amend the purchase plan in any respect, although our stockholders must approve any amendment that would increase the number of securities that may be issued under the purchase plan or would cause the plan to fail to qualify for beneficial tax treatment under Section 423 of the Internal Revenue Code. Our board of directors may suspend or terminate the purchase plan at any time. However, in the event of a termination while an offering period is in progress, our Compensation Committee may return accumulated payroll deductions or shorten the offering period by setting a new date of purchase.


STOCKHOLDERS' AGREEMENT

    On May 14, 1999, we entered into a stockholders' agreement with Fox Paine Capital Fund, investors affiliated with Fox Paine Capital Fund and several non-fund investors, including co-investors and some of our employees listed on the signatures pages to the stockholders' agreement. Since May 14, 1999, additional parties, including Cook Inlet, have been added to the stockholders' agreement. The following is a summary of the material terms of the stockholders' agreement and is qualified in its entirety by reference to the stockholders' agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

    TRANSFER RESTRICTIONS. The stockholders' agreement contains general restrictions on the ability of our stockholders to transfer their shares of common stock. In addition, if Fox Paine Capital Fund and its affiliates desire to sell or dispose of all their shares of common stock, they have the right to require the non-fund investors to sell all of their shares of common stock on a pro rata basis and on the same terms and conditions in that transaction. The non-fund investors have tag-along rights which enable them to participate on a pro rata basis and on the same terms and conditions in sales of shares of common stock by Fox Paine Capital Fund and its affiliates other than sales made pursuant to Rule 144 under the Securities Act.

    REGISTRATION RIGHTS. Under the stockholders' agreement, following completion of the offering and subject to limited exceptions,

    - Fox Paine Capital Fund and its affiliates, as a group, may make up to six demands for registration under the Securities Act of their shares of common stock,

    - Affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, or holders of at least 25% of the shares of common stock presently owned by DLJ, may make one demand for registration under the Securities Act of their shares of common stock and

    - Cook Inlet, or holders of at least 25% of the shares of common stock presently owned by Cook Inlet, may make one demand for registration under the Securities Act of its shares of common stock.

    Upon any demand for registration by any of Fox Paine Capital Fund and its affiliates, DLJ or Cook Inlet, each of our other stockholders will be given the opportunity to participate on a pro rata basis in the registration demanded. The stockholders' agreement also provides the stockholders with piggyback registration rights which allow each of them to include all or a portion of their shares of common stock under a registration statement filed by us, subject to limited exceptions. The stockholders have agreed not to exercise their piggyback registration rights with respect to the offering.

    OTHER AGREEMENTS. Pursuant to the stockholders' agreement, each of our stockholders has agreed at all times during the term of the stockholders' agreement, not to act as a member of a group or in concert with others in connection with the acquisition, disposition or voting of shares of common stock in any manner inconsistent with the stockholders' agreement.

    Provisions in the stockholders' agreement that

    - preclude stockholders from granting any proxy or entering into any voting trust with respect to our common stock or entering into any stockholder agreement or arrangement inconsistent with the provisions of the stockholders' agreement or

    - grant members of management various rights to put or call their shares of common stock expire upon completion of the offering.

    TERMINATION. The rights and obligations described under "--Transfer Restrictions" will terminate when

    - Fox Paine Capital Fund and its affiliates own less than 20% of the fully diluted shares of common stock then outstanding or

    - in the case of the shares of common stock issued upon exercise of the warrants issued in connection with the senior discount debentures, following completing of the offering.


    In addition, the stockholders' agreement will terminate upon any recapitalization, consolidation, reorganization or other restructuring of Alaska Communications Systems Group as a result of which parties to the stockholders' agreement and their permitted transferees own less than a majority of the outstanding voting power of the entity surviving that recapitalization, consolidation, reorganization or other restructuring. After such a transaction, only rights and obligations described under "--Registration Rights" will survive until the earlier of


    - May 14, 2019 or

    - the date when there are no longer any shares outstanding or issuable upon exercise or conversion of any options, warrants, rights or other convertible securities that remain to be registered.

Rights and obligations under the stockholders' agreement relating to indemnification will survive indefinitely.

              INSIDER RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    In connection with the execution of the purchase agreement relating to Century's Alaska properties, Century entered into a consulting agreement, dated August 14, 1998, with LEC Consulting Corporation, a corporation owned and operated by current and former members of our management team. Pursuant to the consulting agreement, LEC Consulting provided management and advisory services to Century's Alaska properties with respect to its day-to-day business operations. Under the terms of the consulting agreement, Century paid LEC Consulting $175,000 per month for these services. In addition to the services required under the consulting agreement, LEC Consulting employees were responsible for managing the transition process for us and for creating the infrastructure necessary to begin operations as of May 14, 1999. In addition, Fox Paine & Company loaned to LEC Consulting approximately $3.4 million beginning in August 1998 for funding of start-up expenses, which amount was repaid out of funds provided by us on May 14, 1999 as part of the fees and expenses related to the acquisitions of Century's Alaska properties and ATU. LEC Consulting was merged into Alaska Communications Systems Holdings on May 10, 1999.

    Pursuant to a consulting agreement between Century and Mr. Robinson, Mr. Robinson will continue to provide consulting services to Century with respect to its operations in Alaska and the lower 48 states. We do not believe that these services will interfere with Mr. Robinson's fulfillment of his duties and responsibilities to us. We have agreed that Mr. Robinson will not participate in making any decisions relating to acquisitions by us in the lower 48 states during the term of his consulting agreement and for two years thereafter. This consulting agreement will expire on or before November 2000.


    In connection with the completion of the acquisitions of Century's Alaska properties and ATU, members of management were given grants of our common stock. In connection with the stock grants, we loaned Messrs. Robinson and Carson approximately 40% of the fair market value of the grants on May 14, 1999 on a nonrecourse basis. Subsequently, we loaned Mr. Wonnell approximately 40% of the fair market value of the grants on July 31, 1999 on a nonrecourse basis. The proceeds of these loans, which are secured by the shares of our common stock owned by the individual borrowers, were to be used by those three individuals to pay taxes on the income deemed received in connection with the grants.



    Fox Paine & Company received aggregate advisory fees in the amount of $14.2 million upon consummation of the acquisitions of Century's Alaska properties and ATU. In addition, Fox Paine & Company will receive an annual management fee in the amount of 1% of Alaska Communications Systems Group's net income before interest expense, interest income, income taxes, depreciation and amortization and equity in earnings (losses) of minority investments, calculated without regard to the fee.

          SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of common stock, including the percent of the total voting power, as of the date of this prospectus, and as adjusted to reflect completion of the offerings, by

    - each of our five most highly compensated officers,

    - each director,

    - each holder of more than 5% of our common stock and

    - all current directors and executive officers as a group.

    Except as otherwise indicated in the footnotes below, each beneficial owner has the sole power to vote and to dispose of all shares held by that holder. You should keep the following points in mind as you read the information in the table.

    - The amounts and percentage of our common stock beneficially owned by a holder are reported on the basis of the regulations of the SEC that govern the determination of beneficial ownership of securities. Under these regulations, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of the security, or "investment power", which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities with respect to which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same security and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.


    - The percentage of our common stock outstanding is based on the 21,829,273 shares of our common stock outstanding as of the date of this prospectus, without taking into account any options or convertible interests.



    - We have computed percentages of shares outstanding with respect to the currently outstanding shares of our common stock held by the holder, without taking into account any options in calculating beneficial ownership of common stock before the offering, and taking into account options which vest upon completion of the offering in calculating beneficial ownership of common stock after the offering.



                                                 BENEFICIAL OWNERSHIP OF          BENEFICIAL OWNERSHIP OF
                                                   COMMON STOCK BEFORE              COMMON STOCK AFTER
                                                        OFFERING                         OFFERING
                                                -------------------------        -------------------------
NAME                                              SHARES           %               SHARES           %
----------------------------------------------  ----------         ----          ----------         ----
Fox Paine Capital, LLC(1).....................  19,555,751         89.6%         19,555,751         61.4%
Fox Paine Capital Fund(1).....................  16,251,658         74.4%         16,251,658         51.1%
FPC Investors, L.P.(1)........................     241,144          1.1%            241,144            *
W. Dexter Paine, III(1).......................  19,555,751         89.6%         19,555,751         61.4%
Saul A. Fox(1)................................  19,555,751         89.6%         19,555,751         61.4%
Jason B. Hurwitz(1)...........................          --           --                  --           --
Cook Inlet Region, Inc.(2)....................   1,624,907          7.4%          1,624,907          5.1%
Carl H. Marrs(2)..............................   1,624,907          7.4%          1,624,907          5.1%
Charles E. Robinson(3)........................     241,788          1.1%            850,538          2.6%
Wesley E. Carson(4)...........................     129,341            *             179,341            *
Donn T. Wonnell(5)............................      66,249            *             116,249            *
Michael E. Holmstrom(6).......................      16,249            *              66,249            *
John Ayers(7).................................      16,249            *              66,249            *
All directors and executive officers as a
  group (10 persons)(1)(2)....................  21,650,534         99.2%         22,459,284         68.8%


                                            (FOOTNOTES APPEAR ON FOLLOWING PAGE)

------------------------

*   The percentage of shares beneficially owned does not exceed 1% of the class.


(1) Fox Paine Capital, LLC is General Partner or Manager of Fox Paine Capital Fund, FPC Investors, L.P., ALEC Coinvestment Fund I, LLC, ALEC Coinvestment Fund II, LLC, ALEC Coinvestment Fund III, LLC, ALEC Coinvestment Fund IV, LLC, ALEC Coinvestment Fund V, LLC and ALEC Coinvestment Fund VI, LLC and possesses voting and investment power over all shares held by each of these entities. Fox Paine Capital is not the record owner of any shares of our common stock. Messrs. Fox and Paine are members of Fox Paine Capital and share voting power of Fox Paine Capital. None of the shares shown as beneficially owned by Messrs. Fox and Paine are owned of record by these individuals. Each of Messrs. Fox and Paine disclaims beneficial ownership of the shares owned by the entities of which Fox Paine Capital is General Partner or Manager, except to the extent of his respective pecuniary interest therein. Mr. Hurwitz is a director of Fox Paine & Company, LLC. The address of Fox Paine Capital, Fox Paine Capital Fund, FPC Investors, and Messrs. Fox, Paine and Hurwitz is c/o Fox Paine & Company, LLC, 950 Tower Lane, Suite 1950, Foster City, CA 94404.



(2) Cook Inlet Region, Inc. is record owner of 1,624,907 shares of our common stock. The address of Cook Inlet is 2525 C Street, P.O. Box 93330, Anchorage, Alaska 99509-3330. Mr. Marrs is President and Chief Executive Officer of Cook Inlet. Mr. Marrs disclaims beneficial ownership of the shares owned by Cook Inlet, except to the extent of his pecuniary interest therein.



(3) Mr. Robinson is record owner of 241,788 shares of our common stock. The address of Mr. Robinson is c/o Alaska Communications Systems Group, Inc., 510 L. Street, Suite 500, Anchorage, Alaska 99501. Of these shares, 172,729 represent stock grants. See "Insider Relationships and Related Party Transactions".



(4) Mr. Carson is record owner of 129,341 shares of our common stock. The address of Mr. Carson is c/o Alaska Communications Systems Group, Inc., 510
    L. Street, Suite 500, Anchorage, Alaska 99501. Of these shares, 85,469 represent stock grants. See "Insider Relationships and Related Party Transactions".



(5) Mr. Wonnell is record owner of 66,249 shares of our common stock. The address of Mr. Wonnell is c/o Alaska Communications Systems Group, Inc., 510
    L. Street, Anchorage, Alaska 99501. Of these shares, 50,000 represent stock grants. See "Insider Relationships and Related Party Transactions".



(6) Mr. Holmstrom is record owner of 16,249 shares of our common stock. The address of Mr. Holmstrom is c/o Alaska Communications Systems Group, Inc., 510 L. Street, Suite 500, Anchorage, Alaska 99501.



(7) Mr. Ayers is record owner of 16,249 shares of our common stock. The address of Mr. Ayers is c/o Alaska Communications Systems Group, Inc., 510 L. Street, Suite 500, Anchorage, Alaska 99501.

                          DESCRIPTION OF INDEBTEDNESS

THE SENIOR CREDIT FACILITY


    Alaska Communications Systems Holdings, together with us, entered into a credit agreement with The Chase Manhattan Bank, as administrative agent and collateral agent, Credit Suisse First Boston Corporation, as documentation agent, and Canadian Imperial Bank of Commerce, as syndication agent, and the lenders named therein that provides the Alaska Communications Systems Holdings' senior credit facility consisting of term loans of up to $460.0 million and a revolving credit facility of $75.0 million. Chase Securities Inc. acted as advisor and arranger in connection with the senior credit facility. The following is a summary description of the material terms of the senior credit facility, as amended as of October 19, 1999, and is subject to and qualified in its entirety by reference to the credit agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.


    STRUCTURE.  Loans under the credit agreement consist of:

    - a term loan A facility in the amount of $150.0 million;

    - a term loan B facility in the amount of $150.0 million;

    - a term loan C facility in the amount of $160.0 million; and

    - a revolving credit facility in the amount of $75.0 million which is available, in part, for up to $25.0 million in letters of credit and up to $10.0 million in the form of swingline loans.

The term loan facilities and the revolving credit facility constitute the senior credit facility. Alaska Communications Systems Holdings used the term loan facilities and a portion of the revolving credit facility to provide a portion of the funds necessary to complete the acquisitions of Century's Alaska properties and ATU and to repay existing indebtedness of Century's Alaska properties. Alaska Communications Systems Holdings will use the remainder of the revolving credit facility for general corporate purposes.

    SECURITY; GUARANTEES. Alaska Communications Systems Holdings' obligations under the senior credit facility are unconditionally and irrevocably guaranteed, jointly and severally, by us and by each of Alaska Communications Systems Holdings' existing and subsequently acquired or organized domestic or, in limited circumstances, foreign subsidiaries. In addition, the senior credit facility and the related guarantees are secured by collateral that includes substantially all of Alaska Communications Systems Holdings' assets and all of the assets of Alaska Communications Systems Holdings' subsidiaries, including:

    - a first priority pledge:

       - by us of all of Alaska Communications Systems Holdings' capital stock and

       - to the extent not prohibited by law or any existing contract, by Alaska Communications Systems Holdings of the capital stock of companies in which Alaska Communications Systems Holdings holds a minority stake, plus of all the capital stock of Alaska Communications Systems Holdings, or any of its domestic subsidiaries or, under limited circumstances, any of Alaska Communications Systems Holdings' foreign subsidiaries, held in any existing and subsequently acquired or organized subsidiary, which pledge, in the case of any foreign subsidiary will, except under limited circumstances, be limited to 65% of the capital stock of the foreign subsidiary, and

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    - a perfected first priority security interest in, and mortgage on, substantially all of Alaska Communications Systems Holdings' tangible and intangible assets and substantially all of the tangible and intangible assets of the guarantors, including accounts receivable, documents, inventory, equipment, intellectual property, investment property, general intangibles, real property, cash and cash accounts and proceeds of the foregoing, in each case subject to limited exceptions.

The credit agreement provides for the release of guarantees under limited circumstances.

    AVAILABILITY. The availability of the senior credit facility is subject to various conditions precedent typical of bank loans including, among other things, the absence of any material adverse change in Alaska Communications Systems Holdings' business. The full amount of the term loan facilities was drawn as required in a single drawing on May 14, 1999. As a result of issuance of $150.0 million in Alaska Communications Systems Holdings senior subordinated notes, the term loan C facility was reduced to $135.0 million on May 14, 1999. Amounts repaid or prepaid under the term loan facilities may not be reborrowed. Amounts repaid under the revolving credit facility are available for reborrowing on a revolving basis, subject to the terms of the revolving credit facility.

    AMORTIZATION AND INTEREST

    - The term loan A facility is repayable in annual principal payments of 1.00% of outstanding principal over five years, commencing on May 14, 2002, with the balance of the term loan A facility payable at maturity. The final maturity of the term loan A facility is November 14, 2006. The term loan A facility bears interest at an annual rate equal (at Alaska Communications Systems Holdings' option) to: (1) an adjusted London interbank offered rate, or LIBOR, plus 2.75% or (2) a rate equal to 1.75% plus the greater of the administrative agent's prime rate, a certificate of deposit rate plus 1.00% and the federal funds effective rate plus 0.50%, in each case subject to reduction based on Alaska Communications Systems Holdings' financial performance.

    - The term loan B facility is repayable in annual principal payments of 1.00% of outstanding principal over six years, commencing on May 14, 2002, with the balance of term loan B facility payable at maturity. The final maturity of the term loan B facility is November 14, 2007. The term loan B facility bears interest at an annual rate equal (at Alaska Communications Systems Holdings' option) to: (1) an adjusted LIBOR plus 3.00% or (2) a rate equal to 2.00% plus the greater of the administrative agent's prime rate, a certificate of deposit rate plus 1.00% and the federal funds effective rate plus 0.50%.

    - The term loan C facility is repayable in annual principal payments of 1.00% of outstanding principal over six years, commencing on May 14, 2002, with the balance of term loan C facility payable at maturity. The final maturity of the term loan C facility is May 14, 2008. The term loan C facility bears interest at an annual rate equal (at Alaska Communications Systems Holdings' option) to: (1) an adjusted LIBOR plus 3.25% or (2) a rate equal to 2.25% plus the greater of the administrative agent's prime rate, a certificate of deposit rate plus 1.00% and the federal funds effective rate plus 0.50%.

    - The revolving credit facility is a seven-year facility and outstanding balances thereunder will bear interest at an annual rate equal (at Alaska Communications Systems Holdings' option) to: (1) an adjusted LIBOR plus 2.75% or (2) a rate equal to 1.75% plus the greater of the administrative agent's prime rate, a certificate of deposit rate plus 1.00% and the federal funds effective rate plus 0.50%, in each case subject to reduction based on Alaska Communications Systems Holdings' financial performance.

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Amounts under the senior credit facility not paid when due bear interest at a default rate equal to 2.00% above the otherwise applicable rate.

    On July 24, 1999 we entered into a hedging transaction which fixed at 5.99% the underlying variable rate on one-half of the borrowings under the senior credit facility, or $217.5 million, for a three-year period.

    PREPAYMENTS. The senior credit facility permits Alaska Communications Systems Holdings to prepay loans and to permanently reduce revolving credit commitments, in whole or in part, at any time. In addition, Alaska Communications Systems Holdings is required to make mandatory prepayments of the term loan facilities, subject to limited exceptions, in amounts equal to the excess, if any, of:

    - 50% of excess cash flow for each fiscal year, as specified in the credit agreement, over

    - the aggregate principal amount of the term loan facilities prepaid during the fiscal year.

Alaska Communications Systems Holdings is also required to make mandatory prepayments of term loan facilities, subject to limited exceptions, with the net cash proceeds of dispositions of assets or issuances of debt of us or any of our subsidiaries. Mandatory and optional prepayments will be allocated ratably among the term loan A facility, the term loan B facility and the term loan C facility, as applicable, and within each term loan facility, applied ratably to the remaining amortization payments under that facility, except that the lenders participating in the term loan B facility and the term loan C facility, as applicable, have the right to refuse mandatory prepayments, in which case those prepayments will be applied to the term loan A facility, or, if no portion of the term loan A facility remains outstanding, Alaska Communications Systems Holdings may retain the prepayments. Any prepayment of adjusted LIBOR loans other than at the end of an interest period will be subject to reimbursement of breakage costs as described in the credit agreement.

    FEES. Alaska Communications Systems Holdings is required to pay the lenders, on a quarterly basis, a commitment fee equal to 0.50% annually on the undrawn portion of the unused commitments, subject to reductions based upon Alaska Communications Systems Holdings' financial performance. Alaska Communications Systems Holdings is also required to pay:

    - on a quarterly basis, a commission on the face amount of all outstanding letters of credit equal to the applicable margin then in effect for adjusted LIBOR loans under the revolving credit facility,

    - on a quarterly basis, a fronting fee in the amount of 0.25% annually on each letter of credit to the issuing bank,

    - standard fees of the issuing bank with respect to issuance, amendment, renewal or extension of any letters of credit and

    - fees payable to the administrative agent.


    COVENANTS, EVENTS OF DEFAULT. The credit agreement contains customary covenants that, among other things, restrict our ability, the ability of Alaska Communications Systems Holdings and the ability of Alaska Communications Systems Holdings' subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change Alaska Communications Systems Holdings' business, make capital expenditures or engage in transactions with affiliates. In addition, under the senior credit facility, Alaska Communications


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

Systems Holdings is required to comply with specified financial ratios, including minimum interest coverage ratios and maximum leverage ratios. As discussed below, certain of these restrictions have been modified pursuant to an amendment dated as of October 19, 1999, which is conditioned upon receipt of gross proceeds from the offering of not less than $140,000,000.


    The credit agreement also contains provisions that prohibit any modification of the indenture relating to the senior subordinated notes of Alaska Communications Systems Holdings as well as customary representations and warranties, affirmative covenants and events of default, including cross default, material judgments and change in control.


    As of October 19, 1999 and subject to receiving gross proceeds from the offering of not less than $140 million and contributing the net proceeds (other than such amounts permitted to be used for the repayment of our senior discount debentures) from the offering to Alaska Communications Systems Holdings as common equity, and the satisfaction of other customary conditions to effectiveness, we have amended the credit agreement related to the senior credit facility. The amendment:



    - modifies the provisions related to the prepayment of indebtedness to permit the payment of up to $40.0 million for the repurchase of our senior discount debentures and/or the Alaska Communications Systems Holdings senior subordinated notes under certain circumstances;



    - modifies the provisions related to capital expenditures to increase the amount of capital expenditures we are permitted to make in each year;



    - increases our flexibility with respect to acquisitions and other investments, allowing for "permitted acquisitions" of up to $200.0 million, which amount excludes acquisitions made using our capital stock or equity contributions from Fox Paine, and "permitted investments" of up to $15.0 million; and



    - increases our flexibility with respect to the incurrence of certain indebtedness.



    If we receive less than $140 million in gross proceeds from the offering, the amendment will not become effective. In that event, we intend to seek a new amendment providing for all or a portion of the flexibility currently contemplated.



    If the lenders under the credit agreement do not consent to that new amendment, we will not be permitted under the credit agreement to redeem any of our senior discount debentures. Additionally, while we will continue to use available proceeds to reduce the outstanding balance under our revolving credit facility and for general corporate purposes, including acquisitions, our flexibility to pursue strategic investments or acquisitions will be limited to the extent currently provided in the credit agreement. In such event, we will also be required to adjust our planned capital expenditures to satisfy covenants contained in the credit agreement.


THE ALASKA COMMUNICATIONS SYSTEMS HOLDINGS SENIOR SUBORDINATED NOTES


    On May 14, 1999, Alaska Communications Systems Holdings issued
$150.0 million in aggregate principal amount of senior subordinated notes due 2009 in a private transaction not subject to the registration requirements of the Securities Act. Cash interest is payable on the outstanding principal amount of the senior subordinated notes at the annual rate of 9 3/8% payable semiannually on May 15th and November 15th of each year, commencing
November 15, 1999, subject to restrictions on dividends to Alaska Communications Systems Holdings contained in the senior credit facility. On October 8, 1999, a registration statement on Form S-4 relating to a registered exchange offer for the senior subordinated notes was declared effective by the SEC.


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

Holders of the senior subordinated notes will be able to exchange their notes for registered senior subordinated notes in the exchange offer.


    The senior subordinated notes rank junior in right of payment to all current and future senior indebtedness of Alaska Communications Systems Holdings, rank equally in right of payment to all current and future senior subordinated indebtedness of Alaska Communications Systems Holdings and rank senior in right of payment to all current and future subordinated indebtedness of Alaska Communications Systems Holdings. As obligations of a holding company, the senior subordinated notes are effectively subordinated to all obligations of the subsidiaries of Alaska Communications Systems Holdings.

    The senior subordinated notes are not redeemable until May 15, 2004. Thereafter, the senior subordinated notes will be redeemable at the option of Alaska Communications Systems Holdings with a premium that declines each year until 2007, when the senior subordinated notes will be redeemable in whole or in part at 100% of their principal amount plus accrued and unpaid interest. Upon a change of control as described in the indenture governing the senior subordinated notes, each holder will be able to require Alaska Communications Systems Holdings to offer to redeem the holder's senior subordinated notes at a price equal to 101% of principal amount, subject to restrictions contained in the senior credit facility. If Alaska Communications Systems Holdings consummates one or more offerings of Alaska Communications Systems Holdings capital stock on or before May 15, 2002, Alaska Communications Systems Holdings, at its option, will be able to use all or a portion of the sale proceeds to redeem up to 35% of the aggregate principal amount of the senior subordinated notes originally issued, at a price equal to their principal amount plus a premium equal to one year's interest at the stated interest rate.

    The indenture relating to the senior subordinated notes contains various restrictive covenants that, among other things, limit:

    - the incurrence of indebtedness by Alaska Communications Systems Holdings and its subsidiaries,

    - the payment of restricted payments, as described in the indenture relating to the senior subordinated notes,

    - the payment of dividends on stock and purchases of stock,

    - the sale of assets or stock of Alaska Communications Systems Holdings' subsidiaries,

    - transactions with affiliates,

    - mergers, consolidations and sales of assets and

    - the business activities in which Alaska Communications Systems Holdings and its subsidiaries may engage.

The indenture also limits the extent to which Alaska Communications Systems Holdings may permit restrictions on the ability of its subsidiaries to pay dividends and make other distributions. Each of these limitations, however, is subject to qualifications set forth fully in the indenture governing the senior subordinated notes, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

    The indenture relating to the senior subordinated notes also contains events of default customary for obligations of this type, including:

    - a default in the payment of interest on the senior subordinated notes when due and payable,

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
    - the acceleration of debt of Alaska Communications Systems Holdings or any of its subsidiaries in an amount in excess of $5.0 million and

    - the rendering of any judgment for the payment of money in excess of $5.0 million against Alaska Communications Systems Holdings subject, in each case, to applicable grace periods.

    Payment of all amounts outstanding under the senior subordinated notes could be accelerated in the event of a default under the indenture governing the senior subordinated notes.


THE ALASKA COMMUNICATIONS SYSTEMS GROUP DISCOUNT DEBENTURES



    On May 14, 1999, we issued $46.9 million in aggregate principal amount of senior discount debentures due 2011 and 828,261 warrants, for gross proceeds of $25.0 million, in a private transaction not subject to the registration requirements of the Securities Act. No cash interest is payable on the discount debentures for five years following issuance, but deferred interest accrues at the annual rate of 13%. On and after May 15, 2004, cash interest will be payable on the outstanding principal amount of the discount debentures, including accrued deferred interest, at the annual rate of 13% payable semiannually on May 15th and November 15th of each year, subject to restrictions on dividends to us contained in the senior credit facility and the indenture relating to the senior subordinated notes. On October 8, 1999 a registration statement on Form S-4 relating to a registered exchange offer for the senior discount debentures was declared effective by the SEC. Holders of the discount debentures will be able to exchange their debentures for registered discount debentures in the exchange offer. On October 29, 1999 we amended the indenture resulting to the discount debentures to provide for optional cash interest payments by Alaska Communications Systems Group prior to May 15, 2004. The amendment is subject to the offering being completed prior to March 31, 2000, and the amendment to the credit agreement described under "--The Senior Credit Facility" becoming effective.


    The discount debentures rank equally in right of payment to all of our current and future senior indebtedness and rank senior in right of payment to all of our current and future subordinated indebtedness. As obligations of a holding company, the discount debentures are effectively subordinated to all obligations of our subsidiaries, including Alaska Communications Systems Holdings' obligations under the senior subordinated notes and borrowings under the senior credit facility.

    The discount debentures are not redeemable until May 15, 2004. Thereafter, the discount debentures will be redeemable at our option with a premium that declines each year until 2009, when the discount debentures will be redeemable in whole or in part at 100% of their principal amount plus accrued and unpaid interest. Upon a change of control as described in the indenture governing the discount debentures, each holder will be able to require us to offer to redeem the holder's discount debentures at a price equal to 101% of accreted value or, if after May 15, 2004, of the principal amount thereof plus accrued and unpaid interest thereon, subject to restrictions contained in the senior credit facility and the indenture relating to the senior subordinated notes. If we consummate one or more offerings of our common stock on or before May 15, 2002, we, at our option, will be able to use all or a portion of the sale proceeds to redeem up to 35% of the aggregate principal amount of the discount debentures originally issued, at a price equal to their accreted value plus a premium equal to one year's interest at the stated interest rate. As more fully described under "Use of Proceeds", we intend to use $10.5 of the net proceeds from the offerings to repay $9.3 million in aggregate accreted value of the senior discount debentures, plus a redemption premium of $1.2 million.

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    The indenture relating to the discount debentures contains various restrictive covenants that, among other things, limit:

    - the incurrence of indebtedness by us and our subsidiaries,

    - the payment of restricted payments, as described in the indenture relating to the discount debentures,

    - the payment of dividends on stock and purchases of stock,

    - the sale of assets or stock of our subsidiaries,

    - transactions with affiliates,

    - mergers, consolidations and sales of assets and

    - the business activities in which we and our subsidiaries may engage.

Each of these limitations, however, is subject to qualifications set forth fully in the indenture governing the senior discount debentures, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

    The indenture relating to the discount debentures also contains events of default customary for obligations of this type, including:

    - a default in the payment of interest on the discount debentures when due and payable,

    - the acceleration of our or the debt of any of our subsidiaries in an amount in excess of $5.0 million and

    - the rendering of any judgment for the payment of money in excess of $5.0 million against us,

subject, in each case, to applicable grace periods.

Payment of all amounts outstanding under the discount debentures could be accelerated in the event of a default under the indenture governing the discount debentures.

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                          DESCRIPTION OF CAPITAL STOCK

    THE FOLLOWING SUMMARY DESCRIBES THE MATERIAL TERMS OF OUR CAPITAL STOCK. HOWEVER, YOU SHOULD REFER TO THE ACTUAL TERMS OF THE CAPITAL STOCK CONTAINED IN OUR CERTIFICATE OF INCORPORATION AND IN OTHER AGREEMENTS REFERENCED BELOW.


    Our authorized capital stock consists of 40 million shares of common stock, par value $0.01 per share, and currently no shares of preferred stock. We intend to amend our charter to authorize 145,000,000 shares of common stock and 5,000,000 shares of preferred stock. We currently have 21,829,273 shares of common stock outstanding. After this offering, there will be 31,829,273 shares of common stock outstanding, without giving effect to the exercise of the underwriters' over-allotment option.


COMMON STOCK

    Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive dividends as may be declared by our board of directors out of funds legally available to pay dividends, and, in the event of liquidation, to share ratably in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Common stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date for all of these matters. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to common stock. All outstanding shares of common stock are, and the shares of common stock sold in the offerings will be when issued, fully paid and nonassessable.

PREFERRED STOCK


    We intend to amend our charter to authorize 5,000,000 shares of preferred stock and give our board of directors the authority to issue shares of preferred stock in one or more series and to fix, by resolution, the voting powers, and designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in each series (which our board of directors may increase or decrease as permitted by Delaware law), liquidation preferences, dividend rates, conversion rights and redemption provisions of the shares constituting any series, without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights or both. Although our board of directors has no present plans to do so, it could issue one or more series of preferred stock, without stockholder approval, that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.


DELAWARE GENERAL CORPORATION LAW

    Section 203 of the Delaware General Corporation Law generally prevents Delaware corporations from engaging under certain circumstances in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder. We intend to opt out of the provisions of Section 203.

ACTION BY WRITTEN CONSENT


    Under the Delaware General Corporation Law, unless the certificate of incorporation expressly prohibits action by the written consent for stockholders, any action required or permitted to be


                                      104
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taken by our stockholders at a duly called annual or special meeting of stockholders may be taken by a consent in writing executed by stockholders possessing the requisite votes for the action to be taken. Our certificate of incorporation does not expressly prohibit action by the written consent of stockholders. As a result, Fox Paine & Company, as holder of 61.4% of our total voting power after this offering, will be able to take any action to be taken by stockholders without the necessity of holding a stockholder meeting. We intend, however, to hold annual meetings of stockholders.


TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for the common stock will be ChaseMellon Shareholder Services, L.L.C.


LISTING


    Application has been made for quotation of our common stock on the Nasdaq National Market under the symbol "ALSK".


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                        SHARES ELIGIBLE FOR FUTURE SALE


    Prior to the offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that substantial sales may occur, could adversely affect the prevailing market price of the common stock. After completion of the offering, there will be 31,829,273 shares of common stock outstanding. Of these shares, the 10,000,000 shares of common stock sold in the offering, or 11,500,000 shares if the underwriter's options to purchase additional shares are exercised in full, will be freely transferable without restriction under the Securities Act, except by persons who may be deemed to be our affiliates. All the remaining shares of common stock may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act.


    In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who beneficially owns "restricted securities" may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    (1) 1% of the then outstanding shares of common stock, or approximately shares after the offering; and

    (2) the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about us and may be effected only through unsolicited brokers' transactions.

    A person who is not deemed an "affiliate" of us at any time during the 90 days preceding a sale would (but for the Stockholders' Agreement described above and the "lock-up" arrangements described below) be entitled to sell his, her or its restricted shares under Rule 144 without regard to the volume or other limitations described above, once two years have elapsed since the restricted shares were acquired from us or one of our affiliates.


    We, our directors, executive officers and our principal stockholders have agreed with the underwriters that, during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus, we will not offer, sell, contract to sell or otherwise dispose of any shares of common stock or any securities of Alaska Communications Systems Group which are substantially similar to the shares of the common stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of common stock (other than, in our case, pursuant to our existing employee compensation plans) without the prior written consent of Goldman, Sachs & Co., except for the shares of common stock offered in connection with the offerings. The lock-up agreements by these persons (other than Alaska Communications Systems Group) cover an aggregate of approximately 21,651,000 shares.


    No prediction can be made as to the effect, if any, that market sales of restricted shares or the availability of restricted shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise capital through an offering of our equity securities, as described under "Risk Factors--Our share price may decline due to the large number of shares eligible for future sale".

    In connection with the offering, we intend to file a registration statement on Form S-8 to register 6,060,486 shares of common stock that are or will be reserved for issuance or sale under our stock incentive, non-employee director compensation and stock purchase plans. As of October 29, 1999, there were outstanding options to purchase a total of 3,332,000 shares of common stock of which 20,000 options were vested. In addition, options to purchase an additional 1,127,750 shares of common stock that have been granted to our employees will vest upon completion of the offering. These employees have agreed not to dispose of more than 20% of the shares they may receive upon exercise of these options before each anniversary following the date of grant of the options (plus any shares permitted to be disposed of, but not disposed of, in any previous year). All of such shares of common stock issuable upon exercise of options under our stock incentive, non-employee director compensation and stock purchase plans would otherwise be freely tradable upon effectiveness of the registration statement without restrictions under the Securities Act of 1933, unless such shares are held by an "affiliate" of us.

                   U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this prospectus, the term "non-U.S. holder" is a person other than:

    - a citizen or individual resident of the U.S. for U.S. federal income tax purposes,

    - a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision of the U.S.,

    - an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or

    - a trust, in general, if it is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons.

    This discussion does not consider:

    - U.S. state and local or non-U.S. tax consequences,

    - specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level,

    - the tax consequences for the shareholders or beneficiaries of a non-U.S. holder,

    - special tax rules that may apply to certain non-U.S. holders, including without limitation, banks, insurance companies, dealers in securities and traders in securities who elect to apply a mark-to-market method of accounting or

    - special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge" or "conversion transaction".

    The following is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations, all as of the date of this prospectus, and all of which may change, retroactively or prospectively. The following summary is for general information. ACCORDINGLY, EACH NON-U.S. HOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

DIVIDENDS

    In the event that dividends are paid on shares of common stock, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

    Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S. or, if an income tax treaty applies, attributable to a permanent establishment, or in the case of an individual, a "fixed base", in the U.S., as provided in that treaty ("U.S. trade or business income"), are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the non-U.S. holder files the appropriate U.S. Internal Revenue Service form with the payor. Any U.S. trade or business income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

    Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after 2000:

    - a non-U.S. holder of common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements;

    - in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information, including a U.S. taxpayer identification number and

    - look-through rules will apply for tiered partnerships.

    A non-U.S. holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

    A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

    - the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate non-U.S. holder,

    - the non-U.S. holder is an individual who holds the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the U.S. for more than 182 days in the taxable year of the disposition and meets certain other requirements,

    - the non-U.S. holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to certain U.S. expatriates or

    - we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.


    Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that Alaska Communications Systems Group has not been and is not currently, and we do not anticipate it becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. The tax relating to stock in a "U.S. real property holding corporation" will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of the common stock, provided that the common stock was regularly traded on an established securities market.


FEDERAL ESTATE TAX

    Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    Under certain circumstances, U.S. Treasury Regulations require information reporting and backup withholding at a rate of 31% on certain payments on common stock. Under currently applicable law, non-U.S. holders of common stock generally will be exempt from these information reporting requirements and from backup withholding on dividends paid prior to 2001 to an address outside the U.S. For dividends paid after 2000, however, a non-U.S. holder of common stock that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury Regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

    The payment of the proceeds of the disposition of common stock by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a non-U.S. holder of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a "U.S. related person". In the case of the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person", information reporting, but currently not backup withholding, on the payment applies unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a non-U.S. holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is:

    - a "controlled foreign corporation" for U.S. federal income tax purposes,

    - a foreign person 50% or more of whose gross income for certain periods is derived from the conduct of a U.S. trade or business or

    - effective after 2000, a foreign partnership if, at any time during its taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by U.S. persons, or (B) the partnership is engaged in a U.S. trade or business.

    Effective after 2000, backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" unless certain certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge or reason to know that the holder is a U.S. person. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after 2000.

    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

                               VALIDITY OF SHARES

    The validity of the shares of common stock will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York and for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    Our balance sheet as of March 31, 1999 included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Alaska Communications Systems Holdings, Inc. as of December 31, 1998 and for the period from July 16, 1998, its date of inception through December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The combined financial statements of CenturyTel Alaska Properties, also known as Century's Alaska properties, as of December 31, 1998 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The combined financial statements of CenturyTel Alaska Properties, also known as Century's Alaska properties, as of December 31, 1997 and for the year ended December 31, 1996, eleven months ended November 30, 1997, and one month ended December 31, 1997 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The combined financial statements of Telephone Fund of Fairbanks Municipal Utilities Services as of October 6, 1997 and for the year ended December 31, 1996 and the period ended October 6, 1997 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of the Municipality of Anchorage Telephone Utility Fund as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. For further information with respect to us and the common stock, we refer you to this registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, each of these statements being qualified in all respects by that reference. The registration statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13(th) Floor, New York, New York 10048. Copies of these materials may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a world wide web site (HTTP://WWW.SEC.GOV) that contains reports, proxy and information statements and other information regarding registrants such as us which file electronically with the SEC. The registration statement, including all exhibits thereto and amendments thereof, is available on that website.

    We recently filed a registration statement on Form S-4 with the SEC in connection with the registration under the Securities Act of 1933 of our senior discount debentures. Upon effectiveness of that registration statement we became subject to the informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may inspect and copy these reports, proxy and information statements and other information at the addresses set forth above.

    We intend to furnish to our stockholders our annual reports containing consolidated financial statements audited by our independent auditors and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                                  UNDERWRITING


    Alaska Communications Systems Group and the underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, CIBC World Markets Corp., Deutsche Bank Securities Inc. and Hambrecht & Quist LLC are the representatives of the Underwriters.



                        Underwriters                          Number of Shares
                        ------------                          ----------------
Goldman, Sachs & Co.........................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
CIBC World Markets Corp.....................................
Deutsche Bank Securities Inc................................
Hambrecht & Quist LLC.......................................
                                                                 ----------
    Total...................................................  10,000,000
                                                                 ==========


                               ------------------


    If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 1,500,000 shares from Alaska Communications Systems Group to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.



    The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by Alaska Communications Systems Group. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.



                                                                   Paid by
                                                            Alaska Communications
                                                                Systems Group
                                                                -------------
                                                      No Exercise         Full Exercise
                                                      -----------         -------------
Per Share...........................................   $                    $
Total...............................................   $                    $


    Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.


    Alaska Communications Systems Group has agreed with the Underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.



    Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among Alaska Communications Systems Group and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Alaska Communications Systems Group's historical performance, estimates of business potential and earnings prospects of Alaska Communications Systems Group, an assessment of Alaska Communications Systems Group's management and the consideration of the above factors in relation to market valuation of companies in related businesses.



    Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "ALSK".


    In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


    Alaska Communications Systems Group estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.9 million.


    The Underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to Fox Paine & Company and its affiliates for which they have in the past received, and may in the future receive, customary fees. Affiliates of CIBC World Markets Corp. and affiliates of Deutsche Bank Securities Inc. are limited partners in certain partnerships organized by Fox Paine & Company, including certain of the partnerships organized in connection with the formation of ALEC Holdings.


    Affiliates of Donaldson, Lufkin & Jenrette Securities Corporation were the initial purchasers of ALEC Holdings' senior discount debentures. These affiliates of Donaldson, Lufkin & Jenrette Securities Corporation received warrants to purchase 828,261 shares of common stock at an exercise price of $0.01 per share in connection with the issuance of the senior discount debentures. Approximately 828,000 shares underlying these warrants are expected to be issued in connection with the offering.


    An affiliate of CIBC World Markets Corp., Canadian Imperial Bank of Commerce, is the syndication agent and a lender under the senior credit facility and in those capacities receives customary fees, commissions and reimbursement of expenses. A portion of the net proceeds from the offering will be used to repay borrowings under the revolving credit facility. CIBC World Markets Corp. was an initial purchaser of the senior subordinated notes and in that capacity received customary fees and commissions.

    On September 27, 1999, Hambrecht & Quist Group, the parent corporation of Hambrecht & Quist, LLP, entered into an agreement and plan of merger with The Chase Manhattan Corporation pursuant to which Hambrecht & Quist Group and its subsidiaries will be acquired by The Chase Manhattan Corporation. An affiliate of The Chase Manhattan Corporation, The Chase Manhattan Bank, is the administrative agent and collateral agent and a lender under the senior credit facility and in those capacities receives customary fees, commissions and reimbursement of expenses. Another affiliate of The Chase Manhattan Corporation, Chase Securities Inc., was an initial purchaser of the senior subordinated notes and in that capacity received customary fees and commissions.


    Alaska Communications Systems Group has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                         INDEX TO FINANCIAL STATEMENTS


Alaska Communications Systems Group, Inc.
  Independent Auditors' Report..............................      F-2
  Balance Sheet--March 31, 1999.............................      F-3
  Notes to Balance Sheet--March 31, 1999....................      F-4
  Consolidated Balance Sheet--September 30, 1999
    (Unaudited).............................................      F-5
  Consolidated Statement of Operations--Nine Months Ended
    September 30, 1999 (Unaudited)..........................      F-6
  Consolidated Statement of Stockholders' Equity--Nine
    Months Ended September 30, 1999 (Unaudited).............      F-7
  Consolidated Statement of Cash Flows--Nine Months Ended
    September 30, 1999 (Unaudited)..........................      F-8
  Notes to Consolidated Financial Statements--Nine Months
    Ended September 30, 1999 (Unaudited)....................      F-9
Alaska Communications Systems Holdings, Inc.
  Independent Auditors' Report..............................     F-16
  Consolidated Balance Sheets--December 31, 1998 and March
    31, 1999 (Unaudited)....................................     F-17
  Consolidated Statements of Cash Flows--Period from July
    16, 1998 (Date of Inception) through December 31, 1998
    and Three Months Ended March 31, 1999 (Unaudited).......     F-18
  Notes to Consolidated Financial Statements--Period from
    July 16, 1998 (Date of Inception) through December 31,
    1998 (Notes for the Three Months Ended March 31, 1999
    Are Unaudited)..........................................     F-19
CenturyTel Alaska Properties
  Independent Auditors' Reports.............................     F-22
  Combined Balance Sheets--December 31, 1997, December 31,
    1998 and March 31, 1999.................................     F-24
  Combined Statements of Income and Retained Earnings--Year
    Ended December 31, 1996, Eleven Months Ended November
    30, 1997, One Month Ended December 31, 1997, Year Ended
    December 31, 1998 and Three Months Ended March 31, 1998
    and 1999 (Unaudited)....................................     F-25
  Combined Statements of Cash Flows--Year Ended December 31,
    1996, Eleven Months Ended November 30, 1997, One Month
    Ended December 31, 1997, Year Ended December 31, 1998
    and Three Months Ended March 31, 1998 and 1999
    (Unaudited).............................................     F-26
  Notes to Combined Financial Statements--Year Ended
    December 31, 1996, Eleven Months Ended November 30,
    1997, One Month Ended December 31, 1997, Year Ended
    December 31, 1998 and Three Months Ended March 31, 1998
    and 1999 (Unaudited)....................................     F-27
Telephone Fund of Fairbanks Municipal Utilities Services
  Independent Auditors' Report..............................     F-40
  Combined Balance Sheet--October 6, 1997...................     F-41
  Combined Statements of Income and Fund Equity--Year Ended
    December 31, 1996 and Period Ended October 6, 1997......     F-42
  Combined Statements of Cash Flows--Year Ended December 31,
    1996 and Period Ended October 6, 1997...................     F-43
  Notes to Combined Financial Statements--Year Ended
    December 31, 1996 and Period Ended October 6, 1997......     F-44
Municipality of Anchorage Telephone Utility Fund
  Independent Auditors' Report..............................     F-47
  Balance Sheets--December 31, 1997, December 31, 1998 and
    March 31, 1999..........................................     F-48
  Statements of Revenues, Expenses, and Changes in Retained
    Earnings--Years Ended December 31, 1996, 1997 and 1998
    and Three Months Ended March 31, 1998 and March 31, 1999
    (Unaudited).............................................     F-49
  Statements of Cash Flows--Years Ended December 31, 1996,
    1997 and 1998 and Three Months Ended March 31, 1998 and
    March 31, 1999 (Unaudited)..............................     F-50
  Notes to Financial Statements--Years Ended December 31,
    1996, 1997 and 1998 and Three Months Ended March 31,
    1998 and 1999 (Unaudited)...............................     F-51

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Alaska Communications Systems Group, Inc.
Anchorage, Alaska



    We have audited the balance sheet of Alaska Communications Systems
Group, Inc. (the "Company") (formerly ALEC Holdings, Inc.) as of March 31, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.


    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


    In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Alaska Communications Systems Group, Inc. as of March 31, 1999, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

Portland, Oregon
June 28, 1999

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.


                                 BALANCE SHEET

                                 MARCH 31, 1999

                                ASSETS

CURRENT ASSETS:
  Cash......................................................   $    1
                                                               ======

                 LIABILITIES AND STOCKHOLDERS' EQUITY

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; authorized, 1,000 shares;
    outstanding, 100 shares.................................   $    1
                                                               ======

                          See notes to Balance Sheet.

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.


                             NOTES TO BALANCE SHEET

                                 MARCH 31, 1999

1.  THE COMPANY


    Alaska Communications Systems Group, Inc. (the "Company")(formerly ALEC Holdings, Inc.) was incorporated in the State of Delaware in October 1998 to operate as a holding company to purchase telecommunications properties.


2.  SUBSEQUENT ACQUISITIONS

    At March 31, 1999, Alaska Communications Systems Holdings, Inc. ("ACS"), which became a wholly owned subsidiary of the Company in May 1999, had announced two purchase agreements that would allow ACS to enter the telecommunications industry. The first agreement involved the acquisition of Century Tel's Alaska holdings including Telephone Utilities of Alaska, Inc., Telephone Utilities of the Northland, Inc., PTI Communications of Alaska, Inc., Pacific Telecom of Alaska PCS, Inc. and Pacific Telecom Cellular of Alaska, Inc. The second agreement was with the Municipality of Anchorage to acquire all of its telecommunication investments.


    On May 14, 1999, ACS purchased all the outstanding shares of PTI Alaska from CenturyTel of the Northwest, Inc. and CenturyTel Wireless, Inc., which are wholly owned subsidiaries of Century. PTI Alaska is the incumbent provider of local telephone services to over 131,000 access lines in Juneau, Fairbanks and more than 70 rural communities in Alaska. PTI Alaska also provides cellular services to approximately 3,000 subscribers and Internet services to approximately 16,000 customers. The aggregate cash purchase price paid was approximately $411.8 million.



    On May 14, 1999, ACS also purchased certain of the assets and certain of the liabilities of the Anchorage Telephone Utility ("ATU") from the Municipality of Anchorage. ATU is the largest local exchange carrier in Alaska providing local services to over 168,000 access lines, primarily in Anchorage. ATU also provides cellular service to over 63,000 subscribers under the MACtel brand name and long distance service on a resale basis to approximately 26,000 customers. The aggregate cash purchase price paid was approximately $265.1 million.



    ACS recorded transaction fees and expenses of approximately $48 million from these purchases. In addition, ACS will amortize approximately $245 million of acquisition goodwill over 40 years.

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                           CONSOLIDATED BALANCE SHEET
                 (UNAUDITED, IN THOUSANDS EXCEPT SHARE AMOUNTS)



                                     ASSETS



                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
Current assets:
  Cash and cash equivalents.................................    $   1,554
  Accounts receivable-trade.................................       49,031
  Materials and supplies....................................        7,588
  Prepayments and other current assets......................        5,269
                                                                ---------
    Total current assets....................................       63,442
Investments.................................................        1,790
Property, plant and equipment:
  Telecommunications........................................      839,627
  Less: Accumulated depreciation............................      445,512
                                                                ---------
                                                                  394,115
Construction work in progress...............................       34,481
                                                                ---------
  Property, plant and equipment, net........................      428,596
Intangible Assets...........................................       28,020
Goodwill....................................................      244,209
Debt issuance cost..........................................       36,149
Deferred charges and other assets...........................        2,266
                                                                ---------
Total assets................................................    $ 804,472
                                                                =========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
Current liabilities:
  Current portion of long-term debt.........................    $   4,990
  Notes payable.............................................       10,000
  Accounts payable--trade...................................       14,056
  Accounts payable--affiliates..............................          366
  Income taxes payable......................................          707
  Advance billings and customer deposits....................        6,551
  Accrued and other current liabilities.....................       20,241
                                                                ---------
    Total current liabilities...............................       56,911

Long-term debt, net of current portion......................      610,443
Deferred income taxes.......................................         (986)
Unamortized investment tax credits..........................          522
Other deferred credits and long-term liabilities............        8,491

Minority interest...........................................        1,422
Commitments and contingencies...............................           --
Stockholders' equity:
  Common stock, $.01 par value; 40,000,000 shares
    authorized, 21,790,276 shares issued and outstanding....          218
  Paid in capital in excess of par value....................      140,837
  Notes receivable from officers............................         (862)
  Unearned compensation.....................................       (1,864)
  Retained earnings (deficit)...............................      (10,660)
                                                                ---------
    Total stockholders' equity                                    127,669
                                                                ---------
Total liabilities and stockholders' equity..................    $ 804,472
                                                                =========



                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.



                      CONSOLIDATED STATEMENT OF OPERATIONS



               (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1999
                                                              ------------------
Operating revenues:
  Local telephone...........................................       $ 95,640
  Cellular..................................................         14,735
  Long distance.............................................          4,065
                                                                   --------
      Total operating revenues..............................        114,440
Cost of sales and operating expenses:
  Local telephone...........................................         63,612
  Cellular..................................................          9,053
  Long distance.............................................          5,091
  Depreciation and amortization.............................         23,708
                                                                   --------
      Total cost of sales and operating expenses............        101,464
                                                                   --------
Operating income............................................         12,976

Other income and expense:
  Interest expense..........................................        (23,532)
  Interest income...........................................            515
  Other.....................................................           (793)
                                                                   --------
      Other income and expense, net.........................        (23,810)
                                                                   --------
Income (loss) before income taxes...........................        (10,834)
Income tax provision (benefit)..............................           (174)
                                                                   --------
Net income (loss)...........................................       $(10,660)
                                                                   ========

Net loss per share--basic and diluted.......................       $  (0.51)
                                                                   ========
Shares used in computing net loss per share.................         21,085
                                                                   ========



                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.



                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY



                      NINE MONTHS ENDED SEPTEMBER 30, 1999



                 (UNAUDITED, IN THOUSANDS EXCEPT SHARE AMOUNTS)



                                           PAID IN        NOTES
                                          CAPITAL IN    RECEIVABLE                                    TOTAL
                               COMMON    IN EXCESS OF      FROM        UNEARNED     ACCUMULATED   STOCKHOLDERS'
                               STOCK      PAR VALUE      OFFICERS    COMPENSATION     DEFICIT        EQUITY
                              --------   ------------   ----------   ------------   -----------   -------------
Balance, December 31, 1998..    $ --       $     --       $  --        $    --       $     --        $     --
Issuance of 21,789,176
  shares of common stock,
  $.01 par..................     218        133,884          --             --             --         134,102
Discount on warrants issued
  in conjunction with long-
  term debt.................      --          5,089          --             --             --           5,089
Officers loans in
  conjunction with the
  issuance of stock.........      --             --        (862)            --             --            (862)
Unearned compensation.......      --          1,864          --         (1,864)            --              --
Net loss for the period
  January 1, 1999 to
  September 30, 1999........      --             --          --             --        (10,660)        (10,660)
                                ----       --------       -----        -------       --------        --------
Balance, September 30,
  1999......................    $218       $140,837       $(862)       $(1,864)      $(10,660)       $127,669
                                ====       ========       =====        =======       ========        ========



                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                      Consolidated Statement of Cash Flows
                           (Unaudited, in Thousands)



                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1999
                                                              ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................      $ (10,660)
Adjustments to reconcile net loss to net cash provided by
  operating activities:.....................................
  Depreciation..............................................         20,997
  Amortization of debt issuance costs.......................          1,751
  Amortization of intangibles...............................          2,712
  Deferred income taxes.....................................           (947)
  Deferred credits..........................................           (436)
  Accounts receivable and other current assets..............          3,711
  Accounts payable and other current liabilities............            545
  Other.....................................................          1,528
                                                                  ---------
Net cash provided by operating activities...................         19,201

CASH FLOWS FROM INVESTING ACTIVITIES:
Construction (excluding interest capitalized on equity
  funds)....................................................        (46,218)
Cost of acquisition, net of cash received...................       (691,855)
Organizational costs........................................         (2,385)
                                                                  ---------
Net cash used by investing activities.......................        740,458

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term notes payable......................         10,000
Proceed form the issuance of long-term debt, net of
  discounts.................................................        613,632
Payments on long-term debt..................................         (1,275)
Debt issuance costs.........................................        (37,900)
Issuance of common stock/warrants...........................        138,354
                                                                  ---------
Net cash provided by financing activities...................        722,811
Increase in cash............................................          1,554
Cash and equivalents at beginning of the period.............             --
                                                                  ---------
Cash and equivalents at end of the period...................      $   1,554
                                                                  =========

SUPPLEMENTAL CASH FLOW DATA:
Interest Paid...............................................      $  11,148
Income Taxes Paid...........................................             --



                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                       (UNAUDITED, DOLLARS IN THOUSANDS)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



    The consolidated financial statements for Alaska Communications Systems Group, Inc. and Subsidiaries (the Company) represent the operating results of the following four legal entities (see Note 2, Acquisitions):



    Alaska Communications Systems Group, Inc. (formerly ALEC Holdings, Inc.)



    Alaska Communications Systems Holdings, Inc. (formerly ALEC Acquisition Corporation)



    ALEC Acquisition Sub Corp., Inc. which acquired the stock of the PTI Alaska companies at the closing of the acquisitions.



    Alaska Communications Systems, Inc. which acquired the stock of ATU Long Distance, ATU Communications, Inc. and MACtel Inc. on May 14, 1999 and purchased a majority interest in Alaska Choice Television on September 30, 1999.



    A summary of significant accounting policies followed by the Company is set forth below:



BASIS OF PRESENTATION



    The accompanying unaudited consolidated financial statements are as of and for nine months ended September 30, 1999 and include the operations of Alaska Communications Systems Holdings for the full nine month period and the PTI Alaska companies, ATU Long Distance, ATU Communications and MACtel since their acquisition on May 14, 1999. These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year or for any future period.



USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.



REGULATION



    The local telephone exchange activities of the Company are subject to rate regulation by the Federal Communications Commission (FCC) for interstate telecommunication service, and the Regulatory Commission of Alaska (RCA) for intrastate and local exchange telecommunication service. The Company, as required by the FCC, accounts for such activity separately. Long distance services are subject to rate regulation as a non-dominant interexchange carrier by the FCC for

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                       (UNAUDITED, DOLLARS IN THOUSANDS)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)



interstate telecommunication services and the RCA for intrastate telecommunication services. Cellular operations are not subject to rate regulation.



PROPERTY, PLANT AND EQUIPMENT



    TELEPHONE plant is stated substantially at original cost of construction. Telephone plant retired in the ordinary course of business, together with cost of removal, less salvage, is charged to accumulated depreciation with no gain or loss recognized. Renewal and betterment of telephone plant are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. The Company provides for depreciation of telephone plant on the straight-line method, using rates approved by the regulatory authorities.



    NON-TELEPHONE plant is stated at purchase cost and, when sold or retired, a gain or loss is recognized. Depreciation of such property is provided on the straight-line method over its estimated service live ranging from three to 15 years.



CELLULAR LICENSES



    Cellular licenses are stated at net book value. Amortization is computed on the straight-line method over an estimated useful life of 40 years. These are renewable at our option in perpetuity.



GOODWILL



    Goodwill associated with the purchase of rural telephone properties is amortized on the straight-line method over 40 years and 15 years for all other.



REVENUE RECOGNITION



    Recurring revenues are billed one month in advance and are deferred until the month earned. Nonrecurring revenues area billed in arrears and are recognized when earned.



IMPAIRMENT OF LONG-LIVED ASSETS



    The Company has adopted FASB Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Under the provisions of this statement, the Company has evaluated its long-lived assets for financial impairments and will continue to evaluate them if events or changes in circumstance indicate the carrying amount of such assets may not be fully recoverable on an undiscounted cash flow basis.



EARNINGS PER SHARE



    Earnings per share is based on the weighted average number of shares of common stock outstanding from May 14, 1999 through September 30, 1999 (basic earnings per share) and dilutive common equivalent shares from stock options and warrants, using the treasury stock method (dilutive earnings per share). The weighted average number of shares outstanding is calculated from May 14, 1999 because the Company had no significant operations or outstanding shares prior

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                       (UNAUDITED, DOLLARS IN THOUSANDS)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)



to that date. Common stock equivalent shares were antidilutive for the period ended September 30, 1999.



COMPREHENSIVE INCOME (LOSS)



    The Company has adopted FASB Statement No. 130, COMPREHENSIVE INCOME. The Company's comprehensive loss is equal to its net loss.



2. ACQUISITIONS



    On May 14, 1999, Alaska Communications Systems Holdings Inc. ("ACS"), acquired Century's Alaska holdings (PTI properties), including Telephone Utilities of Alaska, Inc., Telephone Utilities of the Northland, Inc., PTI Communications of Alaska, Inc., Pacific Telecom of Alaska PCS, Inc., and Pacific Telecom Cellular of Alaska, Inc., excluding the assets, liabilities and equity of Alaska RSA#1. On the same date, ACS also acquired from the Municipality of Anchorage ATU Communications, Inc. and its subsidiaries, MACtel and ATU Long Distance (collectively, "ATU"). These holdings include local area exchanges, long distance service, Internet service and cellular operations throughout rural Alaska and Anchorage. Both acquisitions were accounted for under the purchase method of accounting. The financial statements reflect the allocation of the purchase price and assumption of certain liabilities and include the operating results of both ATU and PTI properties from the date of acquisition. In total, the Company paid Century Telephone Enterprise $411,784 for the PTI properties and the Municipality of Anchorage $265,115 for the assets acquired. Deferred acquisition expenses totaling $14,079 were also allocated to the purchase price. The purchase price information presented is subject to final settlement adjustments, which management does not expect to be material.



    The following reflects the preliminary allocation of the purchase price and the sources of funds to finance the purchase (in thousands).



                                                                 PTI
                                                              PROPERTIES      ATU        TOTAL
                                                              ----------   ---------   ---------
Current assets..............................................   $ 20,905    $ 45,142    $ 66,047
Property, plant & equipment.................................    153,181     247,694     400,875
Property, plant & equipment.................................    153,181     247,694     400,875
Other assets................................................      9,765      20,750      30,515
Less liabilities assumed....................................    (12,701)    (38,518)    (51,219)
                                                               --------    --------    --------
Net assets acquired.........................................    171,150     275,068     446,218
Goodwill....................................................    244,593         167     244,760
                                                               --------    --------    --------
Total cost of acquisition...................................    415,743     275,235     690,978
Acquisition expenses........................................     (3,959)    (10,120)    (14,079)
                                                               --------    --------    --------
Total purchase price paid...................................   $411,784    $265,115    $676,899
                                                               ========    ========    ========

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                       (UNAUDITED, DOLLARS IN THOUSANDS)



2. ACQUISITIONS (CONTINUED)



    Net assets acquired were purchased for cash provided from the following sources:



Revolving credit facility (of ACS)..........................  $  6,700
Term loan facilities (of ACS)...............................   435,000
9 3/8% Senior subordinated notes due 2009 (of ACS)..........   150,000
13% Senior discount debentures due 2011.....................    19,911
Issuance of common stock/warrants...........................   126,289
                                                              --------
Total sources...............................................  $737,900
                                                              ========



    These sources also provided $12,601 of working capital and entailed $48,400 of transaction fees and expenses.



    The goodwill acquired will be amortized on a straight line basis over 40 years.



    The following are the pro forma results for the nine month periods ended September 30, 1998 and 1999, giving effect to the acquisitions as if they had occurred at the beginning of the periods (in thousands, except net income (loss) per share amounts):



                                                                1998        1999
                                                              ---------   ---------
Revenues....................................................  $208,037    $221,346
Net income (loss)...........................................     1,457     (16,727)
Net income (loss) per share.................................  $   0.07    $  (0.77)
Weighted average shares outstanding.........................    21,790      21,790



    On September 30, 1999, the Company acquired a majority interest in Alaskan Choice Television, LLC ("ACTV"'). The cash purchase price was approximately $1,900. Goodwill from the acquisition will be amortized over 15 years.

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                       (UNAUDITED, DOLLARS IN THOUSANDS)



3. LONG-TERM OBLIGATIONS



    Long-term obligations consist of the following (in thousands):



                                                              SEPTEMBER 30,
                                                                   1999
                                                              --------------
Term Loan A Facility........................................     $150,000
Term Loan B Facility........................................      150,000
Term Loan C Facility........................................      135,000
9 3/8% Senior subordinated notes due 2009...................      150,000
13% Senior discount debentures due 2011.....................       21,186
Capital Lease Obligations...................................        7,267
Note to Municipality of Fairbanks...........................        1,602
Other.......................................................          378
                                                                 --------
                                                                  615,433
Less current portion........................................        4,990
                                                                 --------
Total long-term obligations.................................     $610,443
                                                                 ========



    The Company's senior discount debentures balance of $21,186 consists of the $25,000 issue price plus accrued interest of $1,221 minus unamortized original issue discount of $5,035. The original issue discount resulted from the issuance of detachable warrants in connection with the 13% senior discount debentures. These detachable warrants are exercisable into 828,261 shares of common stock at any time from May 14, 1999 through May 15, 2011 at $0.01 per share. The original issue discount represents the difference between the exercise price and the fair value of the underlying shares at the date of issue.



4. STOCK OPTIONS



    At September 30, 1999, the Company has reserved a total 3,410,486 shares of authorized common stock for issuance under the 1999 Stock Incentive Plan ("the Plan"). At September 30, 1999, 3,328,000 options have been granted under the Plan at an exercise price of $6.1542 per share, generally vesting ratably over five years or after nine years subject to acceleration upon the attainment of certain performance goals. During May, June and July of 1999, 2,858,000 of these options were granted at an exercise price equivalent to the then fair value of the underlying stock as evidenced by sales to third parties. On September 28, 1999, 470,000 options were granted below the independently appraised fair value of the underlying stock at the time of issuance, which was $10.12. Additionally, the terms of the 470,000 options granted below fair value on September 28, 1999 call for immediate vesting upon the successful completion of an initial public offering ("IPO"), which the Company is currently contemplating.



    Of the options granted in May, 653,750 are performance vesting options granted to certain officers and management of the Company. The original terms of these particular performance vesting options call for vesting based upon the achievement of certain annual performance goals. During October 1999 these options were amended to allow for the immediate vesting upon successful completion of an IPO.

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                       (UNAUDITED, DOLLARS IN THOUSANDS)



4. STOCK OPTIONS (CONTINUED)



    Included on the balance sheet at September 30, 1999 is unearned compensation of $1,864 related to the 470,000 options granted on September 28, 1999. This unearned compensation expense will be amortized as a non-cash expense over the vesting term of the options or immediately upon the successful completion of an IPO, whichever occurs first. The 653,750 options granted on May 14, 1999 will be recorded as compensation expense when vesting occurs. Compensation expense will be recorded upon the earlier of achieving the annual corporate level performance goals or the successful completion of an IPO. Compensation expense recorded will be the difference between the market price of the shares on the day vesting is determined and the exercise price of $6.1542.



5. BUSINESS SEGMENTS



    The Company has adopted FASB Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Company has three reportable segments: local telephone (consisting of local telephone service, directory advertising, deregulated revenue and other revenues), cellular and long distance. Each reportable segment is a strategic business under separate management and offering different services than those offered by the other segments.



    The accounting policies of the segments are the same as those described in the summary of significant accounting policies.



    The Company also incurs interest expense, interest income, equity in earnings of minority investments and other non operating income and expense at the corporate level which are not allocated to the business segments, nor are they evaluated by the chief operating decision maker in analyzing the performance of the business segments. These non operating income and expense items are provided in the accompanying table under the caption "Other" in order to assist the users of these financial statements in reconciling the operating results and total assets of the business segments to the consolidated financial statements.

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                       (UNAUDITED, DOLLARS IN THOUSANDS)



5. BUSINESS SEGMENTS (CONTINUED)



    The following table illustrates selected financial data for each segment for the nine months ended September 30, 1999 (in thousands):



                                             LOCAL                  LONG
                                           TELEPHONE   CELLULAR   DISTANCE    OTHER       TOTAL
                                           ---------   --------   --------   --------   ---------
Operating revenues.......................  $ 95,640    $14,735    $ 4,065    $     --   $114,440
Operating income (loss)..................    10,005      4,445     (1,474)         --     12,976
Depreciation and amortization............    19,743      1,237        367       2,361     23,708
Interest expense.........................      (114)        (1)        --     (23,417)   (23,532)
Interest income..........................       318         54         --         143        515
Equity in earnings of minority
  investments............................        --         --         --         (81)       (81)
Other non-operating, net.................      (689)        28         --         (51)      (712)
Income tax provision (benefit)...........     6,497      1,869         --      (8,540)      (174)
Net income (loss)........................     9,715      2,657     (1,474)    (21,558)   (10,660)
Capital expenditures.....................    21,154      5,549     19,515          --     46,218
Investments under the equity method......        --         --         --       4,356      4,356
Total assets.............................   706,156     73,491     21,831       2,994    804,472



6. INCOME TAXES



    The tax benefit reported for the consolidated period ended September 30, 1999 is due to investment tax credits that the Company is eligible to take regardless of its net loss position for the period. In general, the provision for income taxes may differ from the federal statutory rate due to the effect of federal and state alternative minimum taxes and net operating losses incurred for the period that are not benefited. In the current period, operating losses were not benefited because it is not certain that the Company will be able to use the losses going forward.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Alaska Communications Systems Holdings, Inc.
Anchorage, Alaska

    We have audited the consolidated balance sheet of Alaska Communications Systems Holdings, Inc. and Subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statement of cash flows for the period from July 16, 1998 (date of inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alaska Communications Systems Holdings, Inc. and Subsidiaries as of December 31, 1998, and their cash flows for the period from July 16, 1998 (date of inception) through December 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Portland, Oregon
March 24, 1999

                  ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1998          1999
                                                              ------------   -----------
                                                                             (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash......................................................    $281,236     $  180,422
  Receivable from employees and related party (Note 2)......      41,771         44,770
                                                                --------     ----------
    Total current assets....................................     323,007        225,192
PROPERTY, PLANT, AND EQUIPMENT, Net (Notes 1 and 3).........      36,536        565,482
DEFERRED ACQUISITION AND FINANCING COSTS (Note 1)...........     248,637      1,709,089
DEPOSITS....................................................      11,820         15,720
                                                                --------     ----------
                                                                $620,000     $2,515,483
                                                                --------     ----------

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accrued Liabilities.......................................    $     --     $  495,483
  Advances payable to stockholder (Note 2)..................     620,000      2,020,000
                                                                --------     ----------
    Total current liabilities...............................     620,000      2,515,483

COMMITMENTS AND CONTINGENCIES (Notes 4 and 5)...............          --             --

STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value; authorized, 1,000 shares;
    outstanding, 1 share....................................          --             --
                                                                --------     ----------
                                                                $620,000     $2,515,483
                                                                ========     ==========

                See notes to consolidated financial statements.

                  ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  PERIOD FROM
                                                                 JULY 16, 1998
                                                              (DATE OF INCEPTION)    THREE MONTHS
                                                                    THROUGH              ENDED
                                                               DECEMBER 31, 1998    MARCH 31, 1999
                                                              -------------------   ---------------
                                                                                      (UNAUDITED)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property, plant, and equipment...............       $ (36,536)          $ 528,946
  Deferred acquisition costs................................        (248,637)          1,460,452
  Deposits..................................................         (11,820)              3,900
  Accounts receivable from employees and related party......         (41,771)              2,999
  Accrued liabilities.......................................              --             495,483
                                                                   ---------           ---------
    Net cash used in investing activities...................        (338,764)          1,500,814
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from advances from stockholder...................         620,000           1,400,000
                                                                   ---------           ---------
NET (DECREASE) INCREASE IN CASH.............................         281,236            (100,814)
CASH, BEGINNING OF PERIOD...................................              --             281,236
                                                                   ---------           ---------
CASH, END OF PERIOD.........................................       $ 281,236           $ 180,422
                                                                   =========           =========

                See notes to consolidated financial statements.

         ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    PERIOD FROM JULY 16, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1998
           AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements for Alaska Communications Systems Holdings, Inc. and Subsidiaries (the "Company") represent the operating results of the following three legal entities:

        Alaska Communications Systems Holdings, Inc. (formerly ALEC Acquisition Corporation)

        ALEC Acquisition Sub Corp., Inc.

        Alaska Communications Systems, Inc.

    The Company was organized in 1998 as the principal entity to acquire and manage telecommunication operations in Alaska. The principal activities in 1998 and through March 31, 1999 were the preparation of systems and obtaining financing for pending acquisitions (see Note 5). In May 1999, the Company was acquired and became a wholly owned subsidiary of ALEC Holdings, Inc.

    A summary of significant accounting policies followed by the Company is set forth below:

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

    PROPERTY, PLANT, AND EQUIPMENT is stated at cost. At December 31, 1998, the Company was in the early stages of opening its Corporate Headquarters in Anchorage. No depreciation was claimed in 1998 since the assets in service were acquired at year end.

    DEFERRED ACQUISITION AND FINANCING COSTS are stated at cost and are direct costs incurred in connection with the Company's acquisitions and related financings.

    REVENUES--No revenues or expenses have been generated since the Company was not in operation as of December 31, 1998.

2. TRANSACTIONS WITH RELATED PARTIES

    Fox Paine Capital Fund, the majority stockholder of the Company's parent, ALEC Holdings, Inc., has advanced cash to allow the Company to operate until permanent funding is put in place at the closing of the acquisitions (see
Note 5). Outstanding advances were $620,000 as of December 31, 1998. Fox Paine Capital Fund will continue to fund the Company until permanent funding is obtained at the closing of the acquisitions.

    The Company advanced cash to a related party to perform certain consulting services in connection with the Company's pending acquisitions. Cash used is capitalized as deferred acquisition costs. Any unused cash that was advanced to this related party is to be repaid to the Company. As of December 31, 1998, the total amount of unused cash was $41,771.

         ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC. AND SUBSIDIARIES

    PERIOD FROM JULY 16, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1998
           AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

3. PROPERTY, PLANT, AND EQUIPMENT

    The balances by category of property, plant, and equipment, at December 31, 1998 are:

Office furniture, equipment, and other......................  $ 3,049
Construction work in progress...............................   33,487
                                                              -------
Total property, plant, and equipment........................   36,536
Less: Accumulated depreciation..............................       --
                                                              -------
Property, plant, and equipment, net.........................  $36,536
                                                              =======

4. LEASES

    The Company has entered into an operating lease for office space in Anchorage, Alaska for its corporate headquarters. The lease is for 60 months and, under this lease agreement, future minimum annual rental payments are as follows:

YEAR ENDING
DECEMBER 31,
------------
1999........................................................  $278,772
2000........................................................   139,060
2001........................................................   141,841
2002........................................................   144,678
2003........................................................   147,571
                                                              --------
    Total...................................................  $851,922
                                                              ========

5. COMMITMENTS AND CONTINGENCIES

    The Company has announced two purchase agreements that will allow the Company to enter the telecommunications industry. The first agreement involves the acquisition of CenturyTel's Alaska holdings including Telephone Utilities of Alaska, Inc., Telephone Utilities of the Northland, Inc., PTI Communications of Alaska, Inc., Pacific Telecom of Alaska PCS, Inc., and Pacific Telecom Cellular of Alaska, Inc. and the second is with the Municipality of Anchorage to acquire all of its telecommunication investments. Upon completion of these two contracts, the Company will have in excess of 300,000 local telephone, 70,000 cellular, 20,000 long distance, and 16,000 Internet access lines. The combined purchase price is approximately $700 million. The Company is being funded by a $145 million equity contribution from its parent, ALEC Holdings, Inc., and the remainder with bank financed debt.

    It is currently anticipated that by mid-1999 all regulatory approvals will have been granted and the acquisitions will be completed. At that time, the Company's primary business will be to provide traditional local telephone, long distance, cellular, and Internet service throughout the state of Alaska. Until the completion of the acquisitions, the Company is incurring costs to facilitate certain transition and financing activities.

         ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC. AND SUBSIDIARIES

    PERIOD FROM JULY 16, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1998
           AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

6. BASIS OF PRESENTATION FOR UNAUDITED QUARTERLY INFORMATION

    The accompanying unaudited financial information at March 31, 1999 and for the three months ended March 31, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year or for any future period.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Century Telephone Enterprises, Inc.:

    We have audited the accompanying combined balance sheet of CenturyTel's Alaska Properties as of December 31, 1998, and the related combined statement of income and retained earnings, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of CenturyTel's Alaska Properties as of December 31, 1998, and the results of their operations and their cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

KPMG LLP

Shreveport, Louisiana
February 26, 1999

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Century Telephone Enterprises, Inc.
Monroe, Louisiana

    We have audited the combined balance sheet of CenturyTel Alaska Properties as of December 31, 1997, and the related combined statements of income and retained earnings and of cash flows for the year ended December 31, 1996, eleven months ended November 30, 1997, and one month ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of CenturyTel Alaska Properties as of December 31, 1997, and the results of their operations and their cash flows for the year ended December 31, 1996, eleven months ended November 30, 1997, and one month ended December 31, 1997, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Portland, Oregon
March 25, 1999

                          CENTURYTEL ALASKA PROPERTIES

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              ---------------------    MARCH 31,
                                                                1997        1998         1999
                                                              ---------   ---------   -----------
                                                                                      (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    871    $  5,728     $ 10,739
  Accounts receivable:
    Customers, less allowance for doubtful accounts of $376,
      $164 and $162 at December 31, 1997 and 1998, and March
      31, 1999, respectively................................     5,071    $  8,446     $  8,362
    Affiliates (Note 8).....................................    20,404      31,922       38,361
    Connecting companies....................................     4,146      10,984        6,596
    Receivable from sale of cellular license................     5,022          --           --
    Miscellaneous accounts receivable and other.............     2,760       1,213        1,326
  Material and supplies (at cost)...........................     2,653       2,072        2,058
  Prepayments...............................................     1,513         610          602
                                                              --------    --------     --------
      Total current assets..................................    42,440      60,975       68,044
                                                              --------    --------     --------
PROPERTY, PLANT AND EQUIPMENT, Net (Note 4).................   158,590     161,710      157,866
                                                              --------    --------     --------
OTHER ASSETS:
  Excess cost of net assets acquired, less accumulated
    amortization of $5,056, $6,853 and 8,455 at December 31,
    1997 and 1998, and March 31, 1999, respectively
    (Note 1)................................................   248,948     242,632      241,030
  Investments, at cost......................................       997         976          976
  Other, net................................................     8,200       6,367        5,753
                                                              --------    --------     --------
    Total other assets......................................   258,145     249,975      247,759
                                                              --------    --------     --------
TOTAL ASSETS................................................  $459,175    $472,660     $473,669
                                                              ========    ========     ========
                              LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt (Note 5).............  $  1,316    $  1,427     $  1,451
  Accounts payable..........................................     3,275       5,322        2,589
  Accrued expenses and other accrued liabilities:
    Salaries and benefits...................................     2,434       1,949        2,321
    Taxes...................................................     1,123       1,008        1,937
    Other...................................................       684       1,849        1,841
  Advance billings and customer deposits (Note 1)...........     1,643       2,019        2,026
                                                              --------    --------     --------
    Total current liabilities...............................    10,475      13,574       12,165
                                                              --------    --------     --------
LONG-TERM DEBT (Note 5).....................................    41,634      41,981       41,643
                                                              --------    --------     --------
DEFERRED CREDITS AND OTHER LIABILITIES:
  Deferred income taxes (Note 6)............................    11,297      13,523       13,914
  Deferred investment tax credits...........................     1,421         909          780
  Other.....................................................     3,034       1,711        1,282
                                                              --------    --------     --------
    Total deferred credits and other liabilities............    15,752      16,143       15,976
                                                              --------    --------     --------
SHAREHOLDER'S EQUITY:
  Common stock (103, 104 and 104 shares authorized and 23,
    24, and 24 issued and outstanding, respectively)........        23          24           24
  Paid-in capital...........................................   393,026     393,026      393,026
  Retained earnings.........................................    (1,735)      7,912       10,835
                                                              --------    --------     --------
    Total shareholder's equity..............................   391,314     400,962      403,885
                                                              --------    --------     --------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................  $459,175    $472,660     $473,669
                                                              ========    ========     ========

            See accompanying notes to combined financial statements.

                          CENTURYTEL ALASKA PROPERTIES

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                 (IN THOUSANDS)

                                                     ELEVEN
                                                     MONTHS         ONE MONTH                          THREE MONTHS ENDED
                                  YEAR ENDED         ENDED            ENDED          YEAR ENDED             MARCH 31,
                                 DECEMBER 31,     NOVEMBER 30,     DECEMBER 31,     DECEMBER 31,    -------------------------
                                     1996             1997             1997             1998           1998          1999
                                --------------   --------------   --------------   --------------   -----------   -----------
                                                                                                    (UNAUDITED)   (UNAUDITED)
OPERATING REVENUES:
  Telephone...................     $75,950          $79,330          $10,255          $121,933        $27,967       $30,815
  Cellular....................       4,823            5,120              181             2,576            408           546
                                   -------          -------          -------          --------        -------       -------
    Total operating
      revenues................      80,773           84,450           10,436           124,509         28,375        31,361

OPERATING EXPENSES:
  Cost of sales and operating
    expenses--telephone.......      41,789           42,404            6,434            72,008         16,451        17,270
  Cost of sales and operating
    expenses--cellular........       3,381            3,082              147             2,128            330           396
  Depreciation and
    amortization..............      15,348           15,823            2,466            30,459          7,209         7,785
                                   -------          -------          -------          --------        -------       -------
    Total operating
      expenses................      60,518           61,309            9,047           104,595         23,990        25,451
                                   -------          -------          -------          --------        -------       -------

OPERATING INCOME..............      20,255           23,141            1,389            19,914          4,385         5,910

OTHER INCOME (EXPENSE):
  Interest expense............      (3,176)          (3,027)            (253)           (3,588)          (797)         (965)
  Interest income (Note 8)....       1,180              858               82             2,183            495           607
  Other income (expense),
    net.......................         (33)            (298)              53               356            357            80
                                   -------          -------          -------          --------        -------       -------
    Total other income
      (expense)...............      (2,029)          (2,467)            (118)           (1,049)            55          (278)
                                   -------          -------          -------          --------        -------       -------

INCOME BEFORE INCOME TAX
  EXPENSE.....................      18,226           20,674            1,271            18,865          4,440         5,632
INCOME TAX EXPENSE (Note 6)...       6,737            7,746              736             9,218          2,214         2,709
                                   -------          -------          -------          --------        -------       -------
NET INCOME....................      11,489           12,928              535             9,647          2,226         2,923
                                   =======          =======          =======          ========        =======       =======
RETAINED EARNINGS AT BEGINNING
  OF PERIOD...................      63,216           61,079               --            (1,735)        (1,735)        7,912
Less dividends to
  shareholder.................      13,626            7,080            2,270                --             --            --
                                   -------          -------          -------          --------        -------       -------
RETAINED EARNINGS AT END OF
  PERIOD......................     $61,079          $66,927          $(1,735)         $  7,912        $   491       $10,835
                                   =======          =======          =======          ========        =======       =======

            See accompanying notes to combined financial statements.

                          CENTURYTEL ALASKA PROPERTIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                     ELEVEN
                                                     MONTHS         ONE MONTH                          THREE MONTHS ENDED
                                  YEAR ENDED         ENDED            ENDED          YEAR ENDED             MARCH 31,
                                 DECEMBER 31,     NOVEMBER 30,     DECEMBER 31,     DECEMBER 31,    -------------------------
                                     1996             1997             1997             1998           1998          1999
                                --------------   --------------   --------------   --------------   -----------   -----------
                                                                                                    (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES:
  Net income..................     $11,489          $12,928          $    535         $ 9,647         $ 2,226       $ 2,923
  Adjustments to reconcile net
    income to net cash
    provided by operating
    activities:
    Depreciation and
      amortization............      15,348           15,823             2,466          30,459           7,209         7,785
    Deferred income taxes and
      unamortized investment
      tax credits, net........       1,538            1,160                65              24             148            66
    Change in current assets
      and liabilities:
      Accounts receivable.....      14,476           (1,383)            3,873          (3,644)         (2,105)        4,359
      Accounts payable........      (6,828)          (2,986)           (1,527)          1,479            (282)       (2,733)
      Other current assets and
        liabilities, net......      (1,434)          (4,329)              176           2,427           1,588         1,322
      Other, net..............          --               --                --          (2,101)          2,241           381
                                   -------          -------          --------         -------         -------       -------
        Net cash provided by
          operating
          activities..........      34,589           21,213             5,588          38,291          11,025        14,103
                                   -------          -------          --------         -------         -------       -------
INVESTING ACTIVITIES:
  Payments for property,
    plant, and equipment......     (20,465)         (14,575)           (1,825)        (26,799)         (2,321)       (2,200)
  Other, net..................        (146)           1,021            (1,454)            135           4,268          (139)
                                   -------          -------          --------         -------         -------       -------
      Net cash provided (used)
        by investing
        activities............     (20,611)         (13,554)           (3,279)        (26,664)          1,947        (2,339)
FINANCING ACTIVITIES:
  Proceeds from issuance of
    long-term debt............       1,739               --                --              --              --            --
  Dividends paid..............     (13,626)          (7,080)           (2,270)             --              --            --
  Payments of long-term
    debt......................      (1,060)          (1,129)             (293)         (1,322)         (2,047)         (314)
  Change in affiliate
    balance...................          --               --                --          (5,448)         (9,540)       (6,439)
                                   -------          -------          --------         -------         -------       -------
      Net cash used by
        financing
        activities............     (12,947)          (8,209)           (2,563)         (6,770)        (11,587)       (6,753)
INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS........       1,031             (550)             (254)          4,857           1,385         5,011
CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR...........         644            1,675             1,125             871             871         5,728
                                   -------          -------          --------         -------         -------       -------
CASH AND CASH EQUIVALENTS, END
  OF YEAR.....................     $ 1,675          $ 1,125          $    871         $ 5,728         $ 2,256       $10,739
                                   =======          =======          ========         =======         =======       =======
SUPPLEMENTAL CASH FLOW
  INFORMATION:
  Net assets of acquisitions
    contributed as paid-in
    capital, including push-
    down of goodwill of
    $32,159...................     $    --          $89,132          $     --         $    --         $    --       $    --
  Push-down of excess costs of
    Alaskan entities from
    CenturyTel acquisition....          --               --           208,389              --              --            --
  Paydown of minority interest
    liability through transfer
    of property, plant, and
    equipment.................          --               --             1,525              --              --            --
  Income tax paid.............       5,344            4,653             3,207             600           1,428         2,076
  Interest paid...............       3,510            2,706               261           3,434             577           954

            See accompanying notes to combined financial statements.

                          CENTURYTEL ALASKA PROPERTIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

                                 (IN THOUSANDS)

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    GENERAL--The combined financial statements for CenturyTel Alaska Properties (the "Company") represent the operating results of the following legal entities ("Alaskan Entities"):

    Telephone Utilities of Alaska, Inc. ("TUA")

    Telephone Utilities of the Northland, Inc. ("TUN")

    PTI Communications of Alaska, Inc. ("PTICA")

    Pacific Telecom of Alaska PCS, Inc. ("PTAPCS")

    Pacific Telecom Cellular of Alaska, Inc. ("PTCA"), excluding the assets, liabilities and equity of Alaska RSA #1

    TUA, TUN, PTICA, and PTAPCS were wholly owned subsidiaries of Pacific Telecom, Inc. ("PTI") and PTCA was a wholly owned subsidiary of Pacific Telecom Cellular, Inc., which was a wholly owned subsidiary of PTI. Until December 1, 1997, PacifiCorp Holdings owned 100% of the voting securities of PTI. The Company was acquired on December 1, 1997 as a result of Century Telephone Enterprises, Inc.'s ("CenturyTel") acquisition of Pacific Telecom, Inc. (the "Acquisition") (Note 13). The financial statements beginning December 1, 1997 reflect the excess cost of net assets acquired and the subsequent amortization expense which was allocated to the Alaska properties in accordance with purchase accounting.

    TUA, TUN, PTICA, and PTAPCS became wholly owned subsidiaries of CenturyTel of the Northwest, Inc. ("CNI") which is a wholly owned subsidiary of CenturyTel. PTCA is a wholly owned subsidiary of CenturyTel Wireless, Inc. ("CT Wireless") which is a wholly owned subsidiary of CenturyTel.

    The Company's primary business is to provide traditional and cellular telephone service to its customers which are located in the state of Alaska. The Company was dependent on PTI and certain subsidiaries prior to the Acquisition and is dependent upon CenturyTel and certain CenturyTel subsidiaries to provide construction and maintenance services, materials and supplies and managerial, technical and accounting services. Intercompany billings include a return on investment to the related company.

    The Company's telephone operations are regulated in nature and its telephone accounting records are maintained in accordance with the rules and regulations of the Alaska Public Utilities Commission ("APUC") which substantially adhere to the rules and regulations of the Federal Communications Commission. The Company's regulated operations are subject to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION.

    ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

                                 (IN THOUSANDS)

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

    REVENUE RECOGNITION--Revenues are recognized when earned. The Company participates in toll revenue pools with other telephone companies. Such pools are funded by toll revenue and/or access charges regulated by the APUC within the intrastate jurisdiction and the Federal Communications Commission within the interstate jurisdiction. Much of the interstate toll service revenue earned through various pooling processes is initially recorded based on estimates. These estimates are derived from interim financial statements, available separations studies and the most recent rate of return published by the National Exchange Carriers Association. These estimates are subject to subsequent adjustment in future accounting periods as refined operational information becomes available. Any subsequent adjustments have not been material.

    PROPERTY, PLANT, AND EQUIPMENT--Telephone plant is stated substantially at original cost of construction. Telephone plant retired in the ordinary course of business, together with cost of removal, less salvage, is charged to accumulated depreciation with no gain or loss recognized. Renewals and betterments of telephone plant are capitalized while repairs, as well as renewals of minor items, are charged to operating expense.

    The Company provides depreciation for telephone plant on the straight-line method, using rates approved by the regulatory authorities. Depreciation expense for telephone plant amounted to $13,774, $14,406, $1,737, and $23,550 for the year ended December 31, 1996, eleven months ended November 30, 1997, one month ended December 31, 1997, and year ended December 31, 1998, respectively. Included in 1998 expense is additional depreciation of approximately $1,506 which was approved by the regulatory authorities. The composite depreciation rate was 5.7% for the year ended December 31, 1996, 5.8% for the eleven months ended November 30, 1997 and the one month ended December 31, 1997, and 6.1% for the year ended December 31, 1998.

    Non-telephone plant is stated at cost and, when sold or retired, a gain or loss is recognized. Depreciation of such property is provided on the straight-line method over its estimated service lives ranging from 7 to 15 years. Depreciation for non-telephone plant amounted to $1,198, $922, $190, and $583 for the year ended December 31, 1996, eleven months ended November 30, 1997, one month ended December 31, 1997, and the year ended December 31, 1998, respectively.

    LONG-LIVED ASSETS AND EXCESS COST OF NET ASSETS ACQUIRED (GOODWILL)--The carrying value of long-lived assets, including allocated goodwill, is reviewed for impairment at least annually, or whenever events or changes in circumstances indicate that such carrying value may not be recoverable, by assessing the recoverability of such carrying value through estimated undiscounted future net cash flows expected to be generated by the assets. The excess cost of net assets acquired is being amortized over 40 years. Amortization expense was $333 for the year ended

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

                                 (IN THOUSANDS)

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

December 31, 1996, $455 during the eleven months ended November 30, 1997, $537 during the one month ended December 31, 1997, and $6,326 for the year ended December 31, 1998.

    INCOME TAXES--Prior to the Acquisition, the Company was included in the consolidated federal income tax return of PacifiCorp Holdings and CenturyTel in subsequent periods. For financial accounting purposes, federal income taxes are computed and recorded as if the Company filed a separate federal income tax return, except that, (i) in the event the Company generates a net tax loss which is utilized in the respective consolidated return, the Company will be given the benefit of such loss, and (ii) income taxes are calculated based upon the statutory tax rate in effect for PacifiCorp prior to the Acquisition and CenturyTel and its subsidiaries for subsequent periods on a consolidated basis. The Company periodically settles amounts owed to CenturyTel for federal income taxes. The Company is included in a consolidated Alaska state income tax return.

    The Company uses the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are established for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Investment tax credits related to plant have been deferred and are being amortized as a reduction of federal income tax expense over the estimated useful lives of the assets giving rise to the credits.

    Pursuant to SFAS 71, the regulatory liability, net of the related tax impact, is being amortized as a reduction of federal income tax expense over the estimated remaining lives of the assets which generated the deferred taxes.

    CASH EQUIVALENTS--For purposes of the statement of cash flows, the Company considers all demand deposits, central depository bank account ("CDA") deposits, and all short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.

    INVESTMENTS--The Rural Telephone Bank ("RTB") requires borrowers of RTB funds to purchase RTB stock as a percentage of loan funds provided. These investments have been accounted for using the cost method.

    ADVANCE BILLINGS--Advance billings creditable to revenue accounts in future months are recorded in advance billings until the service is rendered.

    EARNINGS PER SHARE--The common stock of the Company is not traded in a public market; therefore, earnings per share amounts are not presented in accordance with SFAS 128, EARNINGS PER SHARE.

2. PCS LICENSE ACQUISITION COSTS

    In early 1997, the Company was awarded three 10 MHz licenses to provide personal communications services ("PCS") in Alaska. The Company paid $3,023 for such licenses, which will

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

                                 (IN THOUSANDS)

2. PCS LICENSE ACQUISITION COSTS (CONTINUED)

be amortized over the useful economic lives once construction is complete. At this time, construction has not yet begun. These licenses are included in Other Assets on the balance sheet.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

    CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE, ACCRUED EXPENSES, AND CUSTOMER DEPOSITS--The carrying amount approximates the fair value due to the short maturity of these instruments.

    OTHER INVESTMENTS--The Company's other investments are represented by its investment in RTB stock. The carrying amount of such investment approximates the fair market value of these instruments.

    LONG-TERM DEBT--The carrying value of the Company's long-term debt had a fair value of $42,669 at December 31, 1997 and $45,853 at December 31, 1998. The fair value was estimated by discounting the scheduled payment streams to present value based upon rates currently offered to the Company for debt of similar remaining maturities. Prepayment penalties and other costs of debt retirement are not reflected in the estimates.

4. PROPERTY, PLANT, AND EQUIPMENT, NET

    The following table summarizes the major classes of property, plant, and equipment as of December 31, 1997 and 1998:

                                                         1997        1998
                                                       ---------   ---------
General support......................................  $  33,508   $  31,811
Central office.......................................    113,040     120,613
IOT..................................................     21,283       5,652
Cable and wire.......................................    221,428     232,819
Construction in progress.............................      5,633       9,345
Nonregulated and other...............................        677       8,452
                                                       ---------   ---------
  Telephone property, plant, and equipment...........    395,569     408,692
Less accumulated depreciation........................   (238,228)   (248,915)
                                                       ---------   ---------
  Net telephone property, plant, and equipment.......    157,341     159,777
Wireless property, plant, and equipment..............      1,340       2,617
Less accumulated depreciation........................        (91)       (684)
                                                       ---------   ---------
  Net wireless property, plant, and equipment........      1,249       1,933
                                                       ---------   ---------
  Property, plant, and equipment, net................  $ 158,590   $ 161,710
                                                       =========   =========

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

                                 (IN THOUSANDS)

4. PROPERTY, PLANT, AND EQUIPMENT, NET (CONTINUED)

    The Company retired approximately $1,762 of telephone property, plant, and equipment and a like amount of accumulated depreciation in 1998.

5. LONG-TERM DEBT

    Long-term debt as of December 31, 1997 and 1998 is summarized below:

                                                             1997       1998
                                                           --------   --------
First mortgage notes:
  5.0%-6.5%, due in installments to 2027.................  $29,226    $28,546
  7.2%-9.4%, due in installments to 2020.................   10,820     10,588
  10.1%-11.8%, due in installments to 2017...............    2,904      2,672
Unsecured note at 3%, due in installments to 2007........       --      1,602
                                                           -------    -------
  Subtotal...............................................   42,950     43,408
Less current maturities..................................   (1,316)    (1,427)
                                                           -------    -------
  Total long-term debt, excluding current maturities.....  $41,634    $41,981
                                                           =======    =======

    The approximate annual debt maturities for the five years subsequent to December 31, 1998 are as follows: 1999, $1,427; 2000, $1,527; 2001, $1,637;
2002, $1,755; and 2003, $1,551.

    At December 31, 1998, under the most restrictive covenant of the Company's long-term debt agreement, all of the Company's retained earnings were available for the payment of cash dividends.

    Substantially all of the Company's telephone property, plant, and equipment is pledged to secure the first mortgage notes.

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

                                 (IN THOUSANDS)

6. INCOME TAXES

    Income tax expense consists of the following components:

                                                                ELEVEN
                                                                MONTHS       ONE MONTH
                                               YEAR ENDED       ENDED          ENDED        YEAR ENDED
                                              DECEMBER 31,   NOVEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                  1996           1997           1997           1998
                                              ------------   ------------   ------------   ------------
Federal:
  Current...................................     $4,733         $5,689          $575          $7,093
  Deferred..................................        265            109           (12)           (177)
State:
  Current...................................      1,388          1,708           170           2,101
  Deferred..................................        351            240             3             201
                                                 ------         ------          ----          ------
    Income tax expense......................     $6,737         $7,746          $736          $9,218
                                                 ======         ======          ====          ======

    The following is a reconciliation from the statutory federal income tax rate to the Company's effective income tax rate:

                                                                ELEVEN
                                                                MONTHS       ONE MONTH
                                               YEAR ENDED       ENDED          ENDED        YEAR ENDED
                                              DECEMBER 31,   NOVEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                  1996           1997           1997           1998
                                              ------------   ------------   ------------   ------------
Statutory federal income tax rate...........     35.00%         35.00%         35.00%         35.00%
State income taxes, net of federal income
  tax benefit...............................      6.00%          6.00%          8.44%          7.90%
Amortization of nondeductible excess cost of
  net assets acquired.......................        --             --          14.20%         10.10%
Amortization of excess deferred income
  taxes.....................................     (1.67)%        (1.32)%        (2.18)%        (1.60)%
Amortization of deferred investment tax
  credits...................................     (3.15)%        (2.27)%        (3.76)%        (2.70)%
Other, net..................................      0.78%          0.06%          6.20%          0.20%
                                                 -----          -----          -----          -----
  Effective income tax rate.................     36.96%         37.47%         57.90%         48.90%
                                                 =====          =====          =====          =====

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

                                 (IN THOUSANDS)

6. INCOME TAXES (CONTINUED)

    The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1998 were as follows:

                                                                1997       1998
                                                              --------   --------
Deferred tax assets:
  Regulatory liability......................................  $     18   $    388
  Deferred investment tax credits...........................       991        374
  Other.....................................................       829        567
  Total gross deferred tax assets...........................     1,838      1,329
    Less: Valuation allowances..............................        --         --
    Net Deferred tax assets.................................     1,838      1,329
Deferred tax liabilities:
  Property, plant, and equipment, primarily due to
    depreciation differences................................   (13,088)   (14,112)
  Excess costs of net assets acquired.......................       (47)      (740)
                                                              --------   --------
  Total gross deferred tax liabilities......................   (13,135)   (14,852)
                                                              --------   --------
  Net deferred tax liability................................  $(11,297)  $(13,523)
                                                              ========   ========

7. EMPLOYEE BENEFIT PLANS

    Substantially all employees of the Company, except those which are members of the International Brotherhood of Electrical Workers ("IBEW"), are covered by a pension plan (the "Plan") which is sponsored by PTI before the Acquisition and CNI subsequently which includes other affiliated companies. The Plan provides benefits based upon employees' total years of service and the highest five years compensation during their last 10 years of service. The Company's portion of pension income was $57 during the year ended December 31, 1996, $219 during the eleven months ended November 30, 1997, $23 during the one month ended
December 31, 1997, and $384 for the year ended December 31, 1998. Because actuarial information regarding the status of the Plan is computed for the Plan in total, the Company does not separately determine its portion of the actuarial present value of the accumulated plan benefits, projected benefit obligation, or net assets available for benefits.

    In accordance with the purchase agreement with Alaska Communications Systems Holdings, Inc., formerly known as ALEC Acquisition Corporation ("ALEC") (see
Note 13), the Plan assets and obligations will be valued at the closing date. Based on this valuation, assets equaling the actuarial present value of the accrued benefits of the Company's employees, plus an additional $250, will be transferred to a replacement plan.

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

                                 (IN THOUSANDS)

7. EMPLOYEE BENEFIT PLANS (CONTINUED)

    The Company participates in a postretirement health care and insurance plan (the "PRB Plan") which is sponsored by PTI prior to acquisition and by CNI subsequently which includes other affiliated companies.

    The Company recognizes the cost of other postretirement benefits over the active service period of its employees. PTI's policy was to fund annually an amount of the postretirement benefit liability that will systematically reduce that liability using available funds and allow deductibility for federal income tax purposes. Due to income tax regulations that restrict the deductibility of certain contributions for postretirement benefits, PTI elected to make non-tax contributions to meet funding requirements imposed by state regulatory commissions. PTI recognized the transition obligation, which represents the previously unrecognized prior service cost, over a period of 20 years. Because actuarial information regarding the status of the PRB Plan is computed for the PRB Plan in total, PTI did not separately determine its portion of the actuarial present value of the accumulated plan benefit, projected benefit obligations or net assets available for benefits. At December 31, 1997, the date of the latest actuarial evaluation for the PRB Plan, plan assets were less than the projected benefit obligation by approximately $46,246 and the unamortized portion of the transition obligation was $26,099. The Company's portion of the net periodic postretirement benefit cost was $846 during the year ended December 31, 1996, $485 during the eleven months ended November 30, 1997, $41 during the one month ended December 31, 1997, and $471 during the year ended December 31, 1998, as follows:

Service cost................................................    $183
Interest cost...............................................     392
Amortization of transition obligation.......................     116
Amortization of unrecognized prior service cost.............      (4)
Expected return on assets...................................    (216)
                                                                ----
    Net periodic postretirement benefit cost................    $471
                                                                ====

    At the time of adoption of SFAS 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, the Company elected to amortize the transition obligation, at the date of implementation, over 20 years.

    In accordance with the purchase agreement with ALEC (see Note 13), the purchaser assumes the liability for postretirement benefits related to employees that retire subsequent to the closing date.

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
             (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE
        THREE MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

                                 (IN THOUSANDS)

8. CERTAIN TRANSACTIONS

    The Company purchases certain plant materials and other services (including certain operating expenses) from PTI, CenturyTel, and other affiliated companies. Materials and services purchased by the Company from PTI prior to acquisition and CenturyTel and its subsidiaries subsequently totaled approximately $9,227 for the year ended December 31, 1996, $8,581 for the eleven months ended November 30, 1997, $1,626 for the one month ended December 31, 1997, and $29,306 (which included $15,648 of operating expenses) during the year ended December 31, 1998. Many of the costs that are allocated to the Alaska companies are based on time distribution and are, therefore, representative of what costs would have been on a stand-alone basis. General and administrative costs are allocated based on expense levels of all companies. Such costs, when allocated to the subsidiaries, include a reasonable rate of return on investment to the related affiliate and, therefore, are representative of what costs would have been on a stand-alone basis.

    Prior to the Acquisition, short-term advances were made to PTI under an agreement providing interest at the prime commercial rate for funds held more than 90 days. Interest income on these advances was $1,052 during the year ended December 31, 1996, $797 during the eleven months ended November 30, 1997, and $81 during the one month ended December 31, 1997.

    Subsequent to the Acquisition, the Company participates in a Central Depository Account ("CDA") with CenturyTel and other affiliates. The Company is assessed or receives interest on the net amount of its CDA balance and the net accounts receivable or payable to CenturyTel and its affiliates. Related interest income amounted to $2,156 for the year ended December 31, 1998. The rate used to calculate the related interest income was the three month U.S. T-Bill rate. Related interest expense amounted to $637 for the year ended December 31, 1998. The rate used to calculate the related interest expense was the weighted average rate of CenturyTel's debt.

9. BUSINESS AND CREDIT CONCENTRATIONS

    The Company provides telephone services to customers (business and residential) located in the state of Alaska. Receivables from connecting companies represent the amounts due from various long distance carriers such as AT&T and the Bell operating companies.

    The ultimate realization of the Company's balance in the CDA discussed above is dependent upon the financial resources of CenturyTel.

10. COMMITMENTS AND CONTINGENCIES

    Expenditures for property, plant, and equipment are anticipated to be approximately $19,469 for telephone operations and $615 for wireless operations during 1999.

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of the matters will not have a material adverse effect on the Company's financial position or results of operations.

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
             (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE
        THREE MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

                                 (IN THOUSANDS)

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    The Company's operations are subject to federal, state and local laws and regulations governing the use, storage, disposal of, and exposure to, hazardous materials, the release of pollutants into the environment and the remediation of contamination. As an owner or operator of property and a generator of hazardous wastes, the Company could be subject to certain environmental laws that impose liability for the entire cost of cleanup at contaminated sites, regardless of fault or the lawfulness of the activity that resulted in contamination. The Company believes, however, that its operations are in substantial compliance with applicable environmental laws and regulations and that there is no material exposure to loss related to environmental issues.

    Many of the Company's properties formerly contained, or currently contain, underground and aboveground storage tanks used for the storage of fuel or wastes. Some of these tanks have leaked. The Company believes that known contamination caused by these leaks has been, or is being, investigated or remediated. The Company cannot be sure, however, that it has discovered all contamination or that the regulatory authorities will not request additional remediation at sites that have previously undergone remediation.

11. BUSINESS SEGMENTS

    The Company is engaged in providing local exchange telephone services and cellular telephone services in Alaska. The following tables illustrate selected financial data for each segment:

YEAR ENDED DECEMBER 31, 1996                                  TELEPHONE   CELLULAR     TOTAL
----------------------------                                  ---------   --------   ---------
Operating revenues..........................................  $ 75,950     $4,823    $ 80,773
Depreciation and amortization...............................    14,383        965      15,348
Operating income............................................    19,778        477      20,255
Capital expenditures........................................    19,694        771      20,465

ELEVEN MONTHS ENDED NOVEMBER 30, 1997                         TELEPHONE   CELLULAR     TOTAL
-------------------------------------                         ---------   --------   ---------
Operating revenues..........................................  $ 79,330     $5,120    $ 84,450
Depreciation and amortization...............................    15,090        733      15,823
Operating income............................................    21,836      1,305      23,141
Capital expenditures........................................    14,225        350      14,575

ONE MONTH ENDED DECEMBER 31, 1997                             TELEPHONE   CELLULAR     TOTAL
---------------------------------                             ---------   --------   ---------
Operating revenues..........................................  $ 10,255     $  181    $ 10,436
Depreciation and amortization...............................     2,375         91       2,466
Operating income (loss).....................................     1,446        (57)      1,389
Capital expenditures........................................     1,732         93       1,825
Total assets................................................   450,155      9,020     459,175

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
             (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE
        THREE MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

                                 (IN THOUSANDS)

11. BUSINESS SEGMENTS (CONTINUED)

YEAR ENDED DECEMBER 31, 1998                                  TELEPHONE   CELLULAR     TOTAL
----------------------------                                  ---------   --------   ---------
Operating revenues..........................................  $121,933     $2,576    $124,509
Depreciation and amortization...............................    29,734        725      30,459
Operating income (loss).....................................    20,190       (276)     19,914
Capital expenditures........................................    26,664        135      26,799
Total assets................................................   470,649      2,011     472,660

THREE MONTHS ENDED MARCH 31, 1998                             TELEPHONE   CELLULAR     TOTAL
---------------------------------                             ---------   --------   ---------
Operating revenues..........................................  $ 27,967     $  408    $ 28,375
Depreciation and amortization...............................     7,069        140       7,209
Operating income (loss).....................................     4,447        (62)      4,385
Capital expenditures........................................     2,225         96       2,321
Total assets................................................   458,847      1,972     460,819

THREE MONTHS ENDED MARCH 31, 1999                             TELEPHONE   CELLULAR     TOTAL
---------------------------------                             ---------   --------   ---------
Operating revenues..........................................  $ 30,815     $  546    $ 31,361
Depreciation and amortization...............................     7,643        142       7,785
Operating income (loss).....................................     5,902          8       5,910
Capital expenditures........................................     2,194          6       2,200
Total assets................................................   471,652      2,017     473,669

    The following is a reconciliation of operating income to income before income tax expense:

                                                     ELEVEN                                       THREE MONTHS
                                                     MONTHS       ONE MONTH                           ENDED
                                    YEAR ENDED       ENDED          ENDED        YEAR ENDED         MARCH 31,
                                   DECEMBER 31,   NOVEMBER 30,   DECEMBER 31,   DECEMBER 31,   -------------------
                                       1996           1997           1997           1998         1998       1999
                                   ------------   ------------   ------------   ------------   --------   --------
Operating income.................    $20,255        $23,141         $1,389        $19,914       $4,385     $5,910
Interest expense.................     (3,176)        (3,027)          (253)        (3,588)        (797)      (965)
Interest income..................      1,180            858             82          2,183          495        607
Other income (expense), net......        (33)          (298)            53            356          357         80
                                     -------        -------         ------        -------       ------     ------
Income before income tax
  expense........................    $18,226        $20,674         $1,271        $18,865       $4,440     $5,632
                                     =======        =======         ======        =======       ======     ======

12. ACCOUNTING FOR THE EFFECTS OF REGULATION

    The Company currently accounts for its regulated telephone operations in accordance with the provisions of SFAS 71. While the ongoing applicability of SFAS 71 to the Company's telephone operations is being monitored due to the changing regulatory, competitive, and legislative

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
             (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE
        THREE MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

                                 (IN THOUSANDS)

12. ACCOUNTING FOR THE EFFECTS OF REGULATION (CONTINUED)

environments, the Company believes that SFAS 71 still applies. However, it is possible that changes in regulation or legislation or anticipated changes in competition or in the demand for regulated services or products could result in the Company's telephone operations not being subject to SFAS 71 in the near future. In that event, implementation of SFAS 101, REGULATED ENTERPRISES--ACCOUNTING FOR THE DISCONTINUANCE OF APPLICATION OF FASB STATEMENT NO. 71, would require the write-off of previously established regulatory assets and liabilities, along with an adjustment of certain accumulated depreciation accounts to reflect the difference between recorded depreciation and the amount of depreciation that would have been recorded had the Company's telephone operations not been subject to rate regulation. Regulatory assets were $45,600,000, and regulatory liabilities were $880,000. Such discontinuance of the application of SFAS 71 would result in a material, noncash charge against earnings which would be reported as an extraordinary item. While the effect of implementing SFAS 101 cannot be precisely estimated at this time, management believes that the noncash, after-tax, extraordinary charge would be between $25,000 and $28,000.

13. ACQUISITIONS AND DISPOSITIONS

    On September 8, 1997, the Company acquired the outstanding stock of Polarnet, Inc., an Internet service provider. The purchase price was approximately $1,100 and was accounted for by the purchase method. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $968, which is included in goodwill. The results of operations of Polarnet, Inc. from September 8, 1997 are included in the statement of income.

    On October 6, 1997, PTI acquired the net assets of the local exchange utilities ("PTI-Fairbanks") from the City of Fairbanks. The purchase price was approximately $87 million and was accounted for by the purchase method. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $31 million, which is included in goodwill. The results of operations of PTI-Fairbanks from October 6, 1997 are included in the statements of income. Assets and liabilities acquired were as follows:

  Fair value of assets acquired.............................  $86,750
  Cash paid for net assets..................................  (85,000)
                                                              -------
    Liabilities assumed.....................................  $ 1,750
                                                              =======

    On December 1, 1997, PTI was sold to CenturyTel for approximately
$2.2 billion (including assumed debt). As a result of this transaction, the Company recorded all previously retained earnings as paid-in capital and pushed down excess costs of approximately $208 million to the Alaskan entities to reflect the change from PTI's to CenturyTel's basis of accounting.

    In August 1998 CNI and CT Wireless entered into a definitive agreement to sell the stock of the Company to ALEC for approximately $409 million, subject to certain adjustments. The transaction is anticipated to close in 1999 subject to regulatory approvals and various closing conditions.

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
             (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE
        THREE MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

                                 (IN THOUSANDS)

14. YEAR 2000 (UNAUDITED)

    The Company has initiated a plan ("Year 2000 Plan") to identify, assess, and remediate "Year 2000" issues within each of its significant computer programs and certain equipment which contain micro-processors. The Year 2000 Plan is addressing the issue of computer programs and embedded computer chips being unable to distinguish between the year 1900 and the year 2000, if a program or chip uses only two digits rather than four to define the applicable year. The Company has divided the Year 2000 Plan into four major phases--assessment, planning, implementation, and testing. After completing the assessment and planning phases earlier this year, the Company is currently in the implementation and testing phases. Systems which have been determined not to be Year 2000 compliant are being either replaced or reprogrammed, and thereafter tested for Year 2000 compliance. The Year 2000 Plan anticipates that by October 1999 the implementation and testing phases will be completed.

    The Company is identifying and contacting critical suppliers and customers whose computerized systems interface with the Company's systems, regarding their plans and progress in addressing their Year 2000 issues. The Company has received varying information from such third parties on the state of compliance or expected compliance. Contingency plans are being developed in the event that any critical supplier or customer is not compliant.

    The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's operations, liquidity, and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, the Company is unable to determine at this time whether consequences of Year 2000 failures will have a material impact on the Company's operations, liquidity, or financial condition.

15. BASIS OF PRESENTATION FOR UNAUDITED QUARTERLY INFORMATION

    The accompanying unaudited financial information at March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year or for any future period.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Century Telephone Enterprises, Inc.
Monroe, Louisiana

    We have audited the combined balance sheet of Telephone Fund of Fairbanks Municipal Utilities Services (the "Company") as of October 6, 1997, and the related combined statements of income and fund equity and of cash flows for the period ended October 6, 1997 and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Telephone Fund of Fairbanks Municipal Utilities Services as of October 6, 1997, and the results of their operations and their cash flows for the period ended October 6, 1997 and the year ended December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Portland, Oregon
March 25, 1999

                          TELEPHONE FUND OF FAIRBANKS
                          MUNICIPAL UTILITIES SERVICES

                             COMBINED BALANCE SHEET

                                OCTOBER 6, 1997

                                 (IN THOUSANDS)

                               ASSETS
CURRENT ASSETS:
  Accounts receivable:
    Customers, less allowance for doubtful accounts of
     $156...................................................  $   903
    Connecting companies and other..........................    1,949
  Material and supplies (at cost)...........................    2,608
  Prepayments...............................................       23
                                                              -------
      Total current assets..................................    5,483
PROPERTY, PLANT, AND EQUIPMENT, Net.........................   50,279
                                                              -------
                                                              $55,762
                                                              =======

                     LIABILITIES AND FUND EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   290
  Accrued expenses and other accrued liabilities............    2,869
  Advance billings and customer deposits (Note 1)...........    1,140
  Capital leases............................................      262
                                                              -------
      Total current liabilities.............................    4,561
DEFERRED CREDIT (Note 1)....................................    1,180
FUND EQUITY.................................................   50,021
                                                              -------
                                                              $55,762
                                                              =======

            See accompanying notes to combined financial statements.

                          TELEPHONE FUND OF FAIRBANKS
                          MUNICIPAL UTILITIES SERVICES

                 COMBINED STATEMENTS OF INCOME AND FUND EQUITY

         YEAR ENDED DECEMBER 31, 1996 AND PERIOD ENDED OCTOBER 6, 1997

                                 (IN THOUSANDS)

                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,    OCTOBER 6,
                                                                  1996           1997
                                                              ------------   ------------
OPERATING REVENUES--Telephone...............................    $28,602        $22,796
OPERATING EXPENSES:
  Cost of sales and operating expenses--telephone...........     17,678         14,074
  Depreciation and amortization.............................      5,172          4,249
                                                                -------        -------
    Total operating expenses................................     22,850         18,323
                                                                -------        -------
OPERATING INCOME............................................      5,752          4,473
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (1,552)        (1,520)
  Interest income...........................................        462            416
  Other income (expense), net...............................        555            217
                                                                -------        -------
    Total other expense.....................................       (535)          (887)
                                                                -------        -------
NET INCOME..................................................      5,217          3,586
                                                                -------        -------
FUND EQUITY, BEGINNING OF YEAR..............................     48,298         49,690
DIVIDENDS...................................................     (3,825)        (3,255)
                                                                -------        -------
FUND EQUITY, END OF YEAR....................................    $49,690        $50,021
                                                                =======        =======

            See accompanying notes to combined financial statements.

                          TELEPHONE FUND OF FAIRBANKS
                          MUNICIPAL UTILITIES SERVICES

                       COMBINED STATEMENTS OF CASH FLOWS

         YEAR ENDED DECEMBER 31, 1996 AND PERIOD ENDED OCTOBER 6, 1997

                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,    PERIOD ENDED
                                                                  1996       OCTOBER 6, 1997
                                                              ------------   ---------------
OPERATING ACTIVITIES:
  Net income................................................    $ 5,216           $3,586
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................      5,172            4,249
    Change in current assets and liabilities:
      Accounts receivable...................................        167              996
      Accounts payable......................................       (563)          (2,133)
      Other current assets and liabilities, net.............        132              529
                                                                -------           ------
        Net cash provided by operating activities...........     10,124            7,227
                                                                -------           ------
INVESTING ACTIVITIES:
  Payments for property, plant, and equipment...............     (6,023)          (3,452)
                                                                -------           ------
FINANCING ACTIVITIES:
  Dividends paid to MUS.....................................     (3,825)          (3,255)
  Payments of lease obligation..............................       (276)            (520)
                                                                -------           ------
        Net cash used in financing activities...............     (4,101)          (3,775)
                                                                -------           ------
INCREASE (DECREASE) IN CASH.................................         --               --
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................         --               --
                                                                -------           ------
CASH AND CASH EQUIVALENTS, END OF YEAR......................    $    --           $   --
                                                                =======           ======

                  See notes to combined financial statements.

            TELEPHONE FUND OF FAIRBANKS MUNICIPAL UTILITIES SERVICES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

         YEAR ENDED DECEMBER 31, 1996 AND PERIOD ENDED OCTOBER 6, 1997

                             (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Telephone Utility of Fairbanks Municipal Utilities Services' (the "Company") primary business is to provide telephone service to its customers who are located in the City of Fairbanks and surrounding local areas. The Company's telephone operations are regulated in nature and its telephone accounting records are maintained in accordance with the rules and regulations of the Alaska Public Utilities Commission ("APUC") which substantially adhere to the rules and regulations of the Federal Communications Commission. The Company's regulated operations are subject to the provisions of Statement of Financial Accounting Standards No. 71 ("SFAS 71"), ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION. In an asset purchase agreement effective October 6, 1997, the Company was sold by the Municipal Utilities System ("MUS"), an enterprise fund of the City of Fairbanks, to PTI Communications of Alaska, Inc. and began doing business as PTI-Fairbanks. The financial statements do not reflect any purchase adjustments from this transaction. The financial statements also exclude the cellular fund which operates the RSA #1 A-Side cellular property site license.

    The accompanying financial statements represent the financial position of the Company as of October 6, 1997 and the results of its operations and cash flows for the period ended October 6, 1997 and the year ended December 31, 1996.

    A summary of significant accounting policies followed by the Company is set forth below:

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PROPERTY, PLANT, AND EQUIPMENT--The Company states its property, plant and equipment at cost. Additions to plant include direct costs and related indirect charges. Depreciation is provided using the straight-line method based primarily on the estimated service lives of the various classes of depreciable assets. The composite depreciation rate for depreciable telecommunications plant was 5.7% for the period ended October 6, 1997 and 4.9% for the year ended 1996.

    INCOME TAXES--As MUS is a public entity, it is exempt from paying any federal, state or local taxes. In place of property taxes, MUS makes a payment in lieu of taxes (see Note 2).

    REVENUE RECOGNITION--The Company participates in access revenue pools for certain interstate and intrastate revenues, which are initially recorded based on estimates. Certain network access revenues are estimated under cost separations procedures that base revenues on current operating costs and investments in facilities to provide such services. These estimates are derived from interim financial statements, available separations studies and the most recent rate of return published by the National Exchange Carriers Association. These estimates are subject to subsequent adjustment in future accounting periods as refined operational information becomes available. Any subsequent adjustments have not been material.

    ADVANCE BILLINGS--Advance billings creditable to revenue accounts in future months are recorded in advance billings until the service is rendered.

            TELEPHONE FUND OF FAIRBANKS MUNICIPAL UTILITIES SERVICES

         YEAR ENDED DECEMBER 31, 1996 AND PERIOD ENDED OCTOBER 6, 1997

                             (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    DEFERRED CREDIT--In prior years contributions were made by outside third parties to fund construction of certain property, plant, and equipment of the Company. These contributions have been recorded as a deferred credit and are being amortized over the lives of the funded assets.

2. TRANSACTIONS WITH RELATED PARTIES

    The Company purchases certain administrative, engineering, personnel, and legal services from the City of Fairbanks. These services, which are charged at cost to various capital and expense accounts, were $596 for the period ended October 6, 1997 and $853 for the year ended December 31, 1996.

    The Company makes payments in lieu of taxes at 4% of gross revenue, with payments capped at $2,243, plus a 3% supplemental, with payments capped at $1,300 for all utilities. Payments in lieu of taxes to the City of Fairbanks General Fund by the Company amounted to $1,536 for the period ended October 6, 1997 and $1,715 for the year ended December 31, 1996.

    MUS also allocates interest expense on revenue bonds as well as interest income earned on short-term investments to each of its utilities as part of its centralized cash management program. The amount of interest expense and income allocated to the Company was $1,520 and $416 during the period ended October 6, 1997 and $1,552 and $462 during the year ended December 31, 1996.

3. PROPERTY, PLANT, AND EQUIPMENT, NET

    The balances by category of property, plant, and equipment, net at October 6, 1997 are:

Central office equipment....................................  $25,533
Poles, cable, and conduit...................................   60,195
Buildings...................................................    6,675
Office furniture, equipment, and other......................   25,884
Construction work in progress...............................    4,897
                                                              -------
  Total property, plant, and equipment, gross...............  123,184
Accumulated depreciation....................................  (72,905)
                                                              -------
  Property, plant, and equipment, net.......................  $50,279
                                                              =======

4. EMPLOYEE BENEFIT PLANS

    All permanent employees of the Company are eligible to participate as members of the State of Alaska Public Employees Retirement System ("PERS"), a defined benefit agent multiple-employer public employee retirement system that acts as a common investment and administrative agent for the State of Alaska and any political subdivision or public organization that elects to join the system. Eligible employees contribute 6.75% of their gross salary to PERS. The Company is required to contribute the remaining amounts necessary to fund PERS, using the actuarial basis specified by the PERS Board. Because actuarial information regarding the status of the PERS plan

            TELEPHONE FUND OF FAIRBANKS MUNICIPAL UTILITIES SERVICES

         YEAR ENDED DECEMBER 31, 1996 AND PERIOD ENDED OCTOBER 6, 1997

                             (DOLLARS IN THOUSANDS)

4. EMPLOYEE BENEFIT PLANS (CONTINUED)

is computed for the Plan in total, the Company does not separately determine its portion of the actuarial present value for the accumulated plan benefits, projected benefit obligation, or net assets available for benefits. At June 30, 1997, the date of the latest actuarial evaluation for the Plan, Plan assets of $70,726 exceeded the projected benefit obligation by approximately $33,837.

    Certain employees of the Company are members of the International Brotherhood of Electrical Workers ("IBEW") and are eligible to participate in two different union-sponsored multiple employer defined benefit plans, a pension plan and a thrift plan. Under the pension plan, the Company contributed between $4 and $5.09 per compensable hour to the Alaska Electrical Pension Fund and the total contribution was $782 for the period ended October 6, 1997 and $864 for the year ended December 31, 1996. Under the thrift plan, the Company pays a minimum of 4% of the participant's gross wages into the plan plus after one year it matches the employee's contributions, to a maximum of 3%. The Company's contributions to the thrift plan was $332 for the period ended October 6, 1997 and $298 for the year ended December 31, 1996.

5. EMPLOYEES' DEFERRED COMPENSATION

    The Company offers its employees three deferred compensation plans which are part of the MUS multiemployer plan. The plans are available to all Company employees and permit them to defer a portion of their salary until future years. Participants' rights under the plans are equal to those of general creditors of MUS in an amount equal to the fair market value of the deferred account for each participant. The fair market value of both the assets and liabilities for the Plan in total at October 6, 1997 was $13,247.

6. COMMITMENTS AND CONTINGENCIES

    Expenditures under the Company's 1998 construction and capital expenditure program are expected to approximate $7,193.

                                  * * * * * *

                          INDEPENDENT AUDITORS' REPORT

The Honorable Mayor and Members of the Assembly
Municipality of Anchorage:

    We have audited the accompanying balance sheets of the Municipality of Anchorage Telephone Utility Fund (Utility) as of December 31, 1998 and 1997, and the related statements of revenues, expenses, and changes in retained earnings, and cash flows for each of the years in the three-year period ended
December 31, 1998. These financial statements are the responsibility of the Utility's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The financial statements present only the Municipality of Anchorage Telephone Utility Fund and are not intended to present fairly the financial position and results of operations of the Municipality of Anchorage in conformity with generally accepted accounting principles.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Municipality of Anchorage Telephone Utility Fund as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

KPMG LLP

Anchorage, Alaska
February 19, 1999

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                             ---------------------    MARCH 31,
                                                               1997        1998         1999
                                                             ---------   ---------   -----------
                                                                                     (UNAUDITED)
                                             ASSETS
CURRENT ASSETS
  Cash.....................................................  $ 10,474    $ 25,755      $ 23,034
  Accounts receivable, net of uncollectibles of $1,586,
    $1,343 and $1,735 in 1998, 1997 and March 31, 1999.....    21,216      23,733        24,026
  Inventories..............................................     4,415       3,074         3,138
                                                             --------    --------      --------
    Total current assets...................................    36,105      52,562        50,198
RESTRICTED CASH............................................     2,067         754           492
RESTRICTED INVESTMENTS.....................................    12,895      14,838        16,817
NET TELEPHONE PLANT........................................   250,669     257,703       255,184
OTHER ASSETS
  Cellular licenses........................................     9,670      16,315        16,203
  Minority investments.....................................     7,983       5,535         5,107
  Other....................................................     3,735       2,538         2,695
                                                             --------    --------      --------
    Total other assets.....................................    21,388      24,388        24,005
                                                             --------    --------      --------
TOTAL ASSETS...............................................  $323,124    $350,245      $346,696
                                                             ========    ========      ========

                                  FUND EQUITY AND LIABILITIES
CURRENT LIABILITIES
  Accounts payable.........................................  $ 23,211    $ 24,366      $ 22,967
  Accrued interest.........................................     1,730       2,227         1,779
  Compensated absences payable.............................     3,297       2,786         2,857
  Accrued employee benefits................................     2,141       1,938         2,313
  Advance billings and customer deposits...................     4,386       4,523         3,790
  Current installments of long-term obligations............    16,719      17,614        17,249
                                                             --------    --------      --------
    Total current liabilities..............................    51,484      53,454        50,955
LONG-TERM OBLIGATIONS......................................   135,226     154,907       150,369
FUND EQUITY
  Retained Earnings........................................   136,414     141,884       145,372
                                                             --------    --------      --------
TOTAL FUND EQUITY AND LIABILITIES..........................  $323,124    $350,245      $346,696
                                                             ========    ========      ========

                See accompanying notes to financial statements.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

       STATEMENTS OF REVENUES, EXPENSES, AND CHANGES IN RETAINED EARNINGS

                                 (IN THOUSANDS)

                                                                              THREE MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,                MARCH 31,
                                       ---------------------------------   -------------------------
                                         1996        1997        1998         1998          1999
                                       ---------   ---------   ---------   -----------   -----------
                                                                           (UNAUDITED)   (UNAUDITED)
OPERATING REVENUES
  Local telephone....................  $113,415    $116,555    $121,057      $ 29,735      $ 30,364
  Cellular...........................    16,897      21,845      29,225         5,879         6,710
  Long distance......................         2       1,541       6,815         1,144         2,683
                                       --------    --------    --------      --------      --------
    Total operating revenue..........   130,314     139,941     157,097        36,758        39,757

OPERATING EXPENSES
  Cost of sales and operating
    expenses--local..................    75,980      74,994      74,240        18,231        18,844
  Cost of sales and operating
    expenses--cellular...............    12,379      14,455      19,961         4,048         4,740
  Cost of sales and operating
    expenses--long distance..........       543       4,644      10,395         1,898         3,243
  Depreciation and amortization......    20,496      26,839      29,608         7,099         7,434
                                       --------    --------    --------      --------      --------
    Total operating expenses.........   109,398     120,932     134,204        31,276        34,261
                                       --------    --------    --------      --------      --------

OPERATING INCOME.....................    20,916      19,009      22,893         5,482         5,496
  Interest expense...................    (9,187)     (9,308)     (9,394)       (2,448)       (1,996)
  Equity in earnings (loss) of
    minority investments.............       (45)        158      (2,945)         (250)         (509)
  Interest income....................     2,347       2,540       2,967           608           411
  Other income (expense), net........      (174)       (281)         49            67            86
                                       --------    --------    --------      --------      --------
    Net other expense................    (7,059)     (6,891)     (9,323)       (2,023)       (2,008)
                                       --------    --------    --------      --------      --------
  NET INCOME.........................    13,857      12,118      13,570         3,459         3,488
                                       ========    ========    ========      ========      ========

RETAINED EARNINGS, JANUARY 1.........   126,839     132,596     136,414       136,414       141,884
Utility Revenue Distribution to
  Municipality of Anchorage..........    (8,100)     (8,300)     (8,100)           --            --
                                       --------    --------    --------      --------      --------
RETAINED EARNINGS, PERIOD END........  $132,596    $136,414    $141,884      $139,873      $145,372
                                       ========    ========    ========      ========      ========

                See accompanying notes to financial statements.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                   YEARS ENDED                THREE MONTHS ENDED
                                                                   DECEMBER 31,                    MARCH 31,
                                                          ------------------------------   -------------------------
                                                            1996       1997       1998        1998          1999
                                                          --------   --------   --------   -----------   -----------
                                                                                           (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Income from operations................................  $20,477    $19,005    $22,548     $  5,629      $  5,666
  Adjustments to reconcile income from operations to
    net cash provided by operating activities
    Depreciation and amortization.......................   20,496     26,839     29,608        7,099         7,434
    Provision for uncollectible accounts................    1,112      1,113      1,643          441           944
    Loss on disposition of fixed assets.................      288        100        174           56            --
    Nonregulated income and other.......................      439         43         95         (464)         (165)
    Changes in assets and liabilities which increase
      (decrease) cash Accounts receivable...............     (996)    (4,040)    (4,160)      (1,184)       (1,237)
      Inventory of materials, supplies, and goods
        for resale......................................      159       (504)     1,341           63           (64)
      Other assets......................................     (364)       120      1,244          751          (157)
      Accounts payable..................................      (25)     4,172      1,155       (4,290)       (1,399)
      Accrued employee benefits and compensated
        absences payable................................    1,198        194       (713)         408           446
      Customer deposits.................................     (620)      (262)      (292)        (115)         (733)
      Advance billings..................................      306        558        428           --            --
      Other liabilities.................................     (350)      (697)       136           --            --
                                                          -------    -------    -------     --------      --------
Net cash provided by operating activities...............   42,120     46,641     53,207        8,394        10,735
                                                          -------    -------    -------     --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash flows from noncapital financing activities
    Utility revenue distribution--Municipality of
      Anchorage.........................................   (8,100)    (8,300)    (8,100)          --            --
  Cash flows from capital and related financing
    activities
    Acquisition of telephone plant......................  (24,958)   (35,187)   (29,644)       8,404         3,383
    Short-term advance from Municipality of Anchorage
      General Fund......................................  (12,000)        --         --           --            --
    Principal payments on long-term obligations.........  (22,002)   (19,617)   (17,340)      (2,497)       (6,475)
    Bond issuance.......................................   43,659     24,790     29,592       29,592            --
    Interest payments on long-term obligations..........   (6,513)    (7,952)    (8,011)      (2,060)       (2,292)
    Cost of removal of telephone plant..................     (181)      (650)       (77)          --            --
                                                          -------    -------    -------     --------      --------
Net cash provided (used) by capital and related
  financing activities..................................  (21,995)   (38,616)   (25,480)      16,631       (12,150)
                                                          -------    -------    -------     --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Interest..............................................    2,347      2,325      2,968          744           411
  Minority investments..................................   (2,398)    (5,227)    (7,283)      (7,283)           --
  Proceeds from sale of restricted investments..........   12,865     12,109     13,912       13,912        15,655
  Purchase of restricted investments....................  (13,601)   (12,872)   (15,256)     (15,417)      (17,634)
                                                          -------    -------    -------     --------      --------
Net cash used by investing activities...................     (787)    (3,665)    (5,659)      (8,044)       (1,568)
                                                          -------    -------    -------     --------      --------
NET CHANGE IN CASH......................................   11,238     (3,940)    13,968       16,981        (2,983)

CASH, JANUARY 1.........................................    5,243     16,481     12,541       12,541        26,509
                                                          -------    -------    -------     --------      --------
CASH, PERIOD END (including Restricted Cash
  (see Note 1)).........................................  $16,481    $12,541    $26,509     $ 29,522      $ 23,526
                                                          =======    =======    =======     ========      ========
NON-CASH CAPITAL, FINANCING, AND INVESTING ACTIVITIES
  Retirement of telephone plant.........................  $ 7,124    $ 9,077    $ 3,401     $     --      $     --
  Write down of long-term investments...................       --         --      1,888           --            --
  Financed equipment purchased..........................       --         --      6,655           --         1,420
                                                          -------    -------    -------     --------      --------
  Total Non-cash Capital, Financing, and Investing
    Activities..........................................  $ 7,124    $ 9,077    $11,944     $     --      $  1,420
                                                          =======    =======    =======     ========      ========


                See accompanying notes to financial statements.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                         NOTES TO FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    The accompanying financial statements include the activities of the Telephone Utility Fund (Utility), a public utility of the Municipality of Anchorage (Municipality), ATU Communications, Inc. (ACI), a holding company, MACtel, Inc. (MACtel) and ATU Long Distance, Inc. (ATU LD), wholly owned subsidiaries of ACI. All significant intercompany transactions have been eliminated.

    The regulated arm of the Utility provides local telecommunications service and access to long distance telecommunications service to the Anchorage Bowl area and to Girdwood and other small communities in the area south of the Anchorage Bowl both inside and outside the boundaries of the Municipality. The nonregulated arm of the Utility sells, rents, and leases customer premise equipment to customers throughout the State of Alaska. MACtel is a wholesale/retail cellular service provider that operates in Anchorage, the Kenai Peninsula, and the North Star and North Slope Boroughs. ATU LD provides long distance service to customers in Anchorage, Fairbanks, Juneau, the Kenai Peninsula and the Matanuska Valley. Approximately 70% of the Utility's employees are covered under a labor contract with the International Brotherhood of Electrical Workers (IBEW) which expires on August 31, 1999.

    On January 5, 1998, MACtel acquired certain assets of Pacific Telecom Cellular of Alaska RSA #1, Inc. and stock of Prudhoe Communications, Inc., collectively d/b/a Cellulink, a cellular service company in Fairbanks, Alaska for $8,900.

    The purchase price was allocated as follows:

Property and equipment......................................   $1,817
Cellular licenses...........................................    7,083
                                                               ------
                                                               $8,900
                                                               ======

    Results of operations for the acquired companies have been included in 1998 operations since the date of acquisition. Pro forma information for prior periods is not presented because it is not material.

    SALE OF UTILITY

    During 1998, the Municipal Assembly accepted a bid in the amount of $295,000 from Alaska Communications Systems, Inc. to acquire substantially all of the assets and assume substantially all of the liabilities of the Utility. The sale will become effective after review and approval by the Alaska Public Utilities Commission (APUC), the Federal Communications Commission (FCC), and non-action by the United States Department of Justice under the Hart-Scott-Rodino Act. The sales price will be adjusted based upon levels of cash and net plant on the closing date.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    REGULATION

    The Utility is subject to rate regulation by the FCC for interstate telecommunication service, and the APUC for intrastate and local exchange telecommunication service. The Utility, as required by the FCC, accounts for such activity separately.

    The services of ATU LD are subject to rate regulation as a non-dominant interexchange carrier by the FCC for interstate telecommunication services and the APUC for intrastate telecommunication services. The operations of MACtel are not subject to rate regulation.

    BASIS OF ACCOUNTING

    The accounting records of the Utility conform to Part 32 Uniform System of Accounts as prescribed by the FCC and the APUC.

    The accompanying financial statements are prepared on the accrual basis of accounting. The accounting policies of the Utility are in conformity with the requirements of the FCC and the APUC. The Utility prepares its financial statements in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation". Accounting under SFAS No. 71 is appropriate as long as rates are established by or subject to approval by independent third-party regulators; rates are designed to recover the specific enterprise's cost-of-service; and in view of demand for service, it is reasonable to assume that rates are set at levels that will recover costs and can be collected from customers.

    Under Governmental Accounting Standards Board (GASB) Statement No. 20, ACCOUNTING AND FINANCIAL REPORTING FOR PROPRIETARY FUNDS AND OTHER GOVERNMENTAL ENTITIES THAT USE PROPRIETARY FUND ACCOUNTING, the Utility applies all applicable GASB pronouncements and all Financial Accounting Standards Board
(FASB) Statements and Interpretations, Accounting Principles, Board Opinions and Accounting Research Bulletins, unless they conflict with or contradict GASB pronouncements. ATU follows the provisions of GASB Statement No. 27 to account for pension and post-retirement costs, which differs from FAS Statement No. 87 and FAS Statement No. 106 regarding the methodology for calculation of such costs and how they are recorded and disclosed. Specifically, GASB Statement No. 27 requires that annual pension cost be equal to the annual required contributions of the employer (ARC) to the plan for that year calculated via an actuarial valuation performed in accordance with specific parameters. These parameters address such matters as the frequency of actuarial valuations, acceptable actuarial cost methods, asset valuation methodology, minimum and maximum amortization periods and the amortization method. Generally, employers are required to record a net pension obligation (NPO) if the ARC calculated in accordance with the parameters exceeds actual contributions made. Annual pension cost is calculated as the ARC, one year's interest on the NPO, and certain required adjustments. Under GASB Statement No. 27, employers are permitted to apply the measurement and recognition requirements of GASB Statement No. 27 to postemployment healthcare benefits.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Pursuant to GASB Statement No. 27, the Municipality of Anchorage Telephone Utility Fund recorded annual pension cost of $1,041,000 for the year ended December 31, 1998, of which $749,520 related to pension benefits and $291,480 related to postemployment healthcare benefits. As of December 31, 1998 and 1997, there is no NPO.

    Under FASB Statement No. 87, EMPLOYERS' ACCOUNTING FOR PENSIONS, the following components are included in the net pension cost recognized for a period by an employer sponsoring a defined benefit pension plan:

    - Service cost

    - Interest cost

    - Actual return on plan assets, if any

    - Amortization of unrecognized prior service cost, if any

    - Gain or loss (including the effects of changes in assumptions) to the extent recognized

    - Amortization of the unrecognized net obligation (and loss or cost) or unrecognized net asset (and gain) existing at the date of initial application of FASB Statement No. 87.

    The service component of net periodic pension cost, the projected benefit obligation, and the accumulated benefit obligation are based on an attribution of pension benefits to periods of employee service and on the use of actuarial assumptions to calculate the actuarial present value of those benefits. Actuarial assumptions reflect the time value of money (discount rate) and the probability of payments (assumptions as to mortality, turnover, early retirement, and so forth).

    Under FASB Statement No. 87, a liability (unfunded accrued pension cost) is recognized if net periodic pension cost recognized pursuant to FASB Statement No. 87 exceeds amounts the employer has contributed to the plan. An asset (prepaid pension cost) is recognized if net periodic pension cost is less than amounts the employer has contributed to the plan.

    If the accumulated benefit obligations exceeds the fair value of plan assets, the employer shall recognize in the statement of financial position a liability (including unfunded accrued pension cost) that is at least equal to the unfunded accumulated benefit obligation. Recognition of an additional minimum liability is required in certain other circumstances.

    Accounting for postretirement benefits pursuant to FASB Statement No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, is similar to the accounting proscribed for pension benefits in accordance with FASB Statement No. 87.

    It is not practicable to quantify the differences between the statements without an additional complete actuarial valuation because the actuarial calculations for FAS Statement No. 87 purposes require different assumptions and represent different measurement bases. Other differences between GASB and FAS have been evaluated and have been determined not to be material for the periods presented.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. The more significant accounting and reporting policies and estimates applied in the preparation of the accompanying financial statements are discussed below.

    CASH POOLS AND RESTRICTED INVESTMENTS

    The Municipality uses a central treasury to account for all cash and investments to maximize interest income. Interest income from cash pool investments is allocated to the Utility based on its monthly closing cash pool equity balance. Restricted investments are recorded at fair value. All amounts in the cash pools and in restricted investments are interest bearing and consist primarily of repurchase agreements, banker's acceptances or U.S. Government securities. The Utility adopted GASB Statement No. 31, ACCOUNTING AND FINANCIAL REPORTING FOR CERTAIN INVESTMENTS AND FOR EXTERNAL INVESTMENT POOLS, during 1998. The impact of adopting this statement was not material to the financial statements.

    Under GASB Statement No. 3, DEPOSITS WITH FINANCIAL INSTITUTIONS, INVESTMENTS (INCLUDING REPURCHASE AGREEMENTS), AND REVERSE REPURCHASE AGREEMENTS, the Utility's cash and investments are classified in credit risk category 1 because they are insured or registered or are securities held by the Utility or its agent in the Utility's name.

    STATEMENT OF CASH FLOWS

    The Utility has adopted GASB Statement No. 9, REPORTING CASH FLOWS OF PROPRIETARY AND NONEXPENDABLE TRUST FUNDS AND GOVERNMENTAL ENTITIES THAT USE PROPRIETARY FUND ACCOUNTING. For purposes of the statement of cash flows, the Utility has defined cash as the demand deposits and investments maintained in the general and construction cash pools, including restricted and unrestricted balances, as well as cash balances maintained separately from the cash pools. Maturity periods of investments have been disregarded, since the Utility uses the general and construction cash pools as demand deposit accounts.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Cash consists of the following at December 31:

                                                                1996       1997       1998
                                                              --------   --------   --------
Equity in general cash pool.................................  $14,427    $ 9,401    $19,254
Cash........................................................      963      1,073      6,501
                                                              -------    -------    -------
    Total cash..............................................   15,390     10,474     25,755
Amounts included with restricted investments:
Equity in construction cash pool............................       --        927         --
Equity in general cash pool reserved for customer
  deposits..................................................    1,091        830        537
Cash included in revenue bond reserve investments...........       --        310        217
                                                              -------    -------    -------
                                                              $16,481    $12,541    $26,509
                                                              =======    =======    =======

    INVENTORIES

    The Utility's inventories, consisting primarily of parts and supplies, are valued at the lower of weighted average cost or market.

    TELEPHONE PLANT

    Telephone plant is stated at cost. The additions to telephone plant in service are recorded at the original cost of contracted services, direct materials and labor, and indirect overhead charges. When property is retired, the cost of the property unit, plus removal costs, less salvage, is charged to accumulated depreciation. Gain or loss on the retirement of regulated telephone plant is not recognized except for extraordinary retirements.

    The Utility's depreciation is computed using the straight-line method over the estimated lives of the assets. Current rates on regulated plant were implemented January 1, 1997 and were based on APUC Docket U-96-78. MACtel and ATU LD property and equipment are depreciated using the straight-line and declining balance methods over the estimated useful asset lives.

    The estimated life in years of major plant and equipment categories follows:

                                                              ESTIMATED
PLANT AND EQUIPMENT                                             LIFE
-------------------                                           ---------
Buildings...................................................       56
Central office equipment....................................     9-10
Cable, wire and conduit.....................................    12-46
Furniture, computers and support equipment..................     7-22
Vehicles....................................................    11-19
Leasehold improvements......................................      2-3
Nonregulated................................................     3-10

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    MINORITY INVESTMENTS

    Minority investments consist of investments in companies which are accounted for using the equity method.

    CELLULAR LICENSES

    Cellular licenses are stated at net book value. Amortization is computed on the straight-line method over an estimated useful life of 40 years.

    DISCOUNT ON REVENUE BONDS PAYABLE

    The discount on revenue bonds payable is amortized over the life of the related bond issue using the effective interest method.

    REVENUE RECOGNITION

    Recurring revenues are billed one month in advance and are deferred until the month earned. Nonrecurring revenues are billed in arrears and are recognized when earned.

    During 1998 the Utility participated in both interstate and intrastate common line pooled settlements. During 1998 the Utility did not participate in any traffic-sensitive pools. Pooled revenues are based on settlements with the applicable pool's administrator. Intrastate pooled revenues are settled on a monthly basis with the Alaska Exchange Carrier Association (AECA) and are final at the time of settlement. Participation in the AECA pool was discontinued effective January 1, 1999. Interstate pooled revenues are settled on a monthly basis with the National Exchange Carrier Association (NECA). The NECA settlements may be adjusted for a period of up to twenty-four months. Interstate traffic sensitive revenue is based on rates and charges defined in the Utility's interstate tariff approved by the FCC. Interstate traffic sensitive revenue is recognized when earned for both recurring and nonrecurring charges.

    To the extent that disputes arise over revenue settlement procedures, the Utility's policy is to defer revenue collected until settlement methodologies are resolved and finalized.

    MUNICIPAL UTILITY SERVICE ASSESSMENT

    The Municipal Utility Service Assessment (MUSA) is assessed by the Municipality and is calculated based on the net book value of telephone plant in the prior year. Net book value for each tax district is multiplied by the current mill rate to determine the assessment. The Utility also pays a gross receipt tax, which is 1.25% of gross operating revenues, excluding nonregulated revenues.

    ADVERTISING

    Advertising costs are expensed in the period in which they are incurred.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    INCOME TAXES

    The Internal Revenue Code provides that gross income for tax purposes does not include income accruing to a state or territory, or any political subdivision thereof, which is derived from the exercise of any essential governmental function or from any public utility. The Utility is a public utility of the Municipality and is therefore exempt from federal and state income taxes. ACI and its subsidiaries are exempt from federal and state income taxes because ACI is a holding company owned 100% by the Utility.

    GASB NO. 27

    The Utility adopted GASB Statement No. 27, ACCOUNTING FOR PENSIONS BY STATE AND LOCAL GOVERNMENTAL EMPLOYERS, during 1998. GASB No. 27 establishes standards for the measurement, recognition and display of pension expense and related liabilities, assets, note disclosure and applicable required supplementary information in the financial reports of state and local governmental employers. The impact of adopting GASB No. 27 was not material to the financial statements.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Utility has adopted FASB Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Under the provisions of this statement, the Utility has evaluated its long-lived assets for financial impairments and will continue to evaluate them if events or changes in circumstance indicate the carrying amount of such assets may not be fully recoverable.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the December 31, 1997 and 1996 financial statements to conform to the current year's presentation.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(2) TELEPHONE PLANT

    A summary of telephone plant and equipment at December 31, follows:

                                                         1997        1998
                                                       ---------   ---------
Plant in Service
  Cable, wire and conduit............................  $ 166,055   $ 169,705
  Central office equipment...........................    124,199     126,364
  Buildings..........................................     43,908      44,207
  Furniture, computers and support equipment.........     21,580      21,380
  Nonregulated equipment.............................     30,413      36,269
  Vehicles...........................................      7,523       7,499
  Land...............................................      5,101       5,168
  Leasehold improvements.............................        468         741
                                                       ---------   ---------
                                                         399,247     411,333
  Less accumulated depreciation......................   (162,990)   (187,179)
                                                       ---------   ---------
  Net plant in service...............................    236,257     224,154
  Construction work in progress......................     14,412      33,549
                                                       ---------   ---------
  Net telephone plant................................  $ 250,669   $ 257,703
                                                       =========   =========

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(3) LONG-TERM OBLIGATIONS

    Long-term obligations consist of the following at December 31:

    Bonds payable:

                                                                1997        1998
                                                              ---------   ---------
  1993 Series, effective interest rate of 5.49%, due in
    2013....................................................  $ 17,390    $ 16,670
  1994 Series, effective interest rate of 4.38%, due in
    2010....................................................    66,210      54,265
  1996 Series, effective interest rate of 5.71%, due in
    2016....................................................    42,745      41,430
  1997 Series, effective interest rate of 5.18%, due in
    2017....................................................    25,000      24,275
  1998 Series, effective interest rate of 4.44%, due in
    2010....................................................        --      30,000
                                                              --------    --------
                                                               151,345     166,640
  Less: Unamortized loss on refunding.......................    (2,295)     (1,643)
  Less: Current portion.....................................   (14,705)    (16,370)
  Less: Unamortized discount................................      (257)       (226)
  Plus: Unamortized premium.................................       238         678
                                                              --------    --------
Net long-term revenue bonds payable.........................   134,326     149,079
                                                              --------    --------
Equipment financing obligations, interest rates range from
  approximately 4-5%, final payment due in 2004.............        --       6,034
  Less: Current portion.....................................        --      (1,071)
                                                              --------    --------
Net equipment financing obligations.........................        --       4,963
                                                              --------    --------
Note payable:
  Note payable, effective interest rate of 5.98%, due in
    1999....................................................     2,187         173
  Less: Current portion.....................................    (2,014)       (173)
                                                              --------    --------
Net note payable............................................       173          --
                                                              --------    --------
Arbitrage payable...........................................       727         865
                                                              --------    --------
Total long-term obligations.................................  $135,226    $154,907
                                                              ========    ========

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(3) LONG-TERM OBLIGATIONS (CONTINUED)

Debt service requirements are the following for the years ended December 31:

                                                   PRINCIPAL   INTEREST     TOTAL
                                                   ---------   --------   ---------
1999............................................   $ 17,614    $ 8,272    $ 25,886
2000............................................     17,686      7,592      25,278
2001............................................     18,381      6,853      25,234
2002............................................     19,176      6,063      25,239
2003............................................      9,989      5,152      15,141
2004-2008.......................................     41,461     18,580      60,041
2009-2013.......................................     30,825      9,164      39,989
2014-2017.......................................     17,715      1,720      19,435
                                                   --------    -------    --------
                                                   $172,847    $63,396    $236,243
                                                   ========    =======    ========

    The 1993 revenue bond covenants require the establishment of reserves over a five-year period equal to the maximum annual debt service on all outstanding bonds. The 1994 refunding bond covenants require establishment of a reserve in the amount of $9,750. The 1996 revenue bond covenants require an amount equal to the lesser of $4,400 or the maximum annual debt service to be funded in equal installments over four years. The 1997 revenue bond covenants require an amount equal to the lessor of $2,500 or the maximum annual debt service to be funded in equal installments over four years. The 1998 revenue bond covenants require an amount equal to the lessor of $3,000 or the maximum annual debt service to be funded in equal installments over four years. The revenue bond covenants further stipulate that revenues less expenses will be equal to at least 1.4 times the debt service requirements for that year. Expenses are defined as costs for operation and maintenance of the system, excluding depreciation and MUSA for each year. For the years ended December 31, 1998, 1997 and 1996, the Utility complied with the revenue bond covenants.

(4) REFUNDING OF LONG-TERM OBLIGATIONS

    In 1994, the Utility issued refunding bond issues for the purpose of redeeming certain bond issues when they become due or callable. The net proceeds of the refunding bond issue were used to purchase US Government securities which were deposited in an irrevocable trust with an escrow agent to provide all future debt service payments on the refunded bonds. Since payment of these advance refunded issues has been provided, as described above, neither the liability nor the assets irrevocably pledged, including related interest income and expense, are reflected in the accompanying financial statements.

    Defeased bonds as of December 31, 1998 total $11,390 for the 1990 issue.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                         NOTES TO FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(5) RETIREMENT PLANS

    Substantially all employees are covered by one of the following plans.

    INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS (IBEW) PLAN

    The IBEW Plan is a union sponsored defined benefit pension plan for members of the IBEW #1547 Union. The Utility contributed $3.67 per compensable employee hour to the Alaska Electrical Trust Fund in 1998, 1997 and 1996. Utility contributions to this plan were $3,130, $3,379 and $3,608 for the years ended December 31, 1998, 1997 and 1996, respectively. The hourly rate paid by the Utility is determined by the collective bargaining process. The Utility's obligation for IBEW employee retirement is limited to the amount paid to the Alaska Electrical Trust Fund.

    STATE OF ALASKA PUBLIC EMPLOYEES' RETIREMENT SYSTEM PLAN

    As discussed in note 1, the Utility adopted the provisions of GASB Statement No. 27, ACCOUNTING FOR PENSIONS BY STATE AND LOCAL GOVERNMENTAL EMPLOYERS (GASB
27), in 1998.

    STATE OF ALASKA PUBLIC EMPLOYEES' RETIREMENT SYSTEM

    A. PLAN DESCRIPTION

    The Utility contributes to the State of Alaska Public Employees' Retirement System (PERS), a defined benefit, agent multiple-employer public employee retirement system which was established and is administered by the State of Alaska (State) to provide pension, postemployment healthcare, death and disability benefits to eligible employees.

    All full-time Utility employees not covered by the IBEW Plan are eligible to participate in PERS. Benefit and contribution provisions are established by State law and may be amended only by the State Legislature.

    Each fiscal year, PERS issues a publicly available financial report that includes financial statements and required supplementary information. That report may be obtained by writing to the State of Alaska, Department of Administration, Division of Retirement and Benefits, P.O. Box 110203, Juneau, Alaska, 99811-0203 or by calling (907) 465-4460.

    B. FUNDING POLICY AND ANNUAL PENSION COST

    Employee contribution rates are 6.75% as required by State statute. The funding policy for PERS provides for periodic employer contributions at actuarially determined rates that, expressed as a percentage of annual covered payroll, are sufficient to accumulate sufficient assets to pay

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(5) RETIREMENT PLANS (CONTINUED)

benefits when due. The Utility's annual pension cost for the current year and the related information is as follows:

                                                                POSTEMPLOYMENT
                                              PENSION             HEALTHCARE
                                      -----------------------   --------------
Contribution rates:
  Employee..........................           4.86%                1.89%
  Employer..........................           6.36%                2.47%
Annual pension cost.................           $750                  $291
Contributions made..................           $750                  $291
Actuarial valuation date............       June 30, 1996             Same
Actuarial cost method...............   Projected unit credit         Same
Amortization method.................    Level dollar, open           Same
Amortization period.................     Rolling 25 years            Same
Asset valuation method..............  5-year smoothed market         Same
Actuarial assumptions:
  Inflation rate....................            4%                   Same
  Investment return.................           8.25%                 Same
  Projected salary increase.........           5.5%                  N/A
Health cost trend...................            N/A                  5.5%

    The components of annual pension cost for the year ended December 31, 1998 are as follows:

Annual required contribution (ARC)..........................   $1,041
Interest on the net pension obligation (NPO)................       --
Adjustment to the ARC.......................................       --
                                                               ------
Annual pension cost (APC)...................................    1,041
Contributions made..........................................    1,041
Increase in NPO.............................................       --
NPO, beginning of year......................................       --
                                                               ------
NPO, end of year............................................   $   --
                                                               ======

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(5) RETIREMENT PLANS (CONTINUED)

    Three year trend information follows:

                               YEAR ENDED               PERCENTAGE OF APC
                               DECEMBER 31     APC         CONTRIBUTED        NPO
                               -----------   --------   -----------------   --------
Pension......................     1996        $1,032           100%          $
                                  1997           827           100%              --
                                  1998           750           100%              --
Postemployment healthcare....     1996        $  382           100%          $   --
                                  1997           306           100%              --
                                  1998           291           100%              --

    In the current year (the transition year), the Utility determined, in accordance with provisions of GASB No. 27, that no pension liability (asset) existed to PERS and there was no previously reported liability (asset) to PERS.

    Information regarding funding progress follows:

                                                                        UNFUNDED
                                    ACTUARIAL                           ACTUARIAL
                                    VALUATION   ACTUARIAL   ACTUARIAL    ACCRUED                          UAAL AS A
                                      YEAR        VALUE      ACCRUED    LIABILITY                         PERCENTAGE
                                      ENDED      OF PLAN    LIABILITY    (ASSET)     FUNDED    COVERED    OF COVERED
                                     JUNE 30     ASSETS       (AAL)      (UAAL)      RATIO     PAYROLL     PAYROLL
                                    ---------   ---------   ---------   ---------   --------   --------   ----------
Pension benefits..................    1995       $5,417      $4,457      $  (960)     122%     $11,288        (9)%
                                      1996        6,656       5,702         (954)     117%      11,436        (8)%
                                      1997       10,180       7,419       (2,761)     137%      12,290       (22)%
Postemployment healthcare
  benefits........................    1995       $2,036      $1,675      $  (361)     122%     $11,288        (3)%
                                      1996        2,565       2,198         (367)     117%      11,436        (3)%
                                      1997        3,794       2,765       (1,029)     137%      12,290        (8)%

Total.............................    1995       $7,453      $6,132      $(1,321)     122%     $11,288       (12)%
                                      1996        9,221       7,900       (1,321)     117%      11,436       (11)%
                                      1997       13,974      10,184       (3,790)     137%      12,290       (31)%

(6) OTHER EMPLOYEE BENEFITS

    The Municipality offers its employees, including employees of the Utility, a deferred compensation plan (Plan) created in accordance with Internal Revenue Code Section 457. The Plan, available to all Municipal employees, permits them to defer a portion of their salary until future years. The deferred compensation is not available to employees until termination, retirement, death or unforeseeable emergency. It is the opinion of the Municipality's legal counsel that the

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(6) OTHER EMPLOYEE BENEFITS (CONTINUED)

Municipality has no liability for losses under the Plan but does have the duty of due care that would be required of an ordinary prudent investor.

    The municipality believes that it is unlikely that it will use the assets to satisfy the claims of general creditors in the future.

    In accordance with labor agreements, IBEW employees' medical/dental coverage is provided through the Alaska Electrical Health and Welfare Trust Fund. Utility contributions to this fund were $2,859, $3,143 and $2,888 for the years ended December 31, 1998, 1997 and 1996, respectively.

(7) MINORITY INVESTMENTS

    Minority investments held consist of the following at December 31:

                                                  1997       1998     OWNERSHIP %
                                                --------   --------   -----------
Alaskan Choice Television, LLC................   $4,627     $2,651        33%
Alaska Network Systems, Inc...................    2,353      2,015        47%
Internet Alaska, Inc..........................      803        500        30%
Security One, LLC.............................      200        369        20%
                                                 ------     ------
                                                 $7,983     $5,535
                                                 ======     ======

    The Utility is one of three members of a limited liability company, Alaskan Choice Television, LLC (ACTV). ACTV has accumulated substantial losses since inception and is not generating sufficient cash flow to sustain operations. These factors, among others, indicate that ACTV may be unable to continue as a going concern for a reasonable period of time. ACTV's continuation as a going concern is dependent upon its ability to attain additional equity and debt financing and achieve positive cash flow and profitability. ACTV is in negotiation with a potential investor who will provide working capital. The other two members of the limited liability company have agreed to sell their interests to this investor. ACTV expects to complete this transaction in the second quarter of 1999. Additionally, ACTV is in discussion with several financial institutions to provide the necessary debt financing. Pursuant to Statement of Financial Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock", the Utility assessed the recoverability of its investment in ACTV during 1998 and adjusted the carrying value of the investment to its estimated fair value resulting in a noncash impairment loss of approximately $1,500.

(8) RELATED PARTY TRANSACTIONS

    INTRAGOVERNMENTAL CHARGES

    Certain general and administrative functions of the Municipality, including data processing, workers' compensation insurance and medical/dental/life insurance, are centralized and the related cost is allocated to the various funds of the Municipality, including the Utility. Such costs allocated

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(8) RELATED PARTY TRANSACTIONS (CONTINUED)

to the Utility totaled $3,187, $3,672, and $3,204 for the years ended December 31, 1998, 1997, and 1996, respectively.

    These costs are allocated to ATU from the Municipality of Anchorage through an inter-governmental charge system ("IGC") based upon ATU's proportionate share of certain cost drivers, such as manned positions, building square footage or number of transactions processed, depending upon the type of cost being allocated. Certain IGC's are based upon work orders for specific projects between departments. Management believes that the methodology utilized is reasonable. It is not practicable to quantify what such costs would have been on a stand-alone basis.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts.

    The following methods and assumptions were used by the Utility in estimating fair value disclosures for financial instruments:

        Cash, restricted investments, accounts receivable, accounts payable and accrued liabilities, accrued interest, customer deposits and accrued employee benefits--The carrying amounts at December 31, 1998 and 1997 approximate the fair values due to the short maturity of these instruments.

        Long-term debt--The fair value of the Utility's long-term debt is estimated by discounting the future cash flows of the various instruments at rates currently available to the Utility for similar debt instruments of comparable maturities.

    The carrying amount of long-term debt and its estimated fair value at December 31 are as follows:

                                                          1997        1998
                                                        ---------   ---------
Carrying amount.......................................  $153,532    $172,847
Fair value............................................   161,000     181,000

(10) BUSINESS SEGMENTS

    The Utility has adopted FASB Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Utility has three reportable segments: local telephone, long distance and cellular. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Each reportable segment is a strategic business offering different services and is managed separately.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(10) BUSINESS SEGMENTS (CONTINUED)

    The following table illustrates selected financial data for each segment.

                                                        LOCAL       LONG
YEAR ENDED 1996                                       TELEPHONE   DISTANCE   CELLULAR     TOTAL
---------------                                       ---------   --------   --------   ---------
Operating income (loss).............................  $ 18,975    $  (542)   $ 2,483    $ 20,916
Depreciation and amortization.......................    18,460         --      2,036      20,496
Capital expenditures................................    22,280         --      4,992      27,272
Total assets........................................   278,354         81     30,375     308,810

YEAR ENDED 1997
Operating income (loss).............................  $ 17,850    $(3,218)   $ 4,377    $ 19,009
Depreciation and amortization.......................    23,712        114      3,013      26,839
Capital expenditures................................    28,922        664      6,201      35,787
Total assets........................................   287,419      1,757     33,948     323,124

YEAR ENDED 1998
Operating income (loss).............................  $ 21,490    $(3,744)   $ 5,147    $ 22,893
Depreciation and amortization.......................    25,327        164      4,117      29,608
Capital expenditures................................    26,751        275      9,431      36,457
Total assets........................................   295,810      2,532     51,903     350,245

THREE MONTHS ENDED MARCH 31, 1998
Operating income (loss).............................  $  5,318    $  (753)   $   917    $  5,482
Depreciation and amortization.......................     6,184         --        915       7,099
Total assets........................................   304,132      2,494     44,564     351,190

THREE MONTHS ENDED MARCH 31, 1999
Operating income (loss).............................  $  5,807    $  (605)   $   916    $  5,496
Depreciation and amortization.......................     6,335         45      1,054       7,434
Total assets........................................   292,581      3,083     51,032     346,696

(11) COMMITMENTS AND CONTINGENCIES

    CONSTRUCTION COMMITMENTS

    The Municipal Assembly has approved the Utility's 1999 capital budget of $29,200.

    CONTINGENCIES

    The Utility is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of the matters will not have a material adverse effect on the Utility's financial position or results of operations.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(12) BASIS OF PRESENTATION FOR UNAUDITED QUARTERLY INFORMATION

    The accompanying unaudited financial information at March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year or for any future period.

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS


                                            Page
                                            ----
Prospectus Summary........................    3
Risk Factors..............................   12
Use of Proceeds...........................   21
Dividend Policy...........................   21
Capitalization............................   22
Dilution..................................   23
Selected Historical Consolidated Financial
  Data--Alaska Communications Systems
  Group...................................   24
Selected Historical Combined Financial
  Data--Century's Alaska Properties.......   26
Selected Historical Financial Data--ATU...   28
Unaudited Pro Forma Combined Financial
  Statements..............................   30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   36
Industry Overview.........................   57
Business..................................   59
Regulation................................   72
Management................................   81
Insider Relationships and Related Party
  Transactions............................   94
Security Ownership by Management and
  Principal Stockholders..................   95
Description of Indebtedness...............   97
Description of Capital Stock..............  104
Shares Eligible for Future Sale...........  106
U.S. Tax Consequences to Non-U.S.
  Holders.................................  108
Validity of Shares........................  110
Experts...................................  110
Additional Information....................  112
Underwriting..............................  113
Index To Financial Statements.............  F-1



                               10,000,000 Shares



                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.



                                  Common Stock


                                 -------------

                                     [LOGO]

                                 -------------

                              GOLDMAN, SACHS & CO.

                          DONALDSON, LUFKIN & JENRETTE

                               CIBC WORLD MARKETS

                           DEUTSCHE BANC ALEX. BROWN

                               HAMBRECHT & QUIST

                      Representatives of the Underwriters

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered, all of which will be paid by the Registrant:

                                                               AMOUNT
                                                              ---------
SEC registration fee........................................  $ 55,600
NASD filing fee.............................................    20,500
Nasdaq National Market listing fee..........................         *
Printing and engraving expenses.............................         *
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Blue sky fees and expenses..................................         *
Transfer agent and registrar fees and expenses..............         *
Miscellaneous...............................................         *
                                                              --------
Total.......................................................  $
                                                              ========

------------------------

* To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation ("DGCL") provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorney's fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. The Registrant's Certificate of Incorporation provides that the Registrant will indemnify its officers and directors to the fullest extent permitted by Delaware law.

    As permitted by Section 102 of the DGCL, the Registrant's Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

    The Underwriting Agreement is expected to provide that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement to be filed as
Exhibit 1.1 hereto.

    The Registrant maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following is a summary of the transactions by the Registrant during the past three years involving sales of the Registrant's securities that were not registered under the Securities Act:

        (1) Pursuant to a Stock Subscription Agreement, dated as of May 14, 1999, by and among the Registrant and the Investors (as defined therein),
    (a) Fox Paine Capital Fund, L.P. was issued 16,251,658 shares, par value $.01 per share, of common stock ("Common Stock"), (b) FPC Investors, L.P. was issued 241,144 shares of Common Stock, (c) ALEC Coinvestment Fund I, LLC was issued 812,453 shares of Common Stock, (d) ALEC Coinvestment Fund II, LLC was issued 406,227 shares of Common Stock, (e) ALEC Coinvestment Fund III, LLC was issued 487,472 shares of Common Stock, (f) ALEC Coinvestment Fund IV, LLC was issued 487,472 shares of Common Stock, (g) ALEC Coinvestment Fund V, LLC was issued 812,453 shares of Common Stock,
    (h) ALEC Coinvestment Fund VI, LLC was issued 56,872 shares of Common Stock,
    (i) Chamer Company, Inc. was issued 42,248 shares of Common Stock,
    (j) Charles E. Robinson was issued 69,059 shares of Common Stock,
    (k) Wesley E. Carson was issued 43,872 shares of Common Stock and
    (l) Michael E. Holmstrom was issued 16,249 shares of Common Stock. Each Investor thereunder paid approximately $6.15 in cash per share of Common Stock.

        (2) In connection with the acquisitions of Century's Alaska properties and ATU on May 14, 1999, the Registrant granted (a) 172,729 shares of Common Stock to Charles E. Robinson, (b) 85,469 shares of Common Stock to Wesley E. Carson, (c) 64,996 shares of Common Stock to James H. Huesgen and
    (d) 32,498 shares of Common Stock to Wayne P. Graham. Mr. Huesgen and
    Mr. Graham are former members of management. In connection with these grants, Mr. Robinson, Mr. Carson and Mr. Graham each borrowed approximately 40% of the fair market value of their respective grants on a non-recourse basis to pay taxes on the income deemed received by virtue of such grants.

        (3) Pursuant to a Purchase Agreement, dated as of May 11, 1999, by and among the Registrant, on the one hand, DLJ Investment Partners, L.P., DLJ Investment Funding, Inc. and DLJ ESC II L.P., on the other hand (collectively, the "Initial Purchasers"), the Initial Purchasers purchased $46,928,435 aggregate principal amount of 13% Senior Discount Debentures due 2011 (the "Senior Discount Debentures"). In connection with this purchase, the Registrant and the Initial Purchasers entered into a Warrant Agreement, dated as of May 14, 1999, pursuant to which the Initial Purchasers were issued 828,261 warrants (the "Warrants"), each such warrant entitling the Initial Purchasers to purchase one share of Common Stock for $.01 (subject to adjustment). In consideration for the Senior Discount Debentures and the Warrants, the Initial Purchasers paid the Registrant $25.0 million in cash.

        (4) Pursuant to a Purchase Agreement, dated as of May 11, 1999, by and among the Alaska Communications Systems Holdings, Inc., on the one hand, Chase Securities, Inc., CIBC World Markets Corp. and Credit Suisse First Boston Corporation (collectively, the "Notes Initial Purchasers"), the Notes Initial Purchasers purchased $150,000,000 aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2009 (the "Notes") for $150,000,000 in cash. The Registrant and each of Alaska Communications Systems Holdings' subsidiaries has guaranteed Alaska Communications Systems Holdings' obligations under the Notes on a senior subordinated basis.

        (5) Pursuant to a Stock Subscription Agreement, dated as of July 9, 1999, by and between the Registrant and Cook Inlet Region, Inc. ("CIRI"), CIRI purchased 1,624,907 shares of Common Stock for $10 million in cash.


        (6) Pursuant to a Stock Subscription Agreement, dated as of July 6, 1999, by and between the Registrant and Donn T. Wonnell, Mr. Wonnell purchased 16,249 shares of Common Stock for $100,000 in cash.

        (7) On September 27, 1999, John Ayers purchased 16,249 shares of Common Stock for $100,000 in cash.


        (8) The Registrant granted 50,000 shares of Common Stock to Donn T. Wonnell on July 31, 1999. In connection with this grant, Mr. Wonnell borrowed approximately 40% of the fair market value of this grant on a non-recourse basis to pay taxes on the income deemed received by virtue of such grant.



        (9) Pursuant to the ALEC Holdings, Inc. 1999 Stock Incentive Plan, the Registrant granted 3,385,497 options to officers and other employees of the Registrant and its subsidiaries, each such option entitling the holder thereof, once such option vests, to purchase one share of Common Stock for $6.1542 (subject to adjustment). 38,997 of these options were exercised by a consulting company on October 5, 1999.


    The sales described in this Item 15 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. The foregoing transactions did not involve a distribution or public offering. Except as set forth above, no underwriters were engaged in connection with the foregoing issuances of securities, and no commissions or discounts were paid.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS

EXHIBIT
NUMBER    EXHIBIT TITLE
-------   -------------
   1.1    Form of Underwriting Agreement*

   2.1 Purchase Agreement, dated as of August 14, 1998, as amended, by and among ALEC Acquisition Sub Corp., CenturyTel of the Northwest, Inc. and CenturyTel Wireless, Inc.**

   2.2 Asset Purchase Agreement, dated as of October 20, 1998, by and between Alaska Communications Systems, Inc. and the Municipality of Anchorage**

   3.1    Certificate of Incorporation of the Registrant**

   3.2    By-Laws of the Registrant**

   4.1    Specimen of Common Stock Certificate*

   4.2 Stockholders' Agreement, dated as of May 14, 1999, by and among the Registrant and the Investors listed on the signature pages thereto**

   4.3    First Amendment to Stockholders' Agreement, dated as of
          July 6, 1999, by and among the Registrant and the Investors listed on the signature pages thereto**

   4.4    Indenture, dated as of May 14, 1999, by and between Alaska
          Communications Systems Holdings, Inc., the Guarantors (as defined therein) and IBJ Whitehall Bank & Trust Company**

EXHIBIT
NUMBER    EXHIBIT TITLE
-------   -------------
   4.5    Purchase Agreement, dated as of May 11, 1999, by and among
          Alaska Communications Systems Holdings, Inc., the
          Guarantors, Chase Securities Inc., CIBC World Markets Corp.
          and Credit Suisse First Boston Corporation**

   4.6 Indenture, dated as of May 14, 1999, by and between the Registrant and The Bank of New York**

   4.7 First Amendment, dated as of October 29, 1999, to Indenture dated as of May 14, 1999, by and between the Registrant and The Bank of New York*

   4.8 Purchase Agreement, dated as of May 11, 1999, by and among the Registrant, DLJ Investment Partners, L.P., DLJ
          Investment Funding, Inc. and DLJ ESC II, L.P.**

   5.1 Opinion of Wachtell, Lipton, Rosen & Katz (including consent)*

  10.1    Exchange and Registration Rights Agreement, dated as of May
          14, 1999, by and among Alaska Communications Systems
          Holdings, Inc., the Guarantors, Chase Securities Inc., CIBC
          World Markets Corp. and Credit Suisse First Boston
          Corporation**

  10.2    Exchange and Registration Rights Agreement, dated as of May
          14, 1999, by and among the Registrant, DLJ Investment
          Partners, L.P., DLJ Investment Funding, Inc. and DLJ ESC II
          L.P.**

  10.3 Credit Agreement, dated as of May 14, 1999, by and among Alaska Communications Systems Holdings, Inc., the
          Registrant, the financial institutions Lenders party thereto, The Chase Manhattan Bank, Credit Suisse First
          Boston and Canadian Imperial Bank of Commerce**

  10.4 Employment Agreement, dated as of March 12, 1999, by and among Alaska Communications Systems Holdings, Inc., the
          Registrant and Charles E. Robinson**

  10.5 Employment Agreement, dated as of March 12, 1999, by and among Alaska Communications Systems Holdings, Inc., the
          Registrant and Wesley E. Carson**

  10.6    ALEC Holdings, Inc. 1999 Stock Incentive Plan**

  10.7    Alaska Communications Systems Group, Inc. 1999 Stock
          Incentive Plan*

  10.8    Alaska Communications Systems Group, Inc. 1999 Non-Employee
          Director Compensation Plan*

  10.9    Alaska Communications Systems Group, Inc. 1999 Employee
          Stock Purchase Plan*

  21.1    Subsidiaries of the Registrant**

  23.1    Consent of Deloitte & Touche LLP relating to the audited
          financial statements of ALEC Holdings, Inc. as of March 31,
          1999

  23.2 Consent of Deloitte & Touche LLP relating to the audited financial statements of Alaska Communications Systems
          Holdings, Inc. and subsidiaries as of December 31, 1998 and for the period from June 16, 1998 (date of inception) through December 31, 1998 (included in Exhibit No. 23.1)

  23.3 Consent of KPMG LLP relating to the audited combined financial statements of CenturyTel's Alaska Properties as of December 31, 1998 and for the year then ended

  23.4 Consent of Deloitte & Touche LLP relating to the audited combined financial statements of Telephone Fund of Fairbanks
          Municipal Utilities Services as of October 6, 1997 and for the year ended December 31, 1996 and the period ended
          October 6, 1997 (included in Exhibit No. 23.1)

EXHIBIT
NUMBER    EXHIBIT TITLE
-------   -------------
  23.5    Consent of KPMG LLP relating to the audited financial
          statements of Municipality of Anchorage Telephone Utility
          Fund as of December 31, 1997 and 1998 and for each of the
          years in the three-year period ended December 31, 1998

  23.6 Consent of Deloitte & Touche LLP relating to the audited combined financial statements of CenturyTel Alaska
          Properties as of December 31, 1997 and for the year ended
          December 31, 1996, the eleven months ended November 30, 1997 and the one month ended December 31, 1997 (included in Exhibit No. 23.1)

  23.7    Consent of Wachtell, Lipton, Rosen & Katz (included in
          Exhibit No. 5.1)

  24.1    Powers of Attorney (included on signature page)***

  27.1    Financial Data Schedule


------------------------

*   To be provided by amendment

** Filed as an exhibit to the Registrant's Registration Statement on Form S-4, File No. 333-82361


*** Previously filed on October 8, 1999


    (B) FINANCIAL STATEMENT SCHEDULES

       None

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement (No. 333-88573) to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 1st day of November 1999.



                                                 ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

                                                 BY: /S/ MICHAEL E. HOLMSTROM
                                                 -------------------------------------------------
                                                 Name: Michael E. Holmstrom
                                                 Title: Senior Vice President and
                                                          Chief Financial Officer



    Pursuant to the requirements of the Securities Act of 1933, this Amendement No. 1 to Registration Statement (No. 333-88573) has been signed by the following persons in the capacities indicated on November 1, 1999.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *                            Chairman of the Board and Chief Executive
     -------------------------------------------         Officer
                 Charles E. Robinson

                /s/ WESLEY E. CARSON                   President and Chief Operating Officer
     -------------------------------------------
                  Wesley E. Carson

              /s/ MICHAEL E. HOLMSTROM                 Senior Vice President and Chief Financial
     -------------------------------------------         Officer
                Michael E. Holmstrom

                          *                            Vice President, Controller and Assistant
     -------------------------------------------         Secretary
                   Dean A. Ryland

                          *                            Director
     -------------------------------------------
                Dexter W. Paine, III

                          *                            Director
     -------------------------------------------
                     Saul A. Fox

                /s/ JASON B. HURWITZ                   Director
     -------------------------------------------
                  Jason B. Hurwitz

                          *                            Director
     -------------------------------------------
                    Carl H. Marrs



* By:  /s/ MICHAEL E. HOLMSTROM
       --------------------------------------
       Name: Michael E. Holmstrom
       Title: Senior Vice President and
              Chief Financial Officer